As filed with the Securities and Exchange Commission on February 2, 2026

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SS INNOVATIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	3841	47-3478854
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

405, 3rd Floor, iLabs Info Technology Centre

Udyog Vihar, Phase III

Gurugram, Haryana 122016, India

+91 73375 53469

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registered Agents Inc.

7901 4th St N, Suite 300

St. Petersburg, Florida 33702

307-200-2803

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dale S. Bergman Andrew Zuckerman Lewis Brisbois Bisgaard & Smith LLP 110 SE 6th Street, Suite 2600 Fort Lauderdale, FL 33301 (954) 728-1280	Steven M. Skolnick Tracy F. Buffer Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (646) 414-6947

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2026

PRELIMINARY PROSPECTUS

$50,000,000

11,286,681 Shares of Common Stock

We are offering 11,286,681 shares of common stock, par value $0.0001 per share.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SSII.” On January 28, 2026, the closing price for our common stock was $4.43 per share as reported by Nasdaq.

Certain information in this prospectus is based on an assumed public offering price of $4.43 per share (the last reported sale price of our common stock on Nasdaq on January 28, 2026). The actual public offering price per share will be determined between us and the underwriters based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock.

We are a “smaller reporting company” as defined under federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to comply with reduced public company reporting requirements in future filings. See “Prospectus Summary––Implications of Being a Smaller Reporting Company.”

As of the date of this prospectus, Dr. Sudhir Srivastava, our Chairman of the board of directors and Chief Executive Officer, through his Bahamian holding company, Sushruta Pvt Ltd. (“Sushruta”), beneficially owns approximately 58.35% of our issued and outstanding common stock. In addition, he beneficially owns all the outstanding shares of our Series A Non-Convertible Preferred Stock (the “Series A Preferred Shares”), which votes together with the common stock as a single class and affords the holder 51% of the total voting power of the Company, regardless of the number of shares of common stock outstanding. As a result, Dr. Srivastava holds approximately 58.35% of the total voting power of the Company and is the principal and controlling shareholder of the Company. Following this offering, Dr. Sudhir Srivastava will hold approximately 55.23% of the total voting power of the Company (or 54.78% of the total voting power if the underwriters’ option to purchase additional shares is exercised in full) based upon an assumed offering price of $4.43 per share (the last reported sale price of our common stock on Nasdaq on January 28, 2026).

Although eligible, we have elected not to take advantage of Nasdaq’s controlled company governance exemptions applicable to the composition of our board of directors and compensation and nominating and corporate governance committees.

Investing in our securities involves significant risks. You should carefully review the “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses. We have also agreed to issue to Roth Capital Partners, LLC warrants to purchase a number of shares of our common stock equal to 5.0% of the aggregate number of shares of our common stock sold in this offering, including any shares issued pursuant to the underwriters’ over-allotment option (the “Representative Warrants”). See “Underwriting” for additional information regarding total underwriter compensation.

We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional 1,693,002 shares of common stock, solely to cover over-allotments, at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise their option in full, the total underwriting discounts and commissions payable by us will be $             , and the total proceeds to us, before expenses, will be $             .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about      , 2026, subject to satisfaction of customary closing conditions.

Joint-Book-Running Managers

Roth Capital Partners	Needham & Company

The date of this prospectus is     , 2026

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, the terms “SSi,” “the Company,” “we,” “us” and “our” refer to SS Innovations International, Inc., and where appropriate, our subsidiaries.

“SSi,” “SSi Mantra,” SSi logos and other trade names, trademarks or service marks of the Company appearing in this prospectus are the property of SSi. Other trade names, trademarks or service marks appearing in this prospectus are the property of their respective holders. Solely for convenience, trade names, trademarks and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trade names, trademarks and service marks.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various third-party industry and research sources, on assumptions that we have made based on that data and other similar sources and on our knowledge of the markets for our services. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

In addition, industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section captioned “Risk Factors” and elsewhere in this prospectus. These and other factors could cause our actual results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Special Note Regarding Forward-Looking Statements,” and our financial statements and related notes included elsewhere in this prospectus, before making an investment decision.

Business Overview

We are a commercial-stage surgical robotics company focused on transforming patient lives by democratizing access to advanced surgical robotics technologies. We design, manufacture and market an advanced, next-generation and affordable surgical robotic system called the SSi Mantra Surgical Robotic System (the “SSi Mantra”) intended for use in urology, general, gynecology, colorectal, gastroenterology, head and neck, thoracic and cardiac surgeries. While surgical robotic systems have gained acceptance globally in the past two decades for providing greater efficiency, better clinical outcomes and reducing healthcare costs, access to such systems remains largely limited to developed countries such as the United States (the “U.S.”), the European Union (the “EU”) and Japan. With the SSi Mantra, we are breaking down barriers and accelerating access to surgical robotics technologies in underserved regions of the world.

Led and developed by Dr. Sudhir P Srivastava, our founder, Chairman and Chief Executive Officer with a visionary team of engineers, surgeons and industry veterans, the SSi Mantra includes several innovative features to address shortcomings of the current generation of robotic surgery systems. The SSi Mantra marks the realization of Dr. Srivastava’s vision to develop and commercialize a surgical robotic system which would facilitate making robotic surgery affordable and accessible to a global population. We commenced development of the SSi Mantra in 2014, received regulatory approval by the Central Drugs Standard Control Organization (“CDSCO”) India’s equivalent of the U.S. Food and Drug Administration (“FDA”), for its sale and use in India and commercially launched sales in late 2022. We also received ISO 13485 (quality management system) approval for the SSi Mantra in November 2021. The latest generation SSi Mantra 3 was introduced in India with telesurgery and tele-proctoring capabilities along with advanced energy instrumentation. The SSi Mantra 3 received CDSCO approval in November 2024 and has been clinically validated for safety, efficacy and effectiveness for its intended use to perform robotically assisted surgeries.

As of December 31, 2025, we have installed 168 systems, of which 154 are located in India, and 14 at overseas locations. Including our strong foundational market of India, the SSi Mantra installed base currently spans 10 countries. We are currently focusing our efforts on marketing our latest generation SSi Mantra 3 in international markets and anticipate receiving EU and U.S. regulatory approvals to market in those regions in the first half of 2026, however, there can be no assurance as to when or if we will secure such regulatory approvals.

Our commercially installed SSi Mantra systems have been used to perform more than 7,800 surgical procedures including approximately 400 cardiac robotic surgeries across 153 hospitals as of December 31, 2025. The SSi Mantra has been clinically validated for safety, efficacy and effectiveness for its intended use to perform robotically assisted surgeries in more than 100 different types of surgical procedures without any device-related adverse events. These procedures have spanned across the following nine surgical specialties:

Type of Surgical Procedure	No. of Procedures performed as of December 31, 2025	% of total procedures
General Surgery	3,409	43.2%
Urology	2,004	25.4%
Gynecology	1,247	15.8%
Colorectal	444	5.6%
Cardiac	390	4.9%
Gastroenterology	217	2.8%
Head and Neck	93	1.2%
Thoracic	73	0.9%
Plastic/Reconstructive	8	0.1%
Total	*7,885	100%

*	Includes: 121 pediatric surgeries, 120 telesurgeries and 232 surgeries outside of India

In December 2024, we became the first and only company in India to receive CDSCO regulatory approval for use of a robotic surgical system in the performance of Telesurgery and Tele-proctoring procedures. Since receiving such approvals, we have performed more than 120 telesurgeries using our SSi Mantra as of December 31, 2025, including a robotic cardiac surgery over a distance of more than 5,000 miles.

In addition to India, the SSi Mantra has also been granted regulatory approval in Colombia, Ecuador, Guatemala, Indonesia, Kenya, Oman, Philippines, Sri Lanka, Ukraine, and the United Arab Emirates.

Our ISO 13485 (quality management system) approval, CDSCO approval for the manufacture, sale and distribution of our systems and related devices and our Indian export license allow us to market our systems and related devices in 50 non-FDA and non-EU countries without further regulatory approvals, including Chile, Nepal and Nigeria. An additional 79 countries require only minimal registration. Our marketing efforts outside India have been limited to date.

On December 5, 2025, we submitted a 510(k) premarket notification to the FDA for the SSi Mantra for multiple specialty procedure types, including: general, urological, colorectal, gynecological, and cardiac surgery. We believe that the 510(k) regulatory pathway offers potential speed and cost advantages. The FDA has stated that its goal is to complete reviews of 510(k) submissions within 90 days of receipt. However, time to approval could be longer due to factors such as the 15-day acceptance review, the submission of additional information, and a submitter’s response time. We have engaged RQM+, a leading MedTech-focused CRO, to assist with the 510(k) submission. If approved by the FDA, the SSi Mantra would be cleared to market in the U.S. Submission of a 510(k) premarket notification request does not guarantee FDA approval. We have also submitted our technical files to Szutest, an EU Notified Body for the CE certification, which if obtained will allow us to market the SSi Mantra in the EU. We believe that we will be able to secure FDA approval and EU certification in 2026. However, there can be no assurance as to when or if we will secure such regulatory approvals.

We generate revenues from the sale of the SSi Mantra. We offer our SSi Mantra through three selling models: (i) outright purchase, where revenue is realized upfront; (ii) purchase on a deferred or installment payment basis; and (iii) purchase on a pay-per-procedure basis, where revenue is recognized over time. We also earn recurring revenue from the sales of instruments, accessories and services. We sell our systems and related devices directly to customers as well as through distributors.

We believe the SSi Mantra improves patient experience, reduces variabilities and disruption and lowers per-procedure costs. We believe that the SSi Mantra benefits patients, physicians and hospitals by providing access to an advanced and optimized robotic system.

Recent Development

On January 13, 2026, we announced preliminary unaudited revenue and other select operating metrics for the three and twelve months ended December 31, 2025.

For the fourth quarter of 2025, we expect to report:

●	Revenue of approximately $15.0 million, up 85% from revenue of $8.1 million in the fourth quarter of 2024.

●	SSi Mantra installations of 37, up 68% from 22 installations in the fourth quarter of 2024.

For the year ended December 31, 2025, we expect to report:

●	Revenue of approximately $43.0 million, up 108% from revenue of $20.6 million in 2024.

●	SSi Mantra installations of 103, up 119% from 47 installations in 2024.

The SSi Mantra cumulative installed base totaled 168 as of December 31, 2025, up 158% from 65 as of December 31, 2024.

The estimated financial and operating results set forth above are preliminary, unaudited and subject to completion, and may change as a result of management’s continued review. Such preliminary results are subject to the finalization of quarter-end financial and accounting procedures and the completion of the audit of our financial statements for the twelve months ended December 31, 2025. As a result, investors should exercise caution in relying on this information and should not draw any inferences from this information. This preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and reviewed by our independent registered public accounting firm.

Corporate History

We were incorporated in the state of Florida on February 4, 2015, under the name “Avra Surgical Microsystems, Inc.,” and changed its name to “Avra Medical Robotics, Inc.” on November 5, 2015.

From inception through April 13, 2023, we were engaged in developing a fully autonomous medical robotic system using proprietary software which integrated Artificial Intelligence and Deep Learning, or Machine Learning. Our research and development efforts were based in Orlando, Florida, where we established a research partnership with the University of Central Florida.

On April 14, 2023, we consummated the acquisition of CardioVentures, Inc., a Delaware corporation (“CardioVentures”), pursuant to a Merger Agreement dated November 7, 2022 (the “Merger Agreement”), by and among the Company, a wholly owned subsidiary of the Company (“Merger Sub”), CardioVentures and Dr. Sudhir Srivastava, who, through his Bahamian holding company, Sushruta, Pvt. Ltd. (“Sushruta”) owned a controlling interest in CardioVentures.

CardioVentures, through a subsidiary, owned a controlling interest in Sudhir Srivastava Innovations Pvt. Ltd., an Indian private limited company (“SSI-India”), which developed and manufactures and markets the SSi Mantra, an advanced, yet cost-effective surgical robotic system designed to make the benefits of robotic surgery available to a larger part of the global population.

Pursuant to the Merger Agreement, at Closing, Merger-Sub merged with and into CardioVentures (the “CardioVentures Merger”). In the CardioVentures Merger, holders of the outstanding shares of common stock of CardioVentures (including certain parties who provided interim convertible financing during the pendency of the merger, were issued 135,808,884 shares of SSi common stock, representing approximately 95% of issued and outstanding shares of SSi common stock post-merger, with the existing shareholders of SSi holding approximately 6,545,531 shares of SSi common stock representing approximately 5% of issued and outstanding shares of SSi common stock post-merger.

In addition, the holder of CardioVentures common stock also received shares of newly designated Series A Preferred Shares, which affords the holder 51% of our total voting power. As a result of the foregoing, a “Change in Control” of the Company occurred, with Dr. Sudhir Srivastava becoming our principal and controlling shareholder. The Series A Preferred Shares are automatically redeemed by us for nominal consideration at such time as the holder owns less than 50% of the shares issued to it in connection with the CardioVentures Merger.

Contemporaneously with the closing of the CardioVentures Merger on April 14, 2023we changed our name to “SS Innovations International, Inc.,” effected a one-for-10 reverse stock split and increased our authorized common stock to 250,000,000 shares.

In connection with the consummation of the CardioVentures Merger, Dr. Sudhir Srivastava, through Sushruta, assigned all patents, trademarks and other intellectual property used in the development, commercialization, manufacturing and sale of its medical and surgical robotic systems and related devices to one or more wholly owned subsidiaries of SSi.

Corporate Information

Our principal executive offices are located at 404-405, 3rd   Floor, iLabs Info Technology Centre, Udyog Vihar, Phase III, Gurugram, Haryana 122016, India. Our telephone number is +91 73375 53469. Our corporate website is https://ssinnovations.com. Information appearing on our corporate website is not part of this prospectus and is not incorporated by reference herein. We have included our website address as an inactive textual reference only.

Summary Risk Factors

Our business is subject to numerous risks, as more fully described in the “Risk Factors” section immediately following this prospectus summary. These risks include, among others:

●	We are an early-stage revenue company with a limited operating history. We have incurred losses since our inception, we anticipate that we will continue to incur operating losses and negative cash flow for the foreseeable future, and we may never achieve or maintain profitability.

●	We will require significant additional financing to expand marketing of the SSi Mantra, obtain regulatory approvals in the U.S., the EU and other countries where we wish to market our systems and related devices and develop and commercialize enhancements to the SSi Mantra, as well as other related products. A failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our marketing and product development activities.

●	If our SSi Mantra and related devices do not achieve market acceptance in India and abroad, we will not be able to generate the revenue necessary to support our business.

●	We may encounter resistance from customers to the effort required to be trained to use the SSi Mantra and other problems or delays with respect to training that could result in lost revenue.

●	The SSi Mantra and our related devices and operations have not been approved for marketing in the U.S. or the EU, and are and will be subject to extensive and rigorous government regulation by the CDSCO in India, by FDA in the U.S. and by similar agencies in the EU and in many other countries where we plan to market our systems and related devices. If we do not obtain and maintain the necessary international regulatory approvals or certifications, we will not be able to sell our systems and related devices in other countries.

●	We may encounter delays or may not be able to obtain regulatory approval in the U.S. the EU and other countries for the SSi Mantra and related devices.

●	Even if we obtain regulatory approval, we will be subject to ongoing post-market regulatory scrutiny.

●	If defects are discovered in our surgical robotic system and related devices, we may incur additional unforeseen costs stemming from physicians, hospitals and other potential customers possibly not purchasing our systems and related devices and our reputation may suffer. This would have a material adverse effect on our business.

●	The use of our surgical robotic systems exposes us to significant product liability and negligence risks, and our insurance coverage may be inadequate or unavailable; we may be unable to obtain or expand coverage as our business grows.

●	We may encounter manufacturing problems or delays that could result in lost revenue.

●	We could be subject to significant, uninsured losses, which may have a material adverse impact on our business, financial condition, or results of operations.

●	We rely heavily on the consistent supply of components from overseas suppliers for our manufacturing operations.

●	Our reliance on sole- and single-sourced suppliers and ability to purchase at acceptable prices a sufficient supply of materials could harm our ability to meet product demand in a timely manner or within budget.

●	We need to expand our sales and marketing capabilities and clinical and technical support team and the failure to do so could impair our ability to achieve profitability.

●	Our markets are highly competitive and many of our competitors have significantly greater experience, longer operating histories and greater financial resources. If we cannot compete effectively, our business, prospects, financial condition or results of operations will be materially adversely impacted.

●	If we lose our key personnel or are unable to attract and retain additional personnel, our ability to compete will be harmed.

●	We are subject to a variety of risks due to the substantial portions of our operations which are conducted in India.

●	If hospitals are unable to obtain coverage and reimbursement for procedures using our systems and related devices, if reimbursement is insufficient to cover the costs of purchasing our systems and related devices or if limitations are imposed by governments on the amount hospitals can charge for certain procedures, we may be unable to generate sufficient sales to support our business.

●	Tariff policies could hamper our ability to import our surgical robotic systems and related devices and otherwise market our surgical robotic systems and related devices in the U.S.

●	Our business is subject to complex and evolving laws and regulations regarding data privacy, data protection, artificial intelligence, and responsible use of data.

●	If we are unable to protect the intellectual property for our systems and related devices from use by third parties, our ability to compete in the market will be harmed.

●	Others may assert that our systems and related devices infringe on their intellectual property rights, which may cause us to engage in costly disputes and, if we are not successful in defending ourselves, could also require us to pay substantial damages, prohibiting us from selling our systems and related devices.

●	We may be forced to litigate to enforce or defend our intellectual property rights.

●	Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

●	The rights and measures we rely on to protect the intellectual property underlying our systems and related devices may not be adequate to prevent third parties from using our technology, which could harm our ability to compete in the market.

●	Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

●	We may be subject to claims by third parties claiming ownership of what we regard as our own intellectual property.

●	We may be unsuccessful in licensing or acquiring intellectual property rights from third parties that may be necessary to develop, manufacture and/or commercialize our current and/or future systems and related devices or services.

●	Our management has reported that our disclosure controls and procedures and our internal control over financial reporting were not effective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

●	Our Chairman and Chief Executive Officer, who is our principal and controlling shareholder, holds approximately 58.35% of the combined voting power of the Company, which gives him the ability to control our business and may limit or eliminate minority shareholders’ ability to influence corporate affairs.

●	You will experience immediate and substantial dilution in the book value per share of common stock you purchase.

●	If you purchase our securities in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

●	A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

●	The offering price per share in this offering is not an indication of the fair value of our common stock.

●	FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our securities.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our annual reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

The Offering

Securities we are offering	11,286,681 shares

Option to purchase additional shares	We have granted the underwriters an option, exercisable for forty-five (45) days after the date of this prospectus, to purchase up to an additional 1,693,002 shares of Common Stock at the public offering price, less the underwriting discounts and commissions.

Common stock outstanding before this offering:	194,356,700 shares (including 191,559 shares being processed for issuance in connection with employee stock grants under our 2016 Incentive Stock Plan (the “2016 Incentive Plan”)).

Common stock outstanding after this offering	205,643,381 shares (or 207,336,383 shares if the underwriters’ option to purchase additional shares is exercised in full).

Use of proceeds:	We estimate the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $45.8 million (or $52.8 million if the underwriters’ option to purchase additional shares is exercised in full).

We intend to use the net proceeds for working capital and general corporate purposes, which include, but are not limited to expansion of our manufacturing capacity through the installation of additional machinery and equipment, bulk ordering of components for use in manufacturing of our systems and related devices, conducting global clinical trials to meet various regulatory requirements, lease of additional office and manufacturing space, augmenting our working capital and establishing regional marketing offices. See “Use of Proceeds” for more information.

Nasdaq symbol for our common stock	Our common stock is currently listed for trading on Nasdaq under the symbol “SSII.”

Risk Factors	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 8.

The number of shares outstanding immediately following this offering is based on 194,356,700 shares issued and outstanding as of the date of this prospectus (including 191,559 shares being processed for issuance in connection with employee stock grants under the 2016 Incentive Plan), and excludes, as of that date, the following:

●	the 7,578,181 shares of our common stock reserved for issuance under outstanding options under the 2016 Incentive Plan with a weighted-average exercise price of $4.97 per share;

●	the 1,884,107 shares of common stock issuable upon the vesting of outstanding restricted stock grants under the 2016 Incentive Plan; and

●	the 500,000 shares of our common stock issuable upon exercise of outstanding warrants at an exercise price of $8.89 per share.

Unless otherwise indicated, all information in this prospectus assumes:

●	no exercise of the Representative Warrants;

●	no exercise of the outstanding options and warrants; and

●	no exercise by the underwriters of their option to purchase up to 1,693,002 additional shares.

Summary Financial Information

The summary consolidated statements of operations data for each of the years ended December 31, 2024 and December 31, 2023 and the summary consolidated balance sheet data as of December 31, 2024 have been derived from our audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

The summary consolidated statements of operations data for the nine months ended September 30, 2025 and September 30, 2024 and the summary consolidated balance sheet data as of September 30, 2025, have been derived from our unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus. The unaudited consolidated financial statements were prepared on the same basis as our audited financial statements. In our opinion, such financial statements include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements.

You should read this information together with the consolidated financial statements and related notes and other information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statement of Operations	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
	(unaudited)	(unaudited)
Revenues	$27,950,264	$12,533,335	$20,649,528	$5,875,314
Cost of Sales	$(14,783,062)	$(8,049,960)	$(12,197,162)	$(5,149,786)
Operating and Interest Expenses	$(20,622,422)	$(21,711,181)	$(27,603,563)	$(21,603,820)
Net Loss	$(9,656,008)	$(17,227,806)	$(19,151,197)	$(20,878,292)
Net Loss per share, basic and diluted	$(0.05)	$(0.10)	$(0.11)	$(0.14)
Weighted-average shares outstanding- basic	188,720,115	170,750,183	170,847,444	144,866,674
Weighted-average shares outstanding- diluted	197,979,738	181,779,811	181,203,673	152,069,825

Balance Sheet Data	As of September 30, 2025	As of December 31, 2024
	(unaudited)
Cash	$5,681,657	$466,500
Total Assets	$69,577,027	$42,385,213
Total Liabilities	$29,927,721	$28,928,110
Total Stockholders’ Equity	$39,649,306	$13,457,103

RISK FACTORS

An investment in our securities involves a number of very significant risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our securities. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our securities to decline and/or cause you to lose part or all of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that, as of the date of this prospectus, we deem immaterial may also harm our business. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We are an early-stage revenue company with a limited operating history. We have incurred losses since our inception, we anticipate that we will continue to incur operating losses and negative cash flow for the foreseeable future, and we may never achieve or maintain profitability.

We only commercially launched the SSi Mantra in the second half of 2022 and, accordingly, our revenues have been limited to date. Accordingly, we have a limited operating history, we have not yet demonstrated our ability to generate revenue on a consistent basis and we may not be able to operate on a profitable basis. As a result, it is difficult to evaluate our performance and to forecast our future operating results. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by an early-stage revenue company in a highly competitive healthcare industry. We cannot provide any assurance that we will be successful in addressing the risks which we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

We have incurred losses since our inception and expect to continue to incur operating losses and negative cash flow for the foreseeable future. For the years ended December 31, 2024 and December 31, 2023 and the nine months ended September 30, 2025 and September 30, 2024, we had net losses of $19.15 million. $20.88 million, $9.66 million and $17.23 million, respectively. As of December 31, 2024 and September 30, 2025, we had an accumulated deficit of $43.66 million and $53.32 million, respectively. We anticipate that our losses will continue to increase from current levels because we expect to incur additional costs and expenses related to expanding our business, including additional manufacturing costs, sales, marketing and distribution costs, employee related costs, capital expenditures and the costs of complying with government regulations, sales force, manufacturing, distribution and training. To become and remain profitable, we must succeed in continuing to market our SSi Mantra system and generate significant revenue from the sale thereof. We can provide no assurance as to when, or if, we can achieve profitability and, even if we achieve profitability, we may not be able to sustain profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our common stock could also cause you to lose all or part of your investment. These factors raise substantial doubt about our ability to continue as a going concern.

We will require significant additional financing to expand marketing of the SSi Mantra, obtain regulatory approvals in the U.S., the EU and other countries where we wish to market our systems and related devices, and develop and commercialize enhancements to the SSi Mantra, as well as other related products. A failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our marketing and product development activities.

We believe that we will continue to expend substantial resources for the foreseeable future on expanded marketing of our SSi Mantra system, obtain regulatory approvals in the U.S., the EU and other countries where we wish to market our systems and related devices, and develop and commercialize enhancements to our surgical robotic system and related devices.

Our future capital requirements depend on many factors, including:

●	the cost, time and success of expanded marketing efforts of our SSi Mantra system;

●	obtaining regulatory approval of our SSi Mantra system in the U.S., the EU and other countries where we wish to market our systems and related devices;

●	the scope, progress, results and costs of research and development of enhancements to our SSi Mantra system and any future systems and related devices we may seek to develop;

●	the cost of commercialization activities of any enhanced or future products which we may develop and seek to commercialize;

●	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements, if we choose to utilize such arrangements in connection with the commercialization of future systems and related devices;

●	the number and characteristics of any future products we may develop;

●	any product liability or other lawsuits related to our products or commenced against us;

●	the expenses needed to attract and retain skilled personnel;

●	the costs associated with being a public company; and

●	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims or other intellectual property rights, including litigation costs and the outcome of such litigation.

Additional funds may not be available when we need them, on terms that are acceptable to us or at all. If adequate funds are not available to us on a timely basis, we may be required to:

●	delay, limit, reduce or terminate sales and marketing activities for our SSi Mantra system, and other products; or

●	delay, limit, reduce or terminate our research and development activities.

You should exercise caution in relying on the estimated financial and operating results set forth in this prospectus.

The estimated financial and operating results set forth in “Prospectus Summary – Recent Development” above are preliminary, unaudited and subject to completion, and may change as a result of management’s continued review. Such preliminary results are subject to the finalization of quarter-end financial and accounting procedures and the completion of the audit of our financial statements for the twelve months ended December 31, 2025. As a result, investors should exercise caution in relying on this information and should not draw any inferences from this information. This preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and reviewed by our independent registered public accounting firm.

Substantially all of our operating assets are pledged to secure our bank overdraft facility from HDFC Bank in India and in the event of a default under the credit facility, the lender would be entitled to foreclose on its lien which would effectively terminate our operations and business.

We are subject to various risks related to the current bank overdraft facility with HDFC Bank and any future debt we may use to finance our operations. The bank overdraft facility which our Indian subsidiary uses to fund its operations in part poses various risks including:

●	that it requires us to dedicate a portion of our financial resources to the payment of interest and principal, reducing money available to fund working capital, capital expenditures, product development and other general corporate purposes;

●	increases our vulnerability to adverse changes in general economic, industry and market conditions;

●	subjects us to restrictive covenants; and

●	limits flexibility in planning for, or reacting to, changes in our business and industry in which we compete.

A breach of any of the covenants in the agreements governing our existing or future indebtedness could result in an event of default, which, if not cured or waived, could trigger acceleration of our indebtedness which could result in a material adverse effect on our business, financial condition and results of operations.

Moreover, substantially all of our operating assets, which are held by SSI-India and located in India, are pledged to secure our bank overdraft facility from HDFC Bank and will likely be used to secure future indebtedness. In the event of a default under the bank overdraft facility or any subsequent indebtedness, the lender would be entitled to foreclose on its lien, which would effectively terminate our operations and business.

If our SSi Mantra system and related devices do not achieve market acceptance in India and abroad, we will not be able to generate the revenue necessary to support our business.

We believe that our SSi Mantra system offers an important alternative to existing systems due to its advanced technology, significantly lower cost and ease of training and affords the opportunity to bring the benefits of robotic surgery to greater numbers of patients around the world. Achieving physician and patient acceptance of our systems will be crucial to our success. If our systems and related devices fail to achieve market acceptance, customers will not purchase our products and we will not be able to generate the revenue necessary to support our business. We believe that physicians’ acceptance of the benefits of procedures performed using our system and related devices will be essential for acceptance of our system by patients. In addition, we are initially focusing on markets with a low penetration of robotic surgery where hospitals and physicians may be reluctant to adopt a new system because of perceived liability risks. If the SSi Mantra is not accepted by the market in India and abroad, and not competitive with other systems, we may not be able to generate the revenue necessary to support our business and our business, prospects, financial condition and results of operations will be materially adversely affected.

We may encounter resistance from customers to the effort required to be trained to use the SSi Mantra and other problems or delays with respect to training that could result in lost revenue.

We anticipate that there will be a learning process involved for users of our SSi Mantra system to become proficient in its use. Broad use of our system will require training. Market acceptance could be delayed by the time required to complete this training. Even if we are able to overcome market resistance, we may not be able to rapidly train users in numbers sufficient to generate adequate demand for our system.

 The SSi Mantra and our related devices and operations have not been approved for marketing in the U.S. or the EU, and are and will be subject to extensive and rigorous government regulation by the CDSCO in India, by the FDA in the U.S. and by similar agencies in the EU and in many other countries where we plan to market our systems and related devices. If we do not obtain and maintain the necessary international regulatory approvals or certifications, we will not be able to sell our systems and related devices in other countries.

The SSi Mantra and our related devices and operations have not been approved for marketing in the U.S. or the EU, and are and will be subject to extensive rigorous government regulation by the CDSCO in India, by the FDA in the U.S. and by similar agencies in the EU and in many other countries or regions where we plan to market our systems and related devices.

In India, our systems and related devices are primarily regulated under the Indian Medical Device Rules, 2017, as amended by the Medical Device (Amendment) Rules, 2020 (as amended, the “IMDR”), promulgated and administered by the CDSCO. These rules cover various aspects of medical device related regulations, including classification, registration, manufacturing and import, labeling, sales and post-market requirements. Similar to rules in the EU, they mandate that devices are safe and perform their intended function.

Based on intended use of the device, the risks associated with the device and other parameters referred to in the IMDR, the Central Licensing Authority of India classifies Medical Devices into four risk classes: (i) A (low risk); (ii) B (low moderate risk); (iii) C (moderate high risk); and (iv) D (high risk).

The CDSCO has divided the device classifications into 24 panels, whereas our surgical robotic system is classified as a Class B device pertaining to operating room procedures.

Our systems and related devices and operations will be subject to extensive and rigorous regulation in the U.S. by the FDA and by similar agencies in the EU and many other countries or regions in which we may market our systems and related devices. Unless an exemption applies, each medical device that we intend to market in the U.S. must first receive either “510(k) clearance” or “Premarket approval” (“PMA”) from the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (the “FFDCA”). The FDA’s 510(k) clearance process usually takes from four to twelve months, but it can last longer. On December 5, 2025, we submitted a 510(k) premarket notification to the FDA for the SSi Mantra for multiple specialty procedure types, including: general, urological, colorectal, gynecological, and cardiac surgery. We believe that the 510(k) regulatory pathway offers potential speed and cost advantages. The FDA has stated that its goal is to complete reviews of 510(k) submissions within 90 days of receipt. However, time to approval could be longer due to factors such as the 15-day acceptance review, the submission of additional information, and a submitter’s response time. We have engaged RQM+, a leading MedTech-focused CRO, to assist with the 510(k) submission. If approved by the FDA, the SSi Mantra would be cleared to market in the U.S. Submission of a 510(k) premarket notification request does not guarantee FDA approval. We have also submitted our technical files to Szutest, an EU Notified Body for the CE certification, which if obtained will allow us to market the SSi Mantra in the EU. We believe that we will be able to secure FDA approval and EU certification in 2026. However, there can be no assurance as to when or if we will secure such regulatory approvals. The process of obtaining PMA approval is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer.

Our SSi Mantra system could fail to receive regulatory approval for many reasons, including the following:

●	we may be unable to successfully complete any clinical trials which we are required to conduct;

●	we may be unable to demonstrate to the satisfaction of the FDA or other regulatory authorities that our surgical robotic system is safe;

●	the FDA or other regulatory authorities may disagree with the design or implementation of any clinical trials we are required to conduct;

●	the results of clinical trials that we do undertake may not meet the level of statistical significance required by the FDA or other regulatory authorities for approval;

●	the FDA or other regulatory authorities may disagree with our interpretation of data from any preclinical studies or clinical trials we are required to conduct;

●	a decision by the FDA, other regulatory authorities or us to suspend or terminate a clinical trial at any time;

●	the data collected from clinical trials of the SSi Mantra system may be inconclusive or may not be sufficient to obtain regulatory approval in the U.S. or elsewhere; and

●	our manufacturers of supplies needed for manufacturing the SSi Mantra may fail to satisfy FDA or other regulatory requirements and may not pass inspections that may be required by FDA or other regulatory authorities;

We may encounter substantial delays in our regulatory approvals. We cannot guarantee that any preclinical testing or clinical trials which we are required to conduct will be conducted as planned or completed on schedule, if at all. Delays can be costly and could negatively affect our ability to complete any preclinical or clinical trials that we are required to conduct for our medical robotic system. If we are not able to successfully complete any such preclinical or clinical trials in a timely and cost-effective manner, we will not be able to obtain regulatory approval and/or will not be able to commercialize our medical robotic systems, which would have an adverse effect on our business.

To be able to market and sell our systems and related devices in other countries, we must obtain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals, and the time required for regulatory review vary from country to country. Obtaining and maintaining foreign regulatory approvals is expensive, and we cannot be certain that we will receive regulatory approvals in any foreign country in which we plan to market the SSi Mantra. If we fail to obtain regulatory approval in any foreign country in which we plan to market our systems and related devices, our ability to generate revenue will be harmed.

We currently have ISO 13485 (quality management system) approval, CDSCO approval for the manufacture, sale and distribution of our systems and related devices and a license to export our systems and related devices from India. These approvals allow us to market our systems and related devices in India and in 50 non-FDA and non-CE (EU) countries without further regulatory approval and in an additional 79 countries that require only minimal registration. We have received regulatory approval to market and sell our systems and related devices in Colombia, Ecuador, Guatemala, Indonesia, Kenya, Oman, Philippines, Sri Lanka, Ukraine and the United Arab Emirates, and have initiated the regulatory approval process, which if successful will allow us to market our systems and related devices in more than 50 countries within approximately one year.

We have also initiated the process to secure regulatory approvals from the FDA and the EU. However, there can be no assurance as to when we will secure any of the foregoing regulatory approvals, if at all.

If we do not obtain and maintain the necessary international regulatory approvals or certifications, we will not be able to sell our systems and related devices in other countries.

Even if we obtain regulatory approval, we will be subject to ongoing post-market regulatory scrutiny.

Because our medical robotic systems, if approved, will be commercially distributed, numerous post-market regulatory requirements apply, particularly in the U.S. We will be required to timely file various reports with the supervising agencies, including reporting to the FDA if our surgical robotic system has caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. If these reports are not filed in a timely manner, regulators may impose sanctions and sales may suffer, and we may be subject to product liability or regulatory enforcement actions, all of which could harm our business.

If we initiate a correction or removal to reduce a posed health risk, we would be required to submit a publicly available report of correction and removal to the FDA and in many cases, similar reports to other regulatory agencies. This report could be classified by the FDA as a product recall which could lead to increased scrutiny by the FDA, other international regulatory agencies and our customers regarding the quality and safety of our systems and related devices. Furthermore, the submission of these reports has been and could be used by competitors against us in competitive situations and cause customers to delay purchase decisions or cancel orders, which would harm our reputation.

In the U.S., the FDA and the Federal Trade Commission (the “FTC”) also regulate the advertising and promotion of our surgical robotic system to ensure that the claims we make are consistent with our regulatory approvals, that there are adequate and reasonable data to substantiate our claims and that our promotional labeling and advertising is neither false nor misleading in any respect. If the FDA or FTC determines that any of our advertising or promotional claims are misleading, unsubstantiated or impermissible, we may be subject to enforcement actions, including warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions.

The CDSCO, the FDA and many foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement actions by such agencies, which may include any of the following sanctions:

●	adverse publicity, warning letters, fines, injunctions, consent decrees and civil penalties;

●	repair, replacement, refunds, recall or seizure of our systems and related devices;

●	operating restrictions, partial suspension or total shutdown of production; or

●	criminal prosecution.

We will be subject to inspection and marketing surveillance by the CDSCO, the FDA and various foreign agencies, to determine our compliance with regulatory requirements. If an agency finds that we have failed to comply, it can institute a wide variety of enforcement actions, ranging from a regulatory letter to a public warning letter to more severe civil and criminal sanctions, including the seizure of our systems and related devices and equipment or ban on the import or export of our surgical robotic systems. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our business, prospects, financial condition and results of operations.

If defects are discovered in our surgical robotic system and related devices, we may incur additional unforeseen costs stemming from physicians, hospitals and other potential customers possibly not purchasing our systems and related devices and our reputation may suffer. This would have a material adverse effect on our business.

Our SSi Mantra system and related devices incorporate mechanical parts, electrical components, optical components and computer software, any of which can contain errors or failures, especially when first introduced. In addition, new systems and related devices or enhancements to them may contain undetected errors or performance problems that, despite testing, are discovered only after commercial shipment. Because our systems and related devices will be designed for use in complex surgical procedures, we expect that our customers will have an increased sensitivity to such defects. We cannot assure that our medical robotic systems and related devices will not experience component aging, errors or performance problems. If we experience flaws or performance problems, any of the following could occur:

●	delays in product shipments;

●	loss of revenue;

●	delay in market acceptance;

●	diversion of our resources;

●	damage to our reputation;

●	product recalls;

●	regulatory actions;

●	increased service or warranty costs; or

●	product liability claims.

The use of our surgical robotic systems exposes us to significant product liability and negligence risks, and our insurance coverage may be inadequate or unavailable; we may be unable to obtain or expand coverage as our business grows.

Our systems and related devices expose us to significant risks of product liability and negligence claims inherent in the design, manufacture, testing, labeling, training, marketing and sale of medical devices. We will face financial exposure to product liability claims if the use of our systems and related devices causes or is alleged to cause injury or death, including claims alleging design or manufacturing defects, failure to warn or provide adequate instructions, negligence in design or manufacturing, inadequate disclosure of risks, or misuse and off label use by third party users. There is also the possibility that defects in the design or manufacture of the SSi Mantra or its components might necessitate a product recall, field corrective action, safety alert or other remedial action, which could increase the likelihood and cost of claims and investigations.

Any weaknesses in user training, proctoring, servicing or support associated with our surgical robotic system, including reliance on newly hired personnel, independent distributors or contractors in new markets, may also subject us to product liability or negligence lawsuits. We may face liability even where an adverse event is attributable to user error, preexisting patient conditions, off label use or third party component failures supplied by others. Any such claims, regardless of merit or eventual outcome, could be costly to defend, divert management’s attention, damage our reputation, lead to adverse publicity and impair our ability to market our products, and could result in significant monetary damages or injunctive relief.

Although we currently maintain product liability insurance, our insurance coverage may be inadequate or unavailable to cover all losses. Our policies contain limits, deductibles, self-insured retentions and exclusions (which may include, for example, punitive damages or certain categories of claims), and therefore may not cover all types or amounts of liabilities. As we develop and launch new products with new features or enter additional geographic markets, we expect that we will need to increase, broaden or otherwise modify our insurance coverage. However, we may be unable to obtain additional or replacement insurance on commercially reasonable terms or at all, and any available coverage may not be sufficient to protect us against all potential losses. Insurance premiums are volatile and may increase substantially, and insurers may reduce or eliminate available coverages, impose broader exclusions or require higher retentions. In addition, one or more successful claims in excess of our coverage limits, or claims falling within policy exclusions or retentions, could require us to pay substantial amounts out of pocket, which would have a material adverse effect on our business, financial condition and results of operations. In addition, any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, harm our reputation in the industry, significantly increase our expenses and reduce product sales.

A product liability or negligence claim, recall or safety notice, with or without merit, could result in significant legal defense costs and other expenses, and could harm our reputation, reduce demand for our products and result in a decline in revenues. Legal actions also divert management’s attention from our business and could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may encounter manufacturing problems or delays that could result in lost revenue.

Manufacturing the SSi Mantra and related devices is a complex process. If demand for our systems and related devices grows, we may encounter difficulties in scaling-up production, including:

●	problems involving production yields;

●	quality control and assurance;

●	component supply shortages;

●	import or export restrictions on components, materials or technology;

●	shortages of qualified personnel; and

●	compliance with state, federal and foreign regulations.

If demand for our systems and related devices exceeds our manufacturing capacity, we could develop a substantial backlog of customer orders. If we are unable to obtain larger-scale manufacturing capabilities, our ability to generate revenues will be limited and our reputation in the marketplace could be damaged.

We could be subject to significant, uninsured losses, which may have a material adverse impact on our business, financial condition, or results of operations.

For certain risks, we do not maintain insurance coverage due to cost and/or availability. For example, we indemnify our directors and officers for third-party claims and do not carry insurance to cover that indemnity or the related underlying potential losses. Also, we do not carry, among other types of coverage, keyman or loss of profit insurance. In addition, in the future, we may not continue to maintain certain existing insurance coverage or adequate levels of coverage. Premiums for many types of insurance have increased significantly in recent years and, depending on market conditions and our circumstances, certain types of insurance, such as directors’ and officers’ insurance, may not be available in the future on acceptable terms or at all. Because we retain some portion of our insurable risks and, in some cases, we are entirely self-insured, unforeseen or catastrophic losses in excess of insurance coverage could require us to pay substantial amounts, which may have a material adverse impact on our business, financial condition, or results of operations.

We rely heavily on the consistent supply of components from overseas suppliers for our manufacturing operations.

We use several electric, electronic and mechanical components to manufacture our final products and a significant portion of these components are sourced from suppliers located outside of India. If any of these suppliers face disruptions in their operations or if any restrictions are placed on imports of these components into India, it could have an adverse impact on our manufacturing capabilities and cause us to not be able to deliver against orders on a timely basis which could impact our ability to generate revenues.

Reliance on sole- and single-sourced suppliers and our ability to purchase at acceptable prices a sufficient supply of materials could harm our ability to meet product demand in a timely manner or within budget.

We currently do not use any sole-source component suppliers and we believe that various alternative sources of supply are available. Notwithstanding the foregoing, there can be no assurance that in the event of a supply disruption, we will be able to obtain an alternative source of supply at commercially reasonable cost or that any supply disruption will not have a material adverse impact on our business.

We need to expand our sales and marketing capabilities and clinical and technical support team and the failure to do so could impair our ability to achieve profitability.

As we market and sell our systems and related devices outside of India, we need to expand our sales and marketing capabilities. We also need to expand our clinical and technical support team, who will support our sales and marketing organization by providing training, clinical and technical support and other services to our customers before and during the surgery. We will face significant challenges and risks in developing our sales and marketing organization, including:

●	our ability to recruit, train and retain adequate numbers of qualified sales and marketing and clinical and technical support personnel;

●	the ability of sales personnel to obtain access to leading surgeons and persuade adequate numbers of hospitals to purchase our systems and related devices;

●	costs associated with hiring, maintaining and expanding a sales and marketing organization; and

●	government scrutiny with respect to promotional activities in the healthcare industry.

If we are unable to successfully expand our sales and marketing organization and clinical and technical support team, we may be unable to generate revenue and may not become profitable and our customer relationships may be harmed, which would adversely impact our business, prospects, financial condition or results of operations.

Our markets are highly competitive and many of our competitors have significantly greater experience, longer operating histories and greater financial resources. If we cannot compete effectively, our business, prospects, financial condition or results of operations will be materially adversely impacted.

A number of companies manufacture and market or are developing and planning to market various robotic systems that are designed to be used in performing various surgical procedures. Many of these companies have significantly greater experience, longer operating histories and greater financial resources than we do.

We believe that the primary competitive factors in the market we address will be procedural capability, cost of operations, efficacy, ease of use, quality, reliability and effective sales support, training and service. If we cannot compete effectively, our business, prospects, financial conditions or results may be significantly harmed.

If we lose our key personnel or are unable to attract and retain additional personnel, our ability to compete will be harmed.

We are highly dependent on the principal members of our management, scientific and marketing teams, including our Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer – Americas. Our product development plans depend, in part, on our ability to attract and retain engineers with experience in mechanics, electronics, software development and associated skills and experienced individuals to expand our marketing and sales efforts. Attracting and retaining qualified personnel is and will remain critical to our success, and competition for qualified personnel is intense. We may not be able to attract and retain personnel on acceptable terms given constraints on the labor market, the competition for such personnel among technology and healthcare companies and universities, both in India and abroad. The loss of any of these persons or our inability to attract and retain qualified personnel could harm our business and our ability to compete.

We are party to employment and consulting agreements with our executive officers, but we do not currently have key man insurance in place for such persons.

We are subject to a variety of risks due to the substantial portions of our operations which are conducted in India.

Substantially all of our development, manufacturing, marketing and distribution activities are conducted at our facility in New Delhi, India. In addition, substantially all of our revenues to date from sales of our SSi Mantra and related devices have been from sales to customers in India. Our India operations are, and will continue to be, subject to a number of risks including:

●	the failure to obtain or maintain the same degree of protection against infringement of our intellectual property rights due to differing intellectual property protection laws in India from those in the U.S.;

●	Indian regulatory requirements that are subject to change and that could impact our ability to manufacture and sell our systems and related devices;

●	changes in tariffs, trade barriers and regulatory requirements, particularly in light of the aggressive tariff position being taken by the Trump administration;

●	local or national regulations in India that make it difficult or impractical to market or use our systems and related devices;

●	regulations imposed by the Reserve Bank of India (“RBI”), including those related to capital funding, pledging of assets, repatriation of funds and payment of dividends to U.S. corporations;

●	India’s relations with the governments of the other countries in which we operate;

●	the inability or regulatory limitations on our ability to export goods out of India;

●	the risks associated with foreign currency exchange rate fluctuations;

●	different labor relations laws and employee rights;

●	anti-corruption laws and other local laws prohibiting corrupt payments to governmental officials;

●	economic weakness, including inflation, political instability and war; and

●	business interruptions due to natural disasters, outbreak of disease, climate change and other events beyond our control.

Our international operations expose us to various risks which individually or in the aggregate could materially adversely affect our business.

Our international operations expose us to various risks, including delays or failures in obtaining or maintaining regulatory approvals, reliance on third-party distributors, foreign currency exchange rate fluctuations, trade restrictions, changes in healthcare regulations or reimbursement policies, and political, economic, or public health instability in foreign jurisdictions. These risks may increase our operating costs, disrupt supply chains, delay market entry or expansion, or reduce demand for our products. Any of these factors, individually or in the aggregate, could materially and adversely affect our business, financial condition, results of operations, and future prospects.

It may be difficult for you to enforce any judgment obtained in the U.S. against us, our directors or executive officers or our affiliates.

Many of our directors and executive officers reside in India. A substantial portion of our assets and the assets of many of these persons are also located outside of the U.S. As a result, you may be unable to effect service of process upon us outside of India or upon such persons outside their jurisdiction of residence. In addition, you may be unable to enforce against us in courts outside of India, or against these persons outside the jurisdiction of their residence, judgments obtained in courts of the U.S., including judgments predicated solely upon the federal securities laws of the U.S.

We have been advised by our Indian counsel that the U.S. and India do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the U.S. on civil liability, whether or not predicated solely upon the federal securities laws of the U.S., would not be enforceable in India. However, the party in whose favor such final judgment is rendered may bring a new suit in a competent court in India based on a final judgment that has been obtained in the U.S. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is possible that a court in India may not award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain approval from the RBI under the Foreign Exchange Management Act, 1999, to execute such a judgment or to repatriate any amount recovered.

If hospitals are unable to obtain coverage and reimbursement for procedures using our systems and related devices, if reimbursement is insufficient to cover the costs of purchasing our systems and related devices or if limitations are imposed by governments on the amount hospitals can charge for certain procedures, we may be unable to generate sufficient sales to support our business.

In the U.S., hospitals generally bill for the services performed with products such as ours to various third-party payors, such as Medicare, Medicaid, other government programs and private insurance plans. If hospitals do not obtain sufficient reimbursement from third-party payors for procedures performed with our systems and related devices, or if government and private payors’ policies do not cover surgical procedures performed using our systems and related devices, we may not be able to generate the revenues necessary to support our business. In addition, to the extent that there is a shift from an inpatient setting to outpatient settings, we may experience pricing pressure and a reduction in the number of procedures performed. Our success in markets outside the U.S. also depends on the eligibility of our systems and related devices for coverage and reimbursement through government-sponsored healthcare payment systems and third-party payors. Reimbursement practices vary significantly by country. Many markets outside the U.S. have government-managed healthcare systems that control reimbursement for new products and procedures. Other foreign markets have both private insurance systems and government-managed systems that control reimbursement for new products and procedures. Market acceptance of our systems and related devices may depend on the availability and level of coverage and reimbursement in a country within a particular time. In addition, healthcare cost containment efforts similar to those in the U.S. are prevalent in many of the other countries in which we sell, and intend to sell, our systems and related devices, and these efforts are expected to continue.

Tariff policies could hamper our ability to import our surgical robotic systems and related devices and otherwise market our surgical robotic systems and related devices in the U.S.

As a result of the 2024 U.S. Presidential Election, Donald J. Trump was elected President. Mr. Trump has sought to impose tariffs, at times upward of 100%, and has threatened to impose additional tariffs, on goods imported from various countries. We do not currently sell our surgical robotic systems and related devices into the U.S. as we are currently not approved to market our surgical robotic systems and related devices in the U.S. However, in the event that we obtain such approvals we may be subject to tariffs on goods imported from India unless our surgical robotic systems and related devices qualify for an applicable exemption. To the extent our surgical robotic systems and related devices are subject to tariffs and our potential U.S. customers determine the costs of our devices and systems are too high, we may be forced to suspend, reduce the scope of or permanently abandon the implementation of our plans with respect to the U.S. market, which could have material and adverse effects on our plans and strategic initiatives.

Our business is subject to complex and evolving laws and regulations regarding data privacy, data protection, artificial intelligence, and responsible use of data.

There are numerous laws and regulations that require us to protect the personal data we generate, collect, share, and process on behalf of ourself and/or our customers. In addition to U.S. federal and state privacy laws, there are various comprehensive privacy laws across the globe that we are or may become subject to and that impact our business whether related to customers, employees, products, clinical trials, recruitment, or product research and development. We may be subject to significant consequences, including penalties, fines, restrictions on processing personal information, and/or reputational harm for a data breach or failure to comply with such legal requirements.

For example, if we market in the EU, the European Union General Data Protection Regulation 2016/679 and applicable national supplementing laws (collectively, the “GDPR”) requires controllers and processors of data relating to an identifiable living individual or “personal data” to adhere to certain key principles whenever accessing or processing personal data. The EU Data Protection Authorities have been active in their commitment to enforcing the GDPR. The European Data Protection Board, as well as individual member states, continues to refine requirements under the GDPR resulting in increased obligations to demonstrate compliance through policies, procedures, training, transfer impact assessments, privacy notices, and audits. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the U.S., and the efficacy and longevity of current transfer mechanisms between the European Economic Area (“EEA”) and the U.S. remains uncertain. The GDPR provides that EEA member states may, in some circumstances, make their own laws that are more restrictive or prescriptive than GDPR, such as has occurred in France and Germany. Failure to comply with the requirements of the GDPR and the applicable EEA member state laws may result in significant fines, regulatory investigations, reputational damage, orders to cease/change data processing activities, enforcement notices, assessment notices (for a compulsory audit), and/or civil claims (including class actions). Compliance with data protection obligations imposed by the GDPR and EEA member state laws may be onerous and if we market to the EEA it could adversely affect our business, financial condition, or results of operations.

We are subject to applicable privacy laws in India and other foreign jurisdictions in which we market and sell the SSi Mantra.

If we market to the U.S., the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and regulations implemented thereunder, (“HIPAA”), imposes privacy, security, and breach notification obligations on covered entities and their business associates to ensure the confidentiality, integrity, and availability of individually identifiable health information. Entities that are found to be in violation of HIPAA, as a result of a breach of unsecured protected health information, a complaint about privacy practices, or an audit by the U.S. Department of Health and Human Services (“HHS”), may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if they are required to enter into a resolution agreement and corrective action plan with HHS through settlement agreements.

Further, in the U.S., when HIPAA does not apply, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair and/or deceptive acts or practices in violation of Section 5(a) of the FTC Act. The FTC has the authority to initiate enforcement actions against entities that make deceptive statements about privacy and data sharing in privacy policies, fail to limit third-party use of personal health information, fail to implement policies to protect personal health information, or engage in other unfair practices that harm customers or that may violate Section 5(a) of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in proportion to the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Additionally, federal and state consumer protection laws are increasingly being applied by the FTC and states’ attorneys general to regulate the collection, use, storage, and disclosure of personal information, through websites or otherwise, and to regulate the presentation of website content.

At the state level, multiple states have comprehensive consumer privacy laws enacted. Notably, the California Consumer Privacy Act, as amended by the California Privacy Rights Act (“CCPA”) gives California residents expanded rights to access, correct, and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA allows for significant fines by the California attorney general as well as a private right of action from individuals in relation to certain security breaches. Similar laws have passed in other states and are continuing to be proposed at the state and federal level, reflecting the continuing trend toward more stringent privacy legislation in the U.S. These developments are increasing our compliance obligations and risk, including risks of regulatory fines, litigation, and associated reputational harm.

Any failure, or perceived failure, by us to comply with or make effective modifications to our policies or to comply with any federal, state, or international privacy, data-retention, or data-protection-related laws, regulations, orders, or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, a loss of customer confidence, damage to our brand and reputation, and a loss of customers, any of which could have an adverse effect on our business. In addition, various federal, state, and foreign legislative or regulatory bodies may enact new or additional laws and regulations concerning privacy, data-retention, and data-protection issues, including laws or regulations mandating disclosure to domestic or international law enforcement bodies, which could adversely impact our business or our reputation with customers. For example, some countries have adopted laws mandating that some personal information regarding customers in their country be maintained solely in their country. Having to maintain local data centers and redesign products, services, and business operations to limit personal information processing to within individual countries could increase our operating costs significantly.

The European Strategy for Data includes a collection of laws focused on ensuring fundamental principles (including doing business in an ethical way, respecting fundamental rights of individuals, not exploiting individuals, and transparency in collection and use of data) are promoted and adhered to in support of innovation for the benefit of the community. In particular, the AI Act, European Health Data Space, and Data Act and Data Governance Acts regulate personal and non-personal data as well as artificial intelligence. These laws are meant to be read and interpreted together (and in concert with the GDPR), ensuring that innovation respects individuals’ fundamental rights and that businesses act with integrity. The Data Act and European Health Data Space Act provide individual and organizational users of certain systems and devices the right to access a broad range of information not previously available and include, in some cases, rights to secondary uses of such data. These obligations may be interpreted in ways that require us to modify our business practices and products to maintain compliance, potentially increasing costs and operational complexity.

Moreover, some of the AI features of our products involve, or may involve, the processing of personal data and may be subject to laws, policies, legal obligations, and codes of conduct related to privacy and data protection, each of which may be interpreted in ways that may affect the way in which we engage with machine learning and require us to make changes to our business practices and products to comply with such obligations. Our use of AI technologies may involve the storage and transmission of confidential or sensitive information, including personal information of employees, customers, and others, as well as protected health information of clients’ patients. In addition, due to the sensitive nature of the information, the security features of our computers and systems, network, and communications systems infrastructure are critical to the success of our business.

We operate in a highly competitive global medical device and surgical robotics market characterized by rapid technological change, pricing pressure, and the presence of well-capitalized competitors with greater financial, regulatory, manufacturing, and commercial resources than we have.

Our competitors may have established brand recognition, larger installed bases, longer operating histories, and broader customer relationships, which may enable them to respond more effectively to market changes or engage in aggressive pricing, bundling, or promotional strategies. As a result, we may experience reduced demand for our products, longer sales cycles, pricing pressure, or loss of market share, any of which could materially and adversely affect our business, results of operations, and financial condition.

Risks Related to Our Intellectual Property

If we are unable to protect the intellectual property for our systems and related devices from use by third parties, our ability to compete in the market will be harmed.

Our commercial success will depend in part on patents. We have filed and plan on obtaining additional patents and other intellectual property protection for the technologies developed and to be developed for our systems and related devices, and on successfully defending our patents and other intellectual property against third party challenges.

We may incur substantial costs in obtaining patents and, if necessary, defending our proprietary rights. The patent positions of medical device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. We cannot assure you that we will obtain the patent protection we seek or that the protection we receive will be found valid and enforceable if challenged. We also cannot assure you that we will be able to develop additional patentable proprietary technologies. If we fail to obtain adequate protection of our intellectual property, or if any protection we obtain is reduced or eliminated, others could use our intellectual property without compensating us, resulting in harm to our business. We may also determine that it is in our best interests to voluntarily challenge a third party’s products or patents in litigation or administrative proceedings, including patent interferences or reexaminations. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the U.S.

In addition to patents, we may rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical security measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our systems and related devices. If these measures do not protect our rights adequately, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in developing our systems and related devices may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing any of our intellectual property rights, or may design around our proprietary technologies, which would harm our ability to compete in the market.

Moreover, a portion of our intellectual property has been assigned to us from one or more third parties. While we have conducted diligence with respect to such intellectual property, because we did not participate in the development or prosecution of such intellectual property, we cannot guarantee that our diligence efforts identified and/or remedied all issues related to such intellectual property, including potential ownership errors, potential errors during prosecution of such intellectual property and potential encumbrances that could limit our ability to enforce such intellectual property rights.

Others may assert that our systems and related devices infringe on their intellectual property rights, which may cause us to engage in costly disputes and, if we are not successful in defending ourselves, could also require us to pay substantial damages, prohibiting us from selling our systems and related devices.

There may be U.S. and foreign patents which are issued to third parties that relate to our systems and related devices. We do not know whether any of these patents, if challenged, would be held valid, enforceable and infringed. The medical device industry has been characterized by extensive litigation and administrative proceedings regarding patents and other intellectual property rights, and companies have employed such actions to gain a competitive advantage. Our competitors, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained, or may in the future apply for or obtain, patents or other intellectual property that will prevent, limit or otherwise interfere with our ability to make, use, sell and/or export our systems and related devices, services or use of our technologies or product names. As the number of competitors in our market grows and the number of patents issued in this area increases, the possibility of patent infringement claims against us may increase. Moreover, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” purchase patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. Additionally, our systems and related devices include components that we purchase from suppliers and may include design components that are outside of our direct control. If third parties in any patent action are successful, our potential patent portfolio may be damaged, we may have to pay substantial damages, including treble damages, and we may be required to stop selling our systems and related devices or obtain a license which, if available at all, may require us to pay substantial royalties. We cannot be certain that we will have the financial resources or the substantive arguments to defend our patents from infringement or claims of invalidity or unenforceability, or to defend against allegations of infringement of third-party patents. Some of our competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than we can because of greater financial resources and more mature and developed intellectual property portfolios. In addition, any public announcements related to litigation or administrative proceedings initiated by us, or initiated or threatened against us, could cause our stock price to decline.

Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor, including on questions of infringement, validity, enforceability or priority of patents. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any systems and related devices or technology we may develop and any other products or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof.

We may be forced to litigate to enforce or defend our intellectual property rights.

We may be forced to litigate to enforce or defend our intellectual property rights against infringement by competitors, and to protect our trade secrets against unauthorized use. In so doing, we may place our intellectual property at risk of being invalidated, unenforceable or limited or narrowed in scope and may no longer be used to prevent the manufacture and sale of competitive products. Further, an adverse result in any litigation or other proceedings before government agencies such as the U.S. Patent and Trademark Office (the “USPTO”) and comparable foreign patent authorities may place pending applications at risk of non-issuance. Further, interference proceedings, derivation proceedings, entitlement proceedings, ex parte reexamination, inter partes reexamination, inter partes review, post-grant review and opposition proceedings provoked by third parties or brought by the USPTO or any foreign patent authority may be used to challenge inventorship, ownership, claim scope or validity of our patent applications. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential and proprietary information could be compromised by disclosure during this type of litigation.

Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and/or management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of litigation proceedings more effectively than we can because of their greater financial resources and personnel. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to conduct our clinical trials, continue our internal research programs, in-license needed technology or enter into strategic collaborations that would help us bring our technologies to market. Additionally, we may be obligated to indemnify our customers or business partners in connection with litigation and to obtain licenses or refund subscription fees, which could further exhaust our resources. As a result, uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

The rights and measures we rely on to protect the intellectual property underlying our systems and related devices may not be adequate to prevent third parties from using our technology, which could harm our ability to compete in the market.

In addition to patents, we rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical security measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our systems and related devices. If they do not protect our rights adequately, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in developing our systems and related devices may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside the U.S. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and systems and related devices without infringing any of our intellectual property rights or may design around our proprietary technologies.

Obtaining and maintaining patent protections depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment, examination and other deadlines or requirements during the patent application process. In addition, periodic maintenance fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to monitor and attend to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our systems and related devices, we may not be able to stop a competitor from marketing products that are the same as or similar to our systems and related devices, which would have a material adverse effect on our business.

Additionally, patent offices in certain jurisdictions including the USPTO impose a duty to disclose information known to be material to patentability during the application process of a patent. Failure to disclose such information may result in the patent being found invalid or unenforceable. If one or more of our patents are invalidated or found to be unenforceable due to our failure to disclose such information, we could lose certain market exclusivity afforded by those patents and potential competitors could more easily bring products to the market that directly compete with our systems and related devices, which could have a material adverse effect on our business and financial condition.

We may be subject to claims by third parties claiming ownership of what we regard as our own intellectual property.

In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we cannot be certain in the future that such agreements have been executed by all parties who may have contributed to our intellectual property. Our and their assignment agreements may not be self-executing or may be breached and we may not have an adequate remedy for such breach. Furthermore, local laws in the jurisdictions in which we operate may place restrictions on our ability to obtain assignments or the assignment of intellectual property rights in our agreements with employees, consultants and advisors may not be sufficient, or the assignment agreements may be breached. We may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. Our former employees or consultants and any other partners or collaborators who have access to our proprietary know-how, information or technology may assert an ownership right in our patents, patent applications or other intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel which could have a material adverse effect on our competitive business position and prospects. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or systems and related devices, which may not be available on commercially reasonable terms or at all. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

We may be unsuccessful in licensing or acquiring intellectual property rights from third parties that may be necessary to develop, manufacture and/or commercialize our current and/or future systems and related devices or services.

A third party may hold intellectual property rights, including patent rights, that are important or necessary to the development, manufacture and/or commercialization of our current and/or future products or services, in which case we would need to acquire or obtain a license to such intellectual property rights from such third party. A third party that perceives us to be a competitor may be unwilling to assign or license its intellectual property rights to us. In addition, the licensing or acquisition of third-party intellectual property rights is a competitive area, and other companies may also pursue similar strategies to license or acquire such third party’s intellectual property rights. Some of these companies may be established and may have a competitive advantage over us due to their size, capital resources and greater development, manufacture and commercialization capabilities. We also may be unable to license or acquire third-party intellectual property rights on commercially reasonable terms that would allow us to make an appropriate return on our investment, or at all, or we may be unable to obtain any such license or acquisition at all. If we are unable to successfully obtain rights to necessary third-party intellectual property rights, we may not be able to develop, manufacture or commercialize our current and/or future systems and related devices or services, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Status as a Public Company

We are subject to the periodic reporting requirements of the Exchange Act that require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm must review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel must review and assist in the preparation of such reports. The incurrence of such costs is an expense to our operations and thus has a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

Our management has reported that our disclosure controls and procedures and our internal control over financial reporting were not effective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of our Company are being made only in accordance with authorizations of our management and/or directors; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

In our periodic reports under the Exchange Act, we are required to include a report of management on the effectiveness of our internal control over financial reporting. Currently, management has reported that our disclosure controls and procedures and our internal control over financial reporting, were not effective as of December 31, 2024, March 31, 2025, June 30, 2025 and September 30, 2025 at the reasonable assurance level in that:

●	We failed to design adequate controls and procedures to provide reasonable assurance that U.S. GAAP was being properly applied to the matters resulting into the restatement of our quarterly financial statements, including recognition of revenue in case of deferred payment sales, recognition of right of use of certain assets and lease liabilities and functional and other classifications, also leading to certain accounting errors as described in details in the restatement notes as included in the respective amended quarterly financial statements.

●	We do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act.

●	We do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals.

Remediation Plan

The Company has been addressing and remediating these material weaknesses with the support and assistance of the accounting and financial staff employed by our Indian operating subsidiary. We have enhanced the review process for significant transactions to ensure proper accounting treatment under applicable guidelines and have engaged the external experts to provide guidance to the Company staff in the areas of financial reporting, internal controls, and enterprise risk management and assist it in the application of accounting principles to complex transactions. This external expert group is also helping the Company in strengthening its existing internal controls, policies and Standard Operating Procedures (“SOPs”) in all of our major functional areas.

In addition, we have also engaged the services of external experts in the field of designing, development and implementation of a comprehensive cloud-based Enterprise Resource Planning (“ERP”) system. The ERP implementation process involves a detailed process study of each of our business functions and engagement with their respective process owners, identifying their linkages with other business functions and designing report formats, data sourcing and customizing the ERP system and training of the respective teams to meet the business data flow and reporting requirements of each business function. Rollout of this new cloud-based ERP system which is designed to integrate all business functions within the accounting and financial department, will help us to further address the abovementioned weaknesses.

There can be no assurance that our remediation efforts will effectively remedy the identified weaknesses or that additional material weakness in our internal control over financial reporting will be identified in the future. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our securities to decline. We could also become subject to investigation by Nasdaq, the SEC, or other regulatory authorities, which would require additional financial and management resources and attention.

As a smaller reporting company, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects.

Currently, we are a “smaller reporting company,” as defined by Rule 12b-2 of the Exchange Act. As a “smaller reporting company,” we are able to provide simplified executive compensation disclosures in our filings and have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects.

Furthermore, we are a non-accelerated filer as defined by Rule 12b-2 of the Exchange Act, and, as such, are not required to provide an auditor attestation of management’s assessment of internal control over financial reporting, which is generally required for SEC reporting companies under Section 404(b) of the Sarbanes-Oxley Act. Because we are not required to, and have not, had our auditors provide an attestation of our management’s assessment of internal control over financial reporting, a material weakness in internal controls may remain undetected for a longer period.

Risks Related to Our Common Stock

Our Chairman and Chief Executive Officer, who is our principal and controlling shareholder, holds approximately 58.35% of the combined voting power of the Company, which gives him the ability to control our business and may limit or eliminate minority shareholders’ ability to influence corporate affairs.

As of the date of this prospectus, Dr. Sudhir Srivastava, Chairman and Chief Executive Officer, beneficially owns approximately 58.35% of our issued and outstanding common stock. In addition, he beneficially owns all of our Series A Preferred Shares, which vote together with the common stock as a single class and afford the holder 51% of the total voting power of the Company, regardless of the number of shares of common stock outstanding. The Series A Preferred Shares are not convertible into common stock, however the Series A Preferred Shares are automatically redeemed by the Company for nominal consideration at such time as the holder owns less than 50% of the shares issued to it. Together, Dr. Srivastava holds approximately 58.35% of the total voting power of the Company and therefore is our principal and controlling shareholder, and following this offering will be able to determine the outcome of all matters requiring shareholder approval. For example, Dr. Srivastava will be able to control the election of directors, amendment of our organizational documents or approval of any merger, sale of assets or other major corporate transactions. This may prevent or discourage unsolicited acquisition proposals, offers for our common stock or consummation of other corporate matters that you may believe are in your best interest as one of our shareholders.

Although eligible, we have elected not to take advantage of Nasdaq’s controlled company governance exemptions applicable to the composition of its board of directors, compensation, nominating and corporate governance committees.

Our common stock was only recently listed for trading on Nasdaq and accordingly, there can be no assurance that an active liquid market for our common stock will develop and be sustained. If such a market does not develop or is not sustained, you may not be able to sell your shares at or above the offering price per share.

Our common stock is currently listed for trading on Nasdaq under the symbol “SSII.” However, such listing only became effective on April 25, 2025, and accordingly, there can be no assurance that an active liquid market for our common stock will develop and be sustained. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares at the time you wish to sell them, at a price that is attractive to you, or at all. You may not be able to sell your shares at or above the offering price per Share.

The market price and trading volume of our common stock may be volatile and may be affected by economic conditions beyond our control.

The market price of our common stock is likely to be volatile. Some specific factors that could negatively affect the price of our common stock or result in fluctuations in its price and trading volume include:

●	regulatory actions with respect to our SSi Mantra system or our competitors’ products;

●	actual or anticipated fluctuations in our quarterly operating results or those of our competitors;

●	publication of research reports by securities analysts about us or our competitors in the industry;

●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

●	issuances by us of debt or equity securities;

●	litigation involving the Company, including shareholder litigation, investigations or audits by regulators into the operations of SSi or proceedings initiated by our competitors or customers;

●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

●	the passage of legislation or other regulatory developments affecting us or our industry and fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	trading volume of our common stock;

●	sales or perceived potential sales of our common stock by our directors, senior management or our shareholders in the future;

●	short selling or other market manipulation activities;

●	announcement or expectation of additional financing efforts;

●	terrorist acts, acts of war or periods of widespread civil unrest;

●	natural disasters, pandemics and other calamities;

●	changes in market conditions for medical device stocks; and

●	conditions in the U.S. financial markets, the fluctuations in tariff policies under the Trump administration or changes in general economic conditions.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our common stock, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock could be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, the price of our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our common stock to decline.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock. Under its bank overdraft facility with HDFC Bank, SSI–India is prohibited from declaring and paying dividends, which effectively makes us, as a parent holding company, unable to declare and pay dividends as well.

Our board of directors has the authority, without shareholder approval, to issue preferred stock with terms that may not be beneficial to holders of our common stock.

Our Amended and Restated Articles of Incorporation allows us to issue shares of preferred stock without any vote or further action by our shareholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Our Amended and Restated Articles of Incorporation, Bylaws, employment agreements with our executive officers and appointment agreements with our directors, provide for indemnification of directors and officers at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of executive officers and/or directors.

Our Amended and Restated Articles of Incorporation, Bylaws, employment agreements with our executive officers and appointment agreements with our directors provide for the indemnification of officers and directors. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Raising additional funds through debt or equity financing could be dilutive or restrictive and may cause the market price of our securities to decline.

We expect to raise some or all of the funds we need to develop, manufacture and market our systems and related devices by selling our securities, including but not limited to sales of our common stock, in private or public offerings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be substantially diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic collaborations or partnerships, or marketing, distribution or licensing arrangements with third parties, we may be required to limit valuable rights to our intellectual property, technologies, product candidates or future revenue streams, or grant licenses or other rights on terms that are not favorable to us. Furthermore, any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

The anti-takeover provisions of our charter documents and Florida law could affect shareholders.

Certain provisions of our Amended and Restated Articles of Incorporation and Bylaws may have anti-takeover effects and may delay, defer or prevent a takeover attempt of the Company. In addition, Florida has enacted legislation that may deter or hinder takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not have any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates.

Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our common stock.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock. Such a delisting would have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with the listing requirements of Nasdaq. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

Risks Related to this Offering

Resales of our common stock being offered in this Offering in the public market may cause the market price of our common stock to fall.

Sales of a substantial number of shares of our common stock, including the shares being offered in this offering, in the public market could occur at any time. These resales could have the effect of depressing the market price for our common stock.

As of the date of this prospectus, we had 194,356,700 shares of common stock outstanding (including 191,559 shares being processed for issuance in connection with employee stock grants under the 2016 Incentive Plan), substantially all of which may be resold in the public market, subject to certain exceptions for affiliated shareholders. If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the expiration of applicable legal restrictions on resale and the lock-up agreements, the trading price of our stock could decline.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for our Company.

You will experience immediate and substantial dilution in the book value per share you purchase.

The initial public offering price per share is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares in this offering, you will pay an effective price per share you acquire that substantially exceeds our net tangible book value per share of common stock after this offering. Accordingly, you will experience immediate dilution of $4.02 per share, representing the difference between our as adjusted net tangible book value per share of common stock after giving effect to this offering and the initial public offering price per share. In addition, if options to acquire common stock previously issued under our 2016 Incentive Plan are exercised at prices below the offering price, you will experience further dilution. See “Dilution” for a more detailed discussion of the dilution you may incur in connection with this offering.

If you purchase our securities in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

We will likely offer and issue additional shares of our common stock or other equity or convertible debt securities in order to raise additional capital. Future equity offerings or other equity issuances may be at a price per share that is equal to or greater than the price per share paid by investors in this offering. Future investors in such offerings may have rights superior to existing shareholders, and the price per share at which we sell additional shares of common stock or other equity or convertible debt securities in future transactions may be at a higher or lower price per share than the price per share in this offering.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

The securities offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that such sales could occur, could cause the market price of our common stock to decline.

The offering price per share in this offering is not an indication of the fair value of our common stock.

In determining the offering price per share in this offering, our board of directors considered a number of factors, including, but not limited to, our need to raise capital in the near term to continue and expand our operations, the current and historical trading prices of our common stock, a price that would increase the likelihood of participation in this offering and the cost and availability of capital from other sources. No valuation consultant or investment banker has opined upon the fairness or adequacy of the offering price per Share. You should not consider the offering price per share as an indication of the value of our Company or our common stock.

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “A broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under FINRA “suitability” rules. FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and for retail customers determine that the investment is in the customer’s “best interest” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our common stock, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a shareholder’s ability to resell our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Those statements appear in this prospectus, and include statements regarding the intent, belief or current expectations of our Company and management that are subject to known and unknown risks, uncertainties and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” above.

Forward-looking statements in this prospectus may include, without limitation, statements regarding:

(i)	the plans and objectives of management for future operations, including plans or objectives relating to the development of our surgical robotic systems,

(ii)	the timing or likelihood of regulatory filing, approvals and required licenses for our surgical robotic systems;

(iii)	our ability to adequately protect our intellectual property rights and enforce such rights to avoid violation of the intellectual property rights of others;

(iv)	the timing, costs and other aspects of the commercial launch of our surgical robotic systems;

(v)	our estimates regarding the market opportunity, clinical utility, potential advantages and market acceptance of our surgical robotic systems;

(vi)	the impact of government laws and regulations;

(vii)	the potential effect U.S. tariff policies may have on our ability to import our surgical robotic systems and related devices into the U.S., once approval to market has been obtained;

(viii)	our ability to recruit and retain qualified research and development personnel;

(ix)	difficulties in maintaining commercial scale manufacturing capacity and capability and our ability to generate growth;

(x)	uncertainty in industry demand;

(xi)	general economic conditions and market conditions in our industry;

(xii)	future sales of large blocks of our securities, which may adversely impact our share price;

(xiii)	the depth of the trading market in our securities;

(xiv)	a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items; and

(xv)	our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC.

These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions that are difficult to predict.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the SEC, we do not assume any obligation to update any forward-looking statement. We disclaim any intention or obligation to update or revise any forward-looking statement contained herein, whether as a result of new information, future events or otherwise. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statement is made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $45.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds will be approximately $52.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The table below depicts how we plan to utilize the proceeds of this offering, after deducting estimated offering expenses payable by us:

We intend to use the net proceeds of this offering for expansion of our manufacturing capacity through the installation of additional machinery and equipment, bulk ordering of components for use in manufacturing of our systems and related devices, conducting clinical trials to meet various regulatory requirements, lease of additional office and manufacturing space, establishing regional marketing offices, and working capital and other general corporate purposes.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures depend on numerous factors, including the progress of our development efforts and any unforeseen cash needs are difficult to predict. As a result, we cannot currently specify in more detail the percentage of the net proceeds that we may use for each of the listed purposes. Accordingly, we will have broad discretion in the use of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock.

Pending the use of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or government securities.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents and revenues that we anticipate generating from sales of our robotic surgery systems, will be sufficient to fund our operations for a period of not less than 24 months from the closing of this offering. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect.

DIVIDEND POLICY

We have not paid any dividends on our common stock since inception, and we currently expect that, in the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts. Under its bank overdraft facility with HDFC Bank, SSI–India is prohibited from declaring and paying dividends, which effectively makes us, as a parent holding company, unable to declare and pay dividends as well.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2025:

●	on an actual basis; and

●	on an as adjusted basis after giving effect to our issuance and sale of 11,286,681 shares of our common stock in the offering, at an assumed public offering price of $4.43 per share, the closing price per share of our common stock on Nasdaq on January 28, 2026, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with our historical financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2025
	Actual	As Adjusted
Cash and cash equivalents	$5,681,657	$51,506,657
Debt: Bank Overdraft	$10,069,783	$10,069,783
Shareholders’ equity (deficit):
Common stock, $0.0001 par value per share; authorized 250,000,000 shares; 193,592,410 shares issued and outstanding, actual and as adjusted;	$19,358	$20,487
Preferred stock, $0.0001 par value per share; authorized 5,000,000 shares; 1,000 shares of Series A Non-Convertible Preferred Stock, issued and outstanding actual and as adjusted	1	1
Additional paid-in capital	93,353,412	139,177,280
Accumulated deficit	(53,318,557)	(53,318,557)
Accumulated other comprehensive income (loss)	(1,304,825)	(1,304,825)
Total shareholders’ equity (deficit)	38,749,389	84,574,386
Total Capitalization	$48,819,172	$94,644,169

The number of shares of common stock issued and outstanding actual and as adjusted in the table above is based on 193,592,410 shares of our common stock outstanding as of September 30, 2025 and excludes, as of such date, the following:

●	the 7,578,181 shares of our common stock reserved for issuance under outstanding options under our 2016 Incentive Plan with a weighted-average exercise price of $4.97 per share;

●	the 1,607,332 shares of common stock issuable upon the vesting of outstanding restricted stock grants under the 2016 Incentive Plan; and

●	the 500,000 shares of our common stock issuable upon exercise of outstanding warrants at an exercise price of $8.89 per share.

Each $1.00 increase or decrease in the assumed public offering price of $4.43 per share, the closing price per share of our common stock on Nasdaq on January 28, 2026, would increase or decrease, respectively, the amount of cash and cash equivalents, additional paid-in capital, total shareholders’ equity and total capitalization by $10.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. An increase or decrease of 500,000 in the number of shares we are offering would increase or decrease, respectively, the amount of cash and cash equivalents, stockholders’ equity and total capitalization by approximately $2.1 million, assuming the assumed public offering price per share remains the same, and after deducting underwriting discounts and commissions. The pro forma information is illustrative only, and we will adjust this information based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters’ option to purchase additional shares is exercised in full, our as adjusted cash and cash equivalents, total shareholders’ equity, and total capitalization as of September 30, 2025 would be $58.5 million, $91.55 million and $101.6 million, respectively.

DILUTION

If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

As of September 30, 2025, our net tangible book value was $39.65 million, or $0.20 per share of common stock, based on 193,592,410 shares of common stock outstanding as of September 30, 2025.

After giving effect to the sale of 11,286,681 shares of our common stock at an assumed public offering price of $4.43 per share, the closing price per share of our common stock on Nasdaq on January 28, 2026, and after deducting the underwriters discount and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2025 would have been approximately $0.41 per share of common stock. This represents an immediate increase in net tangible book value of approximately $0.21 per share of common stock to our existing common stockholders and an immediate dilution in as adjusted net tangible book value of approximately $4.02 per share of common stock to purchasers of common stock in this offering. We determine dilution per share to investors participating in this offering by subtracting the as adjusted net tangible book value per share after giving effect to this offering from the assumed public offering price per share paid by investors participating in this offering.

The following table illustrates this per share dilution to the new investors purchasing shares in this offering:

Assumed public offering price per share		$4.43
Historical net tangible book value per share as of September 30, 2025	$0.20
Increase in net tangible book value per share attributable to investors purchasing in this offering	$0.21
As adjusted net tangible book value per share as of September 30, 2025 after this offering		$0.41
Dilution per share to investors purchasing in this offering		$4.02

If the underwriters exercise their option to purchase additional shares in full, the adjusted net tangible book value per share of our common stock after giving effect to this offering would be approximately $0.44 per share of common stock and the dilution in adjusted net tangible book value per share to investors in this offering would be approximately $3.99 per share of common stock.

Each $1.00 increase or decrease in the assumed public offering price of $4.43 per share of common stock (the closing price per share of our common stock on Nasdaq on January 28, 2026) would increase or decrease the as adjusted net tangible book value per share by $0.05 per share and the dilution per share to investors participating in this offering by $0.95 per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriters discount and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares of common stock that we are offering. A 500,000 share increase in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase the as adjusted net tangible book value per share by approximately $0.01 and decrease the dilution per share to new investors participating in this offering by approximately $0.01, based on an assumed public offering price of $4.43 per share (the closing price of our common stock on Nasdaq on January 28, 2026), and after deducting the underwriters discount and commissions and estimated offering expenses payable by us. Similarly, a 500,000 share decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value per share by approximately $0.01 and increase the dilution per share to new investors participating in this offering by approximately $0.01, based on an assumed public offering price of $4.43 per share, the closing price of our common stock on Nasdaq on January 28, 2026, and after deducting the underwriters discount and commissions and estimated offering expenses payable by us.

The foregoing discussion and tables are based on 193,592,410 shares of common stock outstanding as of September 30, 2025, and excludes as of such date, the following:

●	the 7,578,181 shares of our common stock reserved for issuance under presently outstanding options under our 2016 Incentive Plan with a weighted-average exercise price of $4.97 per share;

●	the 1,607,332 shares of common stock issuable upon the vesting of outstanding restricted stock grants under the 2016 Incentive Plan; and

●	the 500,000 shares of our common stock issuable upon exercise of outstanding warrants at an exercise price of $8.89 per share.

To the extent that any outstanding options are exercised, new options or other equity awards are issued under our 2016 Incentive Plan, or we issue additional shares in the future, there will be further dilution to new investors participating in this offering.

The information discussed above is illustrative only and will change based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

BUSINESS

Overview

We are a commercial-stage surgical robotics company focused on transforming patient lives by democratizing access to advanced surgical robotics technologies. We design, manufacture and market an advanced, next-generation and affordable surgical robotic system called the SSi Mantra, intended for use in urology, general, gynecology, colorectal, gastroenterology, head and neck, thoracic and cardiac surgeries. While surgical robotic systems have gained acceptance globally in the past two decades for providing greater efficiency, better clinical outcomes and reducing healthcare costs, access to such systems remains largely limited to developed countries such as the U.S., the EU and Japan. With the SSi Mantra, we are breaking down barriers and accelerating access to surgical robotics technologies in underserved regions of the world.

Led and developed by Dr. Sudhir Srivastava, our founder, Chairman and Chief Executive Officer with a visionary team of engineers, surgeons and industry veterans, the SSi Mantra includes several innovative features to address shortcomings of the current generation of robotic surgery systems. The SSi Mantra marks the realization of Dr. Srivastava’s vision to develop and commercialize a surgical robotic system which would facilitate making robotic surgery affordable and accessible to a global population. We commenced development of the SSi Mantra in 2014, received regulatory approval by the CDSCO India’s equivalent of the U.S. FDA, for its sale and use in India and commercially launched sales in late 2022. We also received ISO 13485 (quality management system) approval for the SSi Mantra in November 2021. The latest generation SSi Mantra 3 was introduced in India with telesurgery and tele-proctoring capabilities along with advanced energy instrumentation. The SSi Mantra 3 received CDSCO approval in November 2024 and has been clinically validated for safety, efficacy and effectiveness for its intended use to perform robotically assisted surgeries.

As of December 31, 2025, we have installed 168 systems, of which 154 are located in India, and 14 at overseas locations. Including our strong foundational market of India, the SSi Mantra installed base currently spans 10 countries. We are currently focusing our efforts on marketing our latest generation SSi Mantra 3 in international markets and anticipate receiving EU and U.S. regulatory approvals to market in those regions in the first half of 2026, however, there can be no assurance as to when or if we will secure such regulatory approvals.

Our commercially installed SSi Mantra systems have been used to perform more than 7,800 surgical procedures including approximately 400 cardiac robotic surgeries across 153 hospitals as of December 31, 2025. The SSi Mantra has been clinically validated for safety, efficacy and effectiveness for its intended use to perform robotically assisted surgeries in more than 100 different types of surgical procedures without any device-related adverse events. These procedures have spanned across the following nine surgical specialties:

Type of Surgical Procedure	No. of Procedures performed as of December 31, 2025	% of total procedures
General Surgery	3,409	43.2%
Urology	2,004	25.4%
Gynecology	1,247	15.8%
Colorectal	444	5.6%
Cardiac	390	4.9%
Gastroenterology	217	2.8%
Head and Neck	93	1.2%
Thoracic	73	0.9%
Plastic/Reconstructive	8	0.1%
Total	*7,885	100%

*	Includes: 121 pediatric surgeries, 120 telesurgeries and 232 surgeries outside of India

In December 2024, we became the first and only company in India to receive the CDSCO regulatory approval for use of a robotic surgical system in the performance of Telesurgery and Tele-proctoring procedures. Since receiving such approvals, we have performed more than 120 telesurgeries using our SSi Mantra as of December 31, 2025, including a robotic cardiac surgery over a distance of more than 5,000 miles.

In addition to India, the SSi Mantra has also been granted regulatory approval in Colombia, Ecuador, Guatemala, Indonesia, Kenya, Oman, Philippines, Sri Lanka, Ukraine, and the United Arab Emirates.

Our ISO 13485 (quality management system) approval, CDSCO approval for the manufacture, sale and distribution of our systems and related devices and our Indian export license allow us to market our systems and related devices in fifty non-FDA and non-EU countries without further regulatory approvals, including Chile, Nepal and Nigeria. An additional 79 countries require only minimal registration. Our marketing efforts outside India have been limited to date.

On December 5, 2025, we submitted a 510(k) premarket notification to the FDA for the SSi Mantra for multiple specialty procedure types, including: general, urological, colorectal, gynecological, and cardiac surgery. We believe that the 510(k) regulatory pathway offers potential speed and cost advantages. The FDA has stated that its goal is to complete reviews of 510(k) submissions within 90 days of receipt. However, time to approval could be longer due to factors such as the 15-day acceptance review, the submission of additional information, and a submitter’s response time. We have engaged RQM+, a leading MedTech-focused CRO, to assist with the 510(k) submission. If approved by the FDA, the SSi Mantra would be cleared to market in the U.S. Submission of a 510(k) premarket notification request does not guarantee FDA approval. We have also submitted our technical files to Szutest, an EU Notified Body for the CE certification, which if obtained will allow us to market the SSi Mantra in the EU. We believe that we will be able to secure FDA approval and EU certification in 2026. However, there can be no assurance as to when or if we will secure such regulatory approvals.

We generate revenues from the sale of the SSi Mantra. We offer our SSi Mantra through three selling models: (i) outright purchase, where revenue is realized upfront; (ii) purchase on a deferred or installment payment basis; and (iii) purchase on a pay-per-procedure basis, where revenue is recognized over time. We also earn recurring revenue from the sales of instruments, accessories and services. We sell our systems and related devices directly to customers as well as through distributors.

We believe the SSi Mantra improves patient experience, reduces variabilities and disruption and lowers per-procedure costs. We believe that the SSi Mantra benefits patients, physicians and hospitals by providing access to an advanced and optimized robotic system.

Our Founder, Chairman and Chief Executive Officer

Dr. Sudhir P. Srivastava, M.D., is the founder, Chairman and Chief Executive Officer of SSi. Dr. Srivastava is an internationally recognized robotic cardiothoracic surgeon with more than four decades of clinical, academic, and leadership experience in minimally invasive and robotic surgery across multiple global healthcare systems. Dr. Srivastava completed advanced surgical training in North America and held senior clinical and academic leadership roles in the U.S., including serving as Director of Robotic Cardiac Surgery at the University of Chicago. He was an early adopter and clinical innovator in robotic cardiac surgery and played a significant role in the development and clinical validation of minimally invasive and robotic techniques during the early adoption of surgical robotics in the U.S.

Over the course of his clinical career, Dr. Srivastava has performed more than 1,500 robotic cardiothoracic surgical procedures, including a substantial number of totally endoscopic coronary artery bypass (“TECAB”) procedures. At the time these procedures were performed, this experience represented one of the largest single-surgeon case volumes globally. In addition to his clinical practice, Dr. Srivastava has trained and proctored more than 1,000 surgical teams worldwide and has contributed to surgeon education, procedural standardization, and technology adoption in robotic surgery.

In 2011, Dr. Srivastava founded SSi with the objective of developing advanced surgical robotic technology designed to expand access to minimally invasive surgery in cost-constrained healthcare environments. As founder, Chairman and CEO, he has led our clinical vision, product strategy, and early-stage technology development, working closely with engineering, regulatory, and clinical teams.

Under his leadership, we developed the SSi Mantra system, a modular, multi-specialty platform that was clinically validated in 2021 and commercially launched in 2022. The system was designed to support a broad range of soft-tissue surgical procedures, including cardiac surgery, and to address economic and operational barriers that have historically limited the adoption of robotic surgery in certain markets.

Dr. Srivastava has also overseen the development and demonstration of advanced digital surgery capabilities, including remote surgery and tele-mentoring applications utilizing the SSi Mantra platform. These demonstrations illustrate the potential of robotic and digital technologies to support remote clinical collaboration and surgeon training.

Dr. Srivastava has received multiple international recognitions for his contributions to minimally invasive and robotic cardiac surgery and for his role in advancing surgical innovation and education. As Chairman and Chief Executive Officer, Dr. Srivastava continues to play a key role in shaping our long-term strategy, clinical direction, and innovation roadmap.

Products

The SSi Mantra

The SSi Mantra is designed to enable surgeons to perform a wide range of surgical procedures including cardiovascular, thoracic, head and neck, gynecological, urological, cancer and general surgeries. The SSi Mantra has been clinically validated for safety, efficacy and effectiveness for its intended use to perform robotically assisted surgeries in more than 100 different types of surgical procedures in India without any device related adverse events. As of the date of this prospectus, surgeons have performed over 7,800 surgical procedures in a wide array of fields using the SSi Mantra, including many complex surgeries. The SSi Mantra offers the entire operating room staff three-dimensional, high definition (“3D 4K”) vision, and gives the surgeon a magnified view up to ten times magnification. Our system uses specialized instrumentation, including a miniaturized surgical camera (endoscope) and wristed instruments (for example, scissors, scalpels and forceps) that are designed to help with the precise dissection and reconstruction of anatomical structures within the body. We are currently focusing our efforts on marketing our SSi Mantra 3 in international markets.

The SSi Mantra 3 is comprised of the following components:

Surgeon Console. The SSi Mantra 3 allows surgeons to operate while comfortably seated at an ergonomic open-faced console. Surgeons use a special pair of passive 3D glasses to view a 3D 4K image of the surgical field on a 32-inch 3D 4K resolution monitor with up to ten (10) times magnification, resulting in significantly enhanced vision for the surgeon. The surgeon also has a second large 23-inch 2D touch monitor for system controls and digital imaging and communications in medicine (“DICOM”) applications. The surgeon’s fingers grasp extremely precise ergonomic lightweight magnetic hand controls, with the surgeon’s hands naturally positioned relative to his or her eyes, thereby minimizing strain during the surgeon’s movements. Using electronic hardware, software, algorithms and mechanics, our technology translates the surgeon’s hand movements into precise and corresponding real-time movements of the SSi Mantra instruments positioned through surgical ports going inside of the patient. When using the SSi Mantra 3, the surgeon is able to sit in an ergonomic position and can see both the specific positioning of his or her hands and feet, thereby reducing the learning curve and maintaining comfortable ergonomics during the surgical procedure. The SSi Mantra is also equipped with a head-tracking camera safety feature that detects when the surgeon looks away from the 3D 4K monitor to help prevent inadvertent instrument movement. In addition, the SSi Mantra’s robotic arms hold the camera and instruments steady, offering greater stability for surgeons and operating room staff.

Patient-Side Robotic Arm Carts. The robotic arm carts are modular in design with robotic arms mounted on individual carts, each with a maximum height of 7.2 feet. The modular design offers the flexibility of cart and robotic arm positioning to provide better placement in relation to the procedure and avoid collisions. Further, there is the option of using three, four or five robotic arm configurations based on the users’ preference and specific surgical procedures. Each robotic arm cart includes stability via parking locks, freedom of patient docking and advanced touch-screen controls. Each robotic arm cart has a built-in auto-leveling feature which allows each individual arm cart to be perfectly horizontally level with respect to uneven floor surfaces that may be present in an operating room.

Vision Cart. The vision cart provides an additional 32-inch 3D 4K resolution monitor, identical to the surgeon’s console, for the operating room staff. While wearing the 3D glasses, the entire operating team can view what the surgeon sees with the same depth perception. This ability also helps in reducing the entire team’s learning curve and translates into a safer and more efficient exchange of instruments and introduction of supplies required in surgery. The vision cart also houses the control system for the articulating endoscope and camera and pre-operative guidance software. It has uninterruptible power supply battery backup; universal safety features and incorporates the SSi Mantra multimedia recording and streaming platform.

Tele-Proctoring/Tele-Mentoring Capabilities. The SSi Mantra has a built-in live streaming platform, which provides for remote mentoring and proctoring, thereby resulting in efficient and cost-effective teaching and training capabilities.

Instruments and Accessories

We offer a comprehensive suite of stapling, energy and core instrumentation for our surgical systems, under the brand name of SSi Mudra.

Mudra Technology. The technology employed in our instruments is designed to transform the surgeon’s natural hand movements outside of the body into corresponding controlled movements inside the patient’s body, just as would be available to the surgeon in open surgery. With our technology, a surgeon can also use “motion scaling,” a feature that translates, for example, a three-centimeter hand movement outside the patient’s body into a one-centimeter instrument movement in the surgical field inside the patient’s body. Motion scaling is designed to allow precision and control for delicate tasks. In addition, the advanced software technology of the robotic system filters and eliminates any tremors that may be present in a surgeon’s hands.

Mudra Endo-surgical Instruments. Over 40 instruments that we manufacture have endo wrist technology with 7 degrees of freedom for natural dexterity and tips customized for various surgical procedures. Mudra instruments are offered in an 8.6 mm diameter. We recently completed the development of five new 5-millimeter surgical instruments for clinical use across multiple specialties, including pediatric, cardiac, and head and neck surgery, among other procedures involving smaller anatomical structures. Various Mudra instrument tips include forceps, scissors, electrocautery tools, scalpels and other surgical tools that are familiar to the surgeon from open surgery and conventional minimally invasive surgery (“MIS”). We have also developed and made available over 20 cardiac surgery specific instruments. A variety of instruments may be selected and used interchangeably during surgery. All instruments are sterilizable at the hospital, and most have a minimum reusable lifecycle of 10 uses.. A programmed memory chip inside each instrument performs several functions that help determine how the SSi Mantra and our instruments work together. In addition, the chip generally will not allow the instrument to be used for more than the prescribed number of procedures to help ensure that its performance meets specifications during each procedure.

Accessory Products. We sell various accessory products, which are used in conjunction with the SSi Mantra as surgical procedures are performed. Accessory products include sterile drapes used to help ensure a sterile field during surgery, vision products—such as replacement 3D stereo endoscopes, cannulas for the instruments and camera and special seals to prevent leakage of carbon dioxide gas used during a procedure.

Tele proctoring and Telesurgery. We are the first surgical robotic company to have received a regulatory approval from CDSCO for both tele proctoring and telesurgery. Following the demonstration of our telesurgery capabilities at the SMRSC 2024, a global conference organized by the Company, we began our clinical trials that were conducted to validate this novel approach towards remote surgery. We first conducted two animal trials at a leading laparoscopy hospital in Delhi NCR region located five kilometers away from our telesurgery lab facility. Thereafter, we performed a simple robotic gall bladder removal (Cholecystectomy) to demonstrate safety and efficacy of our SSi Mantra system, when utilized in a remote setting. After this trial, SSi commenced clinical trials wherein six complex urology, oncology and gynecology procedures were performed at Rajiv Gandhi Cancer Institute at a distance of approximately 35 kilometers. We have successfully performed five robotic cardiac telesurgeries between our telesurgery lab in Gurugram and at a hospital in Jaipur located at a distance of approximately 286 kilometers, marking the world’s first accomplishment in the field of robotic cardiac surgery. In March 2025, we used the SSi Mantra 3 to perform robotic cardiac telesurgery over a 2,000 kilometer distance between SSi’s headquarters in Gurugram, and the Aster CMI Hospital in Bengaluru. In July 2025, we successfully completed the world’s first inter-continental robotic cardiac telesurgery on July 19, 2025, from Strasbourg, France to Indore, India, a distance of over 4,000 miles, using the SSi Mantra and the world’s first robotic bariatric telesurgery over a distance of 560 miles from Gurugram, India to Indore, India using the SSi Mantra. In September 2025, we announced the successful completion of the first robotic telesurgery performed from our MantraM bus mobile robotic telesurgery unit and the successful completion of the world’s first pediatric pyeloplasty telesurgery utilizing our SSi Mantra from our headquarters in Gurugram, India to a 16-month-old patient in Hyderabad, India nearly 1,000 miles away. As of the date of this prospectus, more than 120 telesurgeries have been performed, at distances of up to 6,000 miles, utilizing the SSi Mantra.

Instruments under Development

We also have a number of additional sophisticated instruments currently under development. These include:

NADI – Automated Coronary Anastomotic Connector. This instrument is a micro stapling device intended to join two arteries together in cardiac bypass procedures. We intend to offer the instrument in both robotic surgery and manual versions. The manual version is for use by cardiac surgeons who do not have a robotic system and can be utilized in an open or minimally invasive procedure.

SSi Multi-Fire Clip Applier. The SSi Multi-Fire Clip Applier is a cartridge-based clip applicator being developed to be utilized for the hemostasis of blood vessels. Use of such a device is a requirement during many surgical procedures. Currently, the clip applicators traditionally used in surgical procedures require withdrawal of the instrument after each clip is placed resulting in a time-consuming process. By providing a cartridge with multiple clips we believe the SSi Multi-Fire Clip Applier will allow for greater efficiency and time savings during surgical procedures.

SSi Robotic Stapler. We are in the process of finalizing the design and manufacturing of our SSI Robotic Stapler that would have broad applications in General Surgery, Thoracic Surgery and Oncology Surgery. Once development of the SSi Robotic Stapler has been completed, SSI will be the second company globally with a robotic stapler compatible with its robotic surgical platform.

SSi Maya. SSi Maya is an enabling digital platform that compliments the SSI Mantra system and enhances surgical capabilities with Mixed Reality (XR) and AI enabled technologies including the following:

●	SSi Guru. SSi Guru is a virtual tele illustration feature used for tele mentoring with the help of a portable 3D surgery viewer, XR headset and interactive virtual screens.

●	SSi XR Cognitive Skill Simulator. SSi XR Cognitive Skill Simulator is an extended reality (XR) software platform developed to train and educate surgeons and surgical assistants in the application of the SSi Mantra. The system combines a console-based interface with VR-driven instructional modules that provide instrument tracking overlays and guided procedural workflows. This integrated learning environment is designed to strengthen cognitive understanding, reinforce muscle memory, and improve motor skills through repetitive, structured practice, supporting immersive and innovative pre-operative training. The simulator incorporates SSi’s AR Smart Glasses 3D Visualization System, delivering 3D HD 1080p imaging with adjustable interpupillary distance, direct endoscope video input, advanced signal processing, and IMU-based head tracking.

SSi Holographic Anatomy. SSi Holographic Anatomy is an advanced augmented reality tool being developed for the purpose of visualizing anatomies, providing comprehensive patient education, and offering guidance for surgical procedures. SSi Holographic Anatomy is being designed to present patients with three-dimensional DICOM data, enabling them to better understand and engage with their own health information.

SSi Chitrasa - Advanced DICOM Viewer. SSi Chitrasa is being designed to empower robotic surgeons with DICOM visualization capabilities. It includes a state-of-the-art AI enabled application viewer which is seamlessly integrated with the SSi Mantra to provide surgeons with comprehensive tools to enhance their surgical confidence and precision in the operating room.

SSi Mixed Reality Headset. The SSi Mixed Reality Headset is a light-weight set of glasses with a magnified 3D view aimed at improving surgeons’ intraoperative experience by seamlessly interfacing with the SSi Mantra. This device is being designed to offer surgeons an immersive 3D endoscopic feed visualization, while interactable augmented objects provide real-time patient vitals and data for enhanced surgical precision. The collaboration between the SSi Mixed Reality Headset and SSi Mantra technologies will create a comprehensive surgical platform, setting a new standard for intraoperative medical advancements and pushing the boundaries of surgical excellence. Features include:

●	Peripheral view;

●	1080p resolution 3DHD vision;

●	32-inch image projection which allows for one meter depth perception;

●	Two separate left and right eye video signals projected through an optical engine onto an opaque micro-LED screen; and

●	Natural reconstruction of the 3D image by the human brain.

SSi MantraM. In March 2025, we unveiled our Mobile Tele-Surgical Unit, the “SSi MantraM” which is designed to offer access to remote robotically assisted surgical procedures, to geographic areas, which have only limited access to that level of healthcare.

SSi Mantra Tele Surgeon Console (TSC). The SSi Mantra Tele Surgeon Console (TSC) is a compact, self-contained telesurgery workstation designed to enable safe and effective remote surgical operation in environments with limited space. The TSC integrates a compact ergonomic chair with inbuilt electronics, magnetic sensor-based control systems, lightweight 3D viewing glasses, and a magnified three-dimensional view of the surgical field, while its portable, space-efficient design allows deployment in physician offices and other locations with small physical footprints.is a compact, self-contained telesurgery workstation designed to enable safe and effective remote surgical operation in environments with limited space. The TSC integrates a compact ergonomic chair with inbuilt electronics, magnetic sensor-based control systems, lightweight 3D viewing glasses, and a magnified three-dimensional view of the surgical field, while its portable, space-efficient design allows deployment in physician offices and other locations with small physical footprints.

Unlike conventional consoles where the surgeon sits opposing a stationary unit, the TSC features a “surgeon-within-the-console” design, integrating the surgeon directly into the station and offering extensive ergonomic adjustments, including foot pedal retraction and extension, console height adjustment, and fully configurable armrests, along with comprehensive back and neck support to maintain optimal posture and minimize fatigue during prolonged procedures. In October 2025, the first telesurgery using the TSC was successfully performed by Dr. Sudhir Srivastava from his residence in New Delhi, India, demonstrating the system’s portability, ergonomic effectiveness, and feasibility for remote surgical applications.

5mm Surgical Instruments. We recently completed the development of five new 5-millimeter surgical instruments for clinical use across multiple specialties, including pediatric, cardiac, and head and neck surgery, among other procedures involving smaller anatomical structures.

Services

General. We have a network of field service engineers in India and maintain relationships with various distributors around the globe. This infrastructure of service and support specialists offers a full complement of services for our customers, including installation, repair, maintenance, 24/7 technical support and proactive system health monitoring.

Our comprehensive support and program assistance helps ensure customers and care teams maximize program performance and protect their investment.

Readiness and Maintenance Support. Readiness support is operational support to ensure smooth onboarding and the adoption of new systems and technology. Maintenance support helps to maximize operational efficiency and reduce unplanned equipment downtime. It includes services care plans, support teams, monitoring, software upgrades and updates, as well as a customer portal. The service care plan portfolio offers flexible service plans to ensure reliability of the systems and instruments and help optimize the robotics program. Our support team consisting of expert field service, remote technical support and customer care agents assist customers to resolve and prevent any technology issues that could inhibit optimal utilization of our SSi Mantra system. Software upgrades and updates enable the latest product innovations, enhancements and reliability improvements.

Peer Review Papers

The following peer review papers have been published with respect to the SSi Mantra and our technology:

In a peer review paper entitled, “Initial experience of SSI Mantra robot-assisted transabdominal pre-peritoneal repair of primary ventral hernias” by Magan Mehrotra and Chukka Gautam Kumar published on July 30, 2024 in the Journal of Minimal Access Surgery, the authors describe their initial experience with robot-assisted transabdominal pre-peritoneal (rTAPP) repair of small- and medium-sized primary midline ventral hernias using the SSi Mantra.

In a peer review paper entitled, “Robotic uro-oncology applications of SSI Mantra robot” by Sudhir K. Rawal, Ashish Khanna, Amitabh Singh, Sarbartha K. Pratihar, Ishan Malla, Mujahid Ali, Vivek Vasudeo, Kaushik Jaganthan, Bhuvan Kumar, and Nikhil Saurabh published on April 19, 2024 in the Asian Journal of Urology, the authors report on their preliminary clinical experience with the SSi Mantra.

In a peer review paper entitled, “Safety and Efficacy of Robotic Hysterectomy Using the SSI Mantra Robotic System” by Gajbhiye et al. published in 2025 in the Cureus Journal of Medical Science, the authors evaluate the safety, feasibility, and peri-operative outcomes of robotic hysterectomy performed using the SSi Mantra.

In a peer review paper entitled, “Feasibility of One Anastomosis Gastric Bypass Using the SSI Mantra Robotic Platform” by Magan Mehrotra, Chukka Gautam Kumar and Nikhil Mehrotra published on September 16, 2024 in the Journal of Bariatric Surgery, the authors describe the first robotic one anastomosis gastric bypass (OAGB) performed using the SSI Mantra in a patient with severe obesity.

In a peer review paper entitled, “Real-world performance of the SSI Mantra™ robotic system: a multicentric multi-specialty study evaluating its safety and surgical applications” by Somashekhar S.P. (a director of the Company and member of our medical advisory board), Medha Sugara, Kushal Agrawal, Sudhir Kumar Rawal, Amitabh Singh, Magan Mehrotra, Raj Gajbhiye, Chandramohan Vaddi, Srikarthik Voleti, Leena Mehrotra, Ganesh Gorthi, Manjiri Somashekhar, and Nitin Kumar Rajput on December 23, 2025 in the Journal of Robotic Surgery, the authors evaluate the real-world safety, feasibility, and learning curves of the SSI Mantra across India.

Macro Healthcare Trends

Advances in surgical technology are making next-generation robotic systems increasingly versatile across a broad spectrum of procedures, at a time when demographic shifts, including an aging global population, are driving higher demand for surgical interventions and the disease burden from chronic and lifestyle-related conditions continues to rise. These trends are further compounded by workforce challenges, as healthcare systems face shortages of trained professionals, which robotic and digital technologies help address by reducing labor intensity per care episode. From an economic perspective, such systems improve value for both providers and payers through greater efficiency and optimized resource utilization. They also deliver meaningful patient benefits, including reduced surgical trauma, shorter recovery times, and improved clinical outcomes, while offering surgeons significant benefits through enhanced ergonomics, precision, and reduced fatigue. In addition, hospitals benefit from increased revenue potential, lower complication rates, shorter lengths of stay, and overall improved operational efficiency.

Increasing demand for healthcare: The increasing demand for healthcare in emerging markets such as India is driven by population growth and a growing middle class, rising per capita incomes, growing health insurance penetration and changing lifestyles.

These trends are increasingly resulting in patients demanding specialized, higher quality products and services that deliver better clinical outcomes, improved efficiency and an overall superior healthcare experience. According to the New Indian Express, India’s healthcare industry is expected to grow from $638 billion in 2025 to $1.5 trillion by 2030. This growth is supported by favorable demographics, with India continuing to benefit from a large working-age population. The proportion of the Indian population in the working age-group (15–64 years of age) is expected to reach 68.9% by 2030, with a median age of 28.4 years, according to www.dristiias.com. This demographic represents a sizeable consumer base with rising purchasing power and we believe is willing to spend on high-quality healthcare services.. Together, these factors create strong long-term demand fundamentals for advanced healthcare solutions and specialized medical technologies in India.

Growing adoption of technology: India has a large and growing unmet need for advanced surgical care. The country has an extensive healthcare delivery network with tens of thousands of hospitals (including public, private and multi-speciality institutions) performing a very high volume of procedures each year. According to recent industry data, over 30 million surgeries are performed annually in India across various specialties, reflecting the sheer scale of surgical demand in the country, while robotic surgery adoption remains a small but rapidly growing segment of this total surgical volume.

Although precise consolidated national figures on total robotic surgeries in India varies, recent reports indicate that India recorded more than 10,000 robotic assisted procedures in 2024 and industry associations estimate that up to 60,000 robotic-assisted surgeries are now performed annually by over 1,500 trained surgeons spanning general surgery, urology, oncology, gynaecology, cardiology, and other specialties. Recent market intelligence also shows that India has over 950 trained robotic surgeons and more than 180 installed robotic surgical systems across government and private hospitals, with growth expected to accelerate as more systems and training capacity come online.

Significant unmet need: Despite this growth, surgical robotic procedures represent only a small fraction of total surgical volumes in India nationwide, highlighting a significant unmet need for surgical robotic platforms that are affordable, accessible, and supported with strong aftermarket service networks across urban and non-urban centers. The established prevalence of laparoscopic surgery in India has created a large base of laparoscopic surgeons, many of whom are well-positioned to adopt surgical robotic systems as they seek technologies that can facilitate the transition from traditional laparoscopy to robot-assisted surgery, improve precision, reduce recovery times, and expand the scope of minimally invasive procedures.

Increasing health insurance penetration: Health insurance coverage is a critical determinant of access to and demand for healthcare services in India. Insurance penetration has expanded steadily over the last decade, primarily driven by public schemes and growing private insurance adoption. As of 2025, government-backed schemes led by Ayushman Bharat – Pradhan Mantri Jan Arogya Yojana (PM-JAY) have issued over 420 million health cards, making it the world’s largest public health insurance program. When combined with state government schemes and private insurance, a significant share of the population has some form of financial health protection, although household-level surveys indicate that coverage is not yet universal and remains uneven across income groups and states.

India has also made progress in reducing the financial burden on patients. Out-of-pocket expenditure (“OOPE”), which exceeded 60% of total health spending in 2014-2015, declined to approximately 39.4% in 2021-2022. This improvement reflects increased public health spending, wider insurance penetration, and expanded access to empanelled hospitals. Key enablers of this transformation include the National Health Mission, Ayushman Bharat, and the continued growth of medical value travel.

Medical value travel: India has emerged as one of the world’s leading destinations for medical value travel, attracting patients from Asia, Africa, the Middle East, and other markets. According to Mordor Intelligence, the Indian medical tourism market estimated at approximately $12.32 billion in 2026, is projected to grow to $22.1 billion by 2031, at a CAGR of 12.42% during the forecast period (2026-2031), supported by a strong pipeline of complex surgical procedures. Medical tourism has become an important growth driver for surgical volumes, including advanced minimally invasive and robotic procedures. Key factors underpinning this growth include significantly lower treatment costs compared to developed markets, availability of highly skilled doctors, advanced infrastructure in private hospitals, English language proficiency, and improving ease of travel. The Government of India has actively supported this segment through policy initiatives such as e-Medical visas, multiple-entry visas, and extended stay provisions for patients and caregivers.

Favorable regulatory environment: India’s healthcare sector continues to benefit from a supportive and evolving regulatory environment. Public health expenditure has increased steadily, with government policy reiterating a long-term target of raising public health spending toward 2.5% of GDP. The government has also committed substantial investments in healthcare and medical infrastructure over the past decade, alongside structural reforms under the Aatma Nirbhar Bharat Abhiyaan. To strengthen domestic manufacturing, the government introduced the Production-Linked Incentive (PLI) Scheme for Medical Devices, the Scheme for Promotion of Medical Device Parks, and is progressing toward PLI 2.0, including support for in-vitro diagnostics. These initiatives offer capital incentives, infrastructure support, and scale advantages, positioning India as an increasingly attractive hub for medical technology manufacturing and innovation.

Our Strategy

Our initial strategy is to focus on underserved markets, such as India, where market penetration for surgical robotic systems has in large part been limited because of the high costs and steep learning curve for existing systems. After validating the SSi Mantra in these markets, we intend to leverage our advanced technology, significantly lower cost and ease of training to move into other markets, such as the U.S. and Europe. Key elements of this strategy include:

Focus on underserved markets. India, where our operations are based and where we have commercially launched the SSi Mantra, has a population of approximately 1.4 billion people, supported by an extensive network of roughly 70,000 hospitals providing diverse care across urban and rural regions. Compared to the United States, which has approximately 6,000 hospitals, India’s healthcare infrastructure is far larger in scale but still developing in advanced surgical capabilities. Despite this scale, the adoption of robotic surgery in India remains relatively low. As of 2024, India accounted for approximately 6% of the Asia-Pacific robotic surgical systems market and reported over 10,000 robotic-assisted surgeries in 2024 alone, with over 180 installed systems and more than 950 trained robotic surgeons supporting growth in major specialty centers.

Given this under-penetration—surgical robotic procedures comprise only a small fraction of overall surgical volumes in India despite millions of annual operations. We believe there is significant opportunity for affordable, high-performance systems like the SSi Mantra to expand access in underserved domestic markets and globally across Asia, Africa, Europe, Central and South America, and other regions. The surgical robotics market in India is projected to grow robustly over the coming decade, driven by increasing demand for minimally invasive procedures, rising chronic disease prevalence, and broader capability adoption in tertiary care centers, yet accessibility outside of premier institutions remains limited.

Focus on key institutions. Our marketing efforts are focused on large multi-specialty care hospitals where most complex surgical procedures are performed. Following the initial placement at a given hospital, we intend to expand the number of physicians who use the SSi Mantra and work with the hospitals and their surgeons to promote patient education as to the benefits and cost effectiveness of our system. We believe that these efforts will not only result in both increased usage and additional sales of instruments and systems at hospitals that purchase the system, but also increased demand from competing hospitals, surgeons and other physicians.

Focus on Leading Surgeons to Drive Rapid and Broad Adoption. We place significant emphasis on marketing the SSi Mantra to leading surgeons who are “thought leaders” in their institutions and fields. In this regard, we have established both an Indian Medical Advisory Board and an International Advisory Board consisting of leading surgeons in their respective fields. We believe that the participation of these surgeons in our product development and their use of the SSi Mantra will generate confidence in many other surgeons to utilize the system for all types of surgical procedures.

Continued Development and Marketing. We intend to continue developing and enhancing our technology and products and to communicate the benefits and advantages of the SSi Mantra (lower cost, ease of training and improved patient outcomes) in India and the other markets we plan to enter.

Evaluation, Familiarization and Training Agreements with Major Medical Facilities. We have and intend to continue entering into agreements with major medical facilities to install the SSi Mantra for evaluation, familiarization and training purposes. As of the date of this prospectus, we had entered into such agreements with approximately ten hospital networks in India and with Johns Hopkins University in Baltimore, Maryland.

National and International Medical Conferences. We have and intend to continue to participate in International and National Conferences hosted by nationally accredited and internationally acclaimed bodies to help both raise awareness about the SSi Mantra platform and provide surgeons with the opportunity to view our SSi Mantra system. Our first Global SMRSC (SSi Mantra Robotic Surgery Conference) that was hosted in January 2024, was attended by over 700 national and international faculty and our second Global SMRSC that was hosted in March 2025, was attended by over 1,400 participants and displayed the increased capabilities of the SSi Mantra 3, including the performance of telesurgery and the introduction of our mobile robotic surgical system. At both conferences, key opinion leaders from India and abroad were given a platform to discuss their experience with the SSi Mantra and foster discussions regarding the global potential of our cost-effective surgical robotic system.

Clinical Applications

The SSi Mantra has been clinically validated for safety, efficacy and effectiveness for its intended use to perform robotically assisted surgeries in more than one hundred different types of surgical procedures in India without any device related adverse events. As of December 31, 2025, we have installed 168 systems, of which 154 are located in India and 14 at overseas locations which have been used to perform more than 7,800 surgical procedures (compared to 2,759 cumulative surgical procedures as of December 31, 2024), including cardiovascular, thoracic, head and neck, gynecological, urological, cancer and general surgeries. We maintain productive collaborations with leading surgeons to explore and develop new techniques and applications for robotic-assisted surgery with the SSi Mantra. We primarily focus our development efforts on those procedures in which we believe our products bring the highest patient value, surgeon value and hospital value. Representative surgical applications are described below.

Cardiovascular Surgery

Internal Mammary Artery Dissection. In a coronary artery bypass graft procedure used in cardiac surgery, a blocked coronary artery is bypassed with a graft. When available, an artery from the chest called the internal mammary artery is dissected from its natural position and grafted into place to perform the bypass. Because the internal mammary artery is located inferior to the anterior surface of the chest, dissection of the vessel is challenging using existing surgical instruments through the three- to five-inch incision commonly used in a non-robotic coronary artery bypass graft procedure. Our products have multiple joints that emulate the surgeon’s shoulders and elbows, allowing exact positioning of the instruments inside the patient’s chest. In addition, our Mudra instrument joints are designed to permit the surgeon to reach behind the tissues for easier dissection of the internal mammary artery. Thus, we believe that the internal mammary artery can be dissected with greater ease and precision using the SSi Mantra.

Totally Endoscopic Coronary Artery Bypass Surgery (TECAB). Coronary artery bypass graft surgery demands that the surgeon delicately dissect and precisely suture very small structures, which are less than two millimeters in diameter, under significant magnification. These procedures are difficult when performed in open surgery. They are even more difficult when performed using a limited incision approach and can be challenging to perform when the heart is beating. As a result, this procedure is typically done as open surgery by stopping the heart and using a heart/lung bypass machine. The technology employed by the SSi Mantra is designed to allow surgeons to perform scaled instrument movements that can be even more precise than the movements used in open surgery, thus enabling precise suturing of single and multiple coronary vessels on a stopped or beating heart.

Mitral and Aortic Valve Repair/Replacement. Valve repair and replacement surgeries are challenging even when using open surgical techniques. Significant exposure of the surgical field is essential to the identification and precise manipulation of valves and other structures inside the heart and is key to successful surgical outcomes with minimal complications. Motion scaling allows a surgeon using the SSi Mantra to maneuver instruments inside the patient even more precisely than is possible in open surgery. The SSi Mantra has enabled heart valve repairs to be performed through small ports in a manner that could not have been accomplished with open surgery.

Thoracic Surgery

Conventional approaches to surgical procedures in the thorax include both open and video-assisted thoracoscopic approaches. Procedures performed via these methods include pulmonary wedge resection, pulmonary lobectomy, thymectomy, mediastinal mass excision and esophagectomy.

Head and Neck Surgery

Transoral Surgery. Head and neck cancers are typically treated by either surgical resection or chemo-radiation, or a combination of both. Surgical resection performed by an open approach may require a “jaw-splitting” mandibulotomy. This procedure, while effective in treating cancer, is potentially traumatic and disfiguring to the patient. Less invasive approaches via the mouth (transoral surgery) are challenged by line-of-sight limitations dictated by conventional endoscopic tools. Chemo-radiation as a primary therapy allows patients to avoid traumatic surgical incisions however, medical literature suggests that this modality diminishes patients’ ability to speak and swallow normally. Robotically assisted transoral surgery allows surgeons to operate on tumors occurring in the oropharynx (i.e., tonsil and base of tongue) and larynx via the mouth and to overcome some of the line-of-sight limitations of conventional transoral surgery.

Gynecologic Surgery

Hysterectomy. Removal of the uterus is one of the most commonly performed surgeries in gynecology and is performed for a variety of underlying benign and cancerous conditions. Hysterectomies can be performed using open surgery or minimally invasive techniques, which include vaginal, laparoscopic, and robotic-assisted approaches. We believe that robotic-assisted surgery with the SSi Mantra provides patients with the opportunity to receive a minimally invasive treatment as an alternative to an open hysterectomy.

Sacro colpopexy. The abdominal (open) Sacro colpopexy is a type of operation performed to treat vaginal vault prolapse. Sacro colpopexy involves suturing a synthetic mesh that connects and supports the vagina to the sacrum (tailbone). A Sacro colpopexy can be performed using a conventional laparoscopic technique; however, it is often difficult and cumbersome to perform. Robotic assisted surgical capabilities enable a larger number of these procedures to be performed through a minimally invasive technique, conferring the benefits of MIS to a broader range of Sacro colpopexy patients.

Urologic Surgery

Prostatectomy. Radical prostatectomy is the removal of the prostate gland and accompanying lymph nodes in patients diagnosed with clinically localized prostate cancer. The standard approach to the removal of the prostate is via an open surgical procedure. The conventional laparoscopic approach is difficult and poses challenges to even the most skilled urologist. The SSi Mantra will enable a larger number of surgeons to transition from open surgical techniques to a minimally invasive robotic surgical technique.

Partial Nephrectomy. Partial nephrectomy is the removal of a small portion of a kidney (typically, an area of the kidney containing a tumor). Partial nephrectomies are most commonly performed in patients diagnosed with clinically localized renal cancer. Excluding robotic-assisted surgery, there are three common surgical approaches to performing partial nephrectomies: open surgical technique, laparoscopy, and hand-assisted laparoscopy, which is a hybrid of open surgery and laparoscopic techniques. Robotic assisted surgical capabilities may enable a large number of these procedures to be performed through a minimally invasive technique, conferring the benefits of MIS to a broader range of partial nephrectomy patients.

Radical Nephrectomy. Radical nephrectomy is a surgery to remove the entire kidney, typically done to treat kidney cancers and occasionally or other reasons. In some instances, the adrenal gland and lymph nodes may be removed as well.

Cystectomy. Robotic-assisted cystectomy is a minimally invasive bladder surgery with the same cancer removal success as open surgery. During robotic cystectomy, robotically trained urology surgeons remove the bladder and redirect the urinary tract using a surgical robot. A robotic cystectomy is performed through a series of small keyhole-sized incisions across the abdomen, which is less painful, heals faster, and produces significantly less surface scarring than the larger incision associated with open surgery.

General Surgery

Hernia Repair. A hernia occurs when an organ or other tissue squeezes through a weak spot in a surrounding muscle or connective tissue. During hernia repair surgery, the weakened tissue is secured, and defects are repaired. Common types of hernias are ventral and inguinal. Ventral, or abdominal hernia, may occur through a scar after surgery in the abdomen. Inguinal hernia is a bulge in the groin and is more common in men.

Colorectal Surgery. These procedures typically involve benign or cancerous conditions of the lower digestive system, in particular the rectum or colon. Common procedures in this area include hemicolectomy, sigmoidoscopy, low anterior resection and abdominoperineal resection.

Cholecystectomy. Cholecystectomy, or the surgical removal of the gall bladder, is a commonly performed general surgery procedure. Cholecystectomy is the primary method for the treatment of gallstones and other gall bladder diseases. Most cholecystectomies are performed using multi-port MIS techniques, although some surgeons choose to perform cholecystectomies using manual single-port instrumentation.

The Global Robotic Surgery Market

General

According to Markets and Markets research, the global surgical robots market is projected to reach $27.14 billion by 2030 from $11.98 billion in 2024, at a CAGR of 14.7% during the forecast period. Surgical robots offer significant advantages in MIS by enabling exceptionally precise manipulation of surgical instruments within constrained operation spaces, surpassing human capabilities. Robotic surgery is a procedure which involves a minimally invasive spectrum and represents an evolution in practice across numerous medical disciplines. Surgical robotics technology is used across various medical specialties, enabling surgeons to perform complex procedures through small incisions, resulting in reduced patient trauma, shorter recovery times, and enhanced patient outcomes.

Market Dynamics

Increase in demand and acceptance of laparoscopic or MIS due to the benefits to patients and surgeons, such as better screening, greater precision, shorter hospitalization, reduced pain and discomfort has fueled the growth in the global surgical robotics market. In addition, the surge in the number of gynecological, neurological and urological diseases is a primary factor driving the surgical robotics market growth.

In addition, surgical robotics enable minimally invasive procedures, which involve smaller incisions, reduced trauma to surrounding tissues, and quicker recovery times. Patients are increasingly seeking procedures that result in less pain and shorter hospital stays, and surgical robots fulfill these demands and the rise in adoption of minimally invasive procedures has fueled market growth.

Many surgical robotic systems incorporate advanced visualization technologies, such as high-definition 3D imaging and augmented reality. These technologies grant surgeons a clearer view of the surgical site, enhancing their ability to visualize complex anatomical structures and perform intricate tasks. The growth of the surgical robotics market is expected to be driven by the availability of improved healthcare infrastructure, increase in unmet healthcare needs, rise in prevalence of chronic diseases, and surge in demand for advanced surgical robotics products.

Furthermore, the increase in need for automation in the healthcare industry and the shifting trend towards advanced robotic surgeries fuels market growth. Moreover, untapped economies such as Brazil, India, China and other developing economies create a lucrative surgical robotics market opportunity.

The demand for surgical robotics is not only limited to developed countries such as the U.S. but is also being witnessed in the developing countries, such as China, and India, which fuel the growth of the market. Factors such as the rise in the number of surgeries drive the adoption of robotic technologies across different specialties, contributing to the robust growth of the surgical robotics market.

Furthermore, as the global population ages, we expect that there will be a greater need for surgical interventions to address age-related health conditions which boosts market growth. Surgical robots assist surgeons in handling the complexities of these procedures, allowing for safer and more effective outcomes in elderly patients. Moreover, initially limited to specific procedures, robotic technologies are now being adapted for a broader spectrum of surgeries across various medical fields, including cardiac, neurology, urology, gynecology, and more. This versatility attracts hospitals and clinics to aim to offer comprehensive robotic surgical services which is expected to drive the market growth.

High initial costs associated with acquiring and implementing robotic systems, including infrastructure and training, pose a financial challenge for many healthcare facilities which may impede market growth. Regulatory complexities and concerns regarding patient safety, as well as the need for rigorous clinical validation of robotic procedures, slow down the adoption process. In addition, the intricate nature of surgical robotics necessitates specialized training for surgeons, potentially leading to a shortage of skilled professionals. These factors collectively have hindered expansion of the surgical robotics market.

Segmental Overview

The surgical robotics industry is segmented into components, surgery type, and region. By component, the market is categorized into systems, accessories, and services. Based on surgery type, the market is segregated into gynecology surgery, urology surgery, neurosurgery, orthopedic surgery, general surgery, and other surgeries. Region wise, the market is analyzed across North America, Europe, Asia-Pacific, Latin America, the Middle East and Africa (“LAMEA”).

By Component

With a consistently expanding installed base of surgical robotic systems globally (i.e., Colombia, Ecuador, India, Indonesia, Iraq, Nepal, Oman, Philippines and the United Arab Emirates) and increasing utilization thereof, the accessories and services segment dominated the global surgical robotics market in 2022 and is expected to remain dominant throughout the forecast period, due to a rise in the number of surgical robotics procedures performed with precision, accuracy, and improved patient outcomes, coupled with the increased adoption of surgical robotics technology. However, the systems segment is expected to register the highest CAGR during the forecast period, owing to a rise in technological advancements and an increase in demand for advanced robotic surgical systems.

By Surgery Type

The general surgery segment dominated the global surgical robotics market share in 2023 and is anticipated to continue this trend during the forecast period. This is attributed to versatility and effectiveness of surgical robotics in a wide range of general surgery procedures, increase in patient demand for minimally invasive surgeries, and ongoing advancements in technology.

By Region

The surgical robotics market size is analyzed across North America, Europe, Asia-Pacific, and LAMEA. North America accounted for a major share of the surgical robotics industry in 2024 in terms of the number of surgical robotic systems installed and is expected to maintain its dominance during the forecast period. In addition, the presence of well-established healthcare infrastructure, high purchasing power, and rise in adoption rate of advanced surgical robotics products are expected to drive the market growth. Furthermore, product launches, collaborations, and acquisitions adopted by the key players in this region help to boost the growth of the market.

Asia-Pacific is expected to grow at the highest rate during the surgical robotics market forecast period. The market growth in this region is attributable to the growing industrial infrastructure, the rise in prevalence of chronic diseases, such as cancer and cardiovascular conditions which has driven the need for sophisticated surgical interventions, which surgical robotic systems can provide. Moreover, the increase in awareness and acceptance of minimally invasive procedures among patients in the Asia-Pacific region along with the benefits offered by surgical robotics further propels the market growth in this region.

India

Within the Asia-Pacific region, India stands out as the fastest-growing large economy and a critical growth engine for advanced healthcare technologies, including surgical robotics. Rising incomes, rapid urbanisation, demographic shifts, and a significant unmet need for high-quality tertiary care position India as a pivotal driver of regional healthcare expansion.

India’s healthcare sector has expanded rapidly over the past decade, growing from approximately $110 billion in 2016 to about $372 billion in 2023. Over the longer term, industry and policy projections indicate India’s healthcare market could approach $1.5 trillion by 2030, supported by sustained demand and structural reforms.

Healthcare spending in India, while increasing, remains below global averages.  Over the next five years, healthcare spending as a percentage of GDP is expected to trend upward toward 5%, though it may still remain below many OECD and emerging-market peers.

According to Niti Aayog, it is estimated that 70% of the Indian population is covered under public or voluntary private health insurance. while the remaining 30% (approximately 400 million people) remain uninsured.. The India health insurance market in terms of gross written premiums was estimated at $15.06 billion in 2024 and is projected to grow at a CAGR of 20.9% from 2025 to 2030.

Despite strong growth, India continues to face structural gaps in healthcare infrastructure. The doctor-to-population ratio has improved to roughly 1:811, yet regional disparities persist, particularly in non-urban areas. These gaps are driving both public and private investment in hospital capacity, medical colleges, and advanced care facilities.

In 2026, hospital revenue growth of 16–18% is projected, supported by higher insurance-funded procedures, medical value travel, and increasing adoption of advanced technologies.

India’s healthcare ecosystem in 2025 was characterised by rapid market expansion, rising insurance penetration, declining out-of-pocket spending, and accelerating investment in infrastructure and technology. While capacity constraints remain, these structural trends strongly support the long-term growth of advanced healthcare solutions, including surgical robotics, positioning India as a central pillar of healthcare growth in the Asia-Pacific region.

Sales, Marketing and Customer Support

Sales Model

We provide our systems and related devices through a direct sales organization in India and, outside of India, through an expanding distributor network that, as of December 31, 2025, included distributors in Colombia, Ecuador, Guatemala, Indonesia, the Philippines, the United Arab Emirates, CIS Countries, the Baltic Region, Greece, Cyprus, Sri Lanka, Bangladesh, Nepal, Oman, Iraq, the West Indies, Mauritius, Madagascar, Seychelles, and Australia.

Our direct sales organization is composed of a capital sales team of ten individuals, who are responsible for selling systems, and a clinical support team of thirty individuals, which is responsible for supporting the systems used in procedures performed at our hospital accounts. Our hospital accounts include both individual hospitals and healthcare facilities as well as hospitals and healthcare facilities that are part of an integrated chain. The initial system sale into an account is a major capital equipment purchase by our customers and typically has a lengthy sales cycle that can be affected by evaluation periods, macroeconomic factors, capital spending prioritization, the timing of budgeting cycles and competitive bidding processes. Capital sales activities include educating surgeons, physicians and other hospital staff across multiple specialties on the benefits of robotic-assisted surgery with the SSi Mantra, total treatment costs and the clinical applications that our technology enables. We also train our sales organization to educate hospital management on the potential benefits of adopting our system, including the clinical benefits of robotic-assisted surgery with the SSi Mantra, such as improved patient outcomes.

Our clinical sales team works onsite at hospitals, interacting with surgeons and physicians, operating room staff and hospital administrators to develop and sustain successful robotic-assisted surgery. They assist the hospital in identifying surgeons or physicians who have an interest in robotic-assisted surgery and the potential benefits provided by the SSi Mantra. Our clinical sales team provides current clinical information on robotic-assisted surgery and new product applications to the hospital teams.

We offer our SSi Mantra through three selling models— outright purchase, purchase on a deferred or installment payment basis, and purchase on a pay-per-procedure basis.

In cases where the systems are installed on a pay-per-procedure basis, the Company earns revenue share which is a mix of fixed and variable components. Variable components consist of revenue share which is agreed based on the number and type of procedures performed by the customer, while the fixed component involves an agreed amount which the customer is obliged to pay over the lease term. Accordingly, the fixed component is recognized on a straight-line basis as lease income. Since title for the system is not getting transferred to the customer, the cost relating to those systems is capitalized under property, plant and equipment and accordingly depreciation is charged over its period of useful life.

Our customers place orders to replenish their supplies of instruments and accessories on a regular basis. New direct customers who purchase a system typically place an initial stocking order of instruments and accessories soon after they receive their system.

To date, substantially all of our sales have been in India, with one sale each in the United Arab Emirates, Ecuador, Iraq and Nepal, and two sales in Colombia, Indonesia and the Philippines.

Training and Customer Support

We also provide training for surgeons, physicians and staff on the operation and use of the SSi Mantra using a variety of training approaches. These include didactic modules training, hands on training, dry runs with the surgeons and their entire team, in-person proctored initial cases, on-site support for additional cases and remote proctoring support for complex cases. With respect to the sale of surgical robotic systems, training is provided at the time of delivery to the end customer, however the effort involved is considered negligible.

We have a network of field service and technical support engineers in India and are establishing relationships with various distributors around the globe where we intend to market and sell the SSi Mantra. This infrastructure of service and support specialists, along with advanced service tools and solutions, offers a full complement of services for our customers, including installation, repair, maintenance, 24/7 technical support and proactive system health monitoring.

Research and Development

We focus our research and development efforts on enhancing and improving our products and services with a view to fulfilling our vision that the benefits of advanced robotic surgery should be cost-effective and available to everyone. Through ingenuity and intelligent technology, we believe that we can expand the potential of physicians to heal without constraints due to both cost and accessibility of these technologies. We employ engineering and research and development staff and currently have a research and development team of 73 employees to focus on delivering future innovations and sustaining improvements that advance our mission.

Manufacturing

Our systems and instruments are manufactured by our employees at our approximately 75,000 square-foot facility in Gurugram, Delhi NCR, India. Our facility currently operates with a production capacity of 20 systems per month across multiple shifts. The manufacturing of our products is a complex operation involving a number of separate processes and components.

We purchase both custom and off-the-shelf components from a large number of suppliers from both within India and overseas and subject them to stringent quality specifications, inspections, and processes. Some of the components necessary for the assembly of our products are currently provided to us by sole-sourced suppliers (the only recognized supply source available to us) or single-sourced suppliers (the only approved supply source for us among other sources). We believe, however, that alternative suppliers are available if it should become necessary, although no assurance can be given that we could secure such alternative sources of supply, if required, on commercially reasonable terms or without undue operational disruption.

We purchase the majority of our components and major assemblies through purchase orders rather than long-term supply agreements and generally do not maintain large volumes of finished goods relative to our anticipated demand.

Subject to receipt of necessary financing, we plan to expand our in-house manufacturing capacity in order to meet anticipated increases in demand and to reduce our reliance on third-party suppliers.

Competition

We face competition in the forms of existing open surgery, conventional MIS, drug therapies, radiation treatment and other emerging diagnostic and interventional surgical approaches. Our success depends on continued clinical and technical innovation, quality and reliability, as well as educating hospitals, surgeons and patients on the demonstrated results associated with robotic-assisted medical procedures using the SSi Mantra and its efficacy and cost-effectiveness relative to other techniques.

We compete with a number of U.S. and foreign companies that have developed and currently manufacture and market products in the field of robotic-assisted medical procedures, including but not limited to: Intuitive Surgical, Inc.; Asensus Surgical, Inc.; avateramedical GmbH; CMR Surgical Ltd.; Johnson & Johnson; Medicaroid Corporation; Medrobotics Corporation; Medtronic plc; meerecompany Inc.; Olympus Corporation; Samsung Electronics Co., Ltd.; Shandong Weigao Group Medical Polymer Company Ltd.; Shanghai Microport Medbot (Group) Co., Ltd.; and Titan Medical Inc. Most, if not all of these companies have longer operating histories and greater financial resources than SSi. In addition, other companies with substantial experience in industrial robotics could potentially expand into the field of medical robotics and become competitors.

Our failure to compete effectively with these existing and potential competitors could adversely affect our results of operations, business and prospects.

Intellectual Property

We place considerable importance on obtaining and maintaining patent, copyright, and trademark protection for our technologies, products and processes.

We generally rely upon a combination of intellectual property laws, confidentiality procedures and contractual provisions to protect our proprietary technology. For example, we have patents and trademarks, both registered and unregistered, that provide distinctive identification of our products in the marketplace.

As of the date of this prospectus, our intellectual property portfolio consists of 6 granted utility patents and 74 pending utility patent applications, and 8 PCT international WIPO applications as follows:

	Granted			Pending
Country	No. of Patents	Earliest Expiration	Latest Expiration	No. of Patents	Earliest Expiration	Latest Expiration	Product
Europe				5	February 8, 2043	December 1, 2043	MANTRA
Europe				1	June 9, 2043	June 9, 2043	MAYA
India	5	January 28, 2042	March 11, 2044	15	March 3, 2042	July 1, 2045	MANTRA
India				2	March 31, 2043	November 10, 2043	MANTRA & MAYA
India	1	June 10, 2042	June 10, 2042	1	July 27, 2043	July 27, 2043	MAYA
India				7	October 5, 2041	August 23, 2045	MUDRA
USA				10	January 28, 2043	December 27, 2044	MANTRA
USA				1	July 15, 2044	July 15, 2044	MANTRA & MAYA
USA				1	June 9, 2043	June 9, 2043	MAYA
USA				1	November 4, 2042	November 4, 2042	MUDRA
Japan				4	November 1, 2043	December 27, 2044	MANTRA
Japan				1	July 15, 2044	July 15, 2044	MANTRA & MAYA
Korea				3	November 9, 2043	December 27, 2044	MANTRA
Korea				1	July 15, 2044	July 15, 2044	MANTRA & MAYA
Singapore				2	September 19, 2044	December 27, 2044	MANTRA
Singapore				1	July 15, 2044	July 15, 2044	MANTRA & MAYA
Australia				4	October 20, 2043	December 27, 2044	MANTRA
Australia				1	July 15, 2044	July 15, 2044	MANTRA & MAYA
Israel				2	September 19, 2044	December 27, 2044	MANTRA
Israel				1	July 15, 2044	July 15, 2044	MANTRA & MAYA
BRAZIL				6	February 8, 2043	December 27, 2044	MANTRA
BRAZIL				1	July 15, 2044	July 15, 2044	MANTRA & MAYA
INDONESIA				2	October 20, 2043	November 9, 2043	MANTRA
INDONESIA				1	June 9, 2043	June 9, 2043	MAYA
Total	6			74			80

Further, our intellectual property portfolio also consists of 8 PCT international WIPO applications as follows:

	Granted			Pending
Country	No. of Patents	Earliest Expiration	Latest Expiration	No. of Patents	Earliest Expiration	Latest Expiration	Product
WIPO	NA	NA	NA	5	August 18, 2026	December 29, 2026	MANTRA
WIPO	NA	NA	NA	1	February 27, 2026	February 27, 2026	MAYA
WIPO	NA	NA	NA	2	October 31, 2025	June 10, 2026	MANTRA & MAYA
Total				8			8

Further, our intellectual property portfolio also consists of 31 granted design patents and 3 pending design patent applications as follows:

	Granted			Pending
Country	No. of Patents	Earliest Expiration	Latest Expiration	No. of Patents	Earliest Expiration	Latest Expiration	Product
India	23	January 31, 2033	September 27, 2034	1	December 20, 2033	December 20, 2033	MANTRA
India	8	August 29, 2033	January 20, 2035	2	October 25, 2034	March 17, 2035	MUDRA
Total	31			3			34

In addition, we have filed 96 applications for trademark registrations in India of which 44 have been registered. Further, we have filed 21 applications for trademark registrations through both Madrid and direct foreign filings of which 9 have been registered.

We have also filed two copyright applications, both of which have been granted.

We intend to apply for additional utility patents, designs and trademarks in various jurisdictions.

Notwithstanding the foregoing, we cannot be certain as to the scope of protection that the patents granted will afford our technology and systems and related devices, nor can we be certain that any pending or future patent applications will be granted. Furthermore, if any protection we obtain is reduced or eliminated, others could use our intellectual property without compensating us, resulting in harm to our business. In addition, others may assert that our systems and related devices infringe on their intellectual property rights, which may cause us to engage in costly disputes and, if we are not successful in defending ourselves, could also cause us to pay substantial damages and prohibit us from selling our systems and related devices.

None of our patents and patent applications are licensed to or from third parties.

Government Regulation

General

Our systems and related devices and operations are subject to regulation in India by the CDSCO, by the FDA in the U.S. and by similar agencies in other countries and regions in which we market or plan to market our products. In addition, our products must meet the requirements of a large and growing body of international standards, which govern the design, manufacture, materials content and sourcing, testing, certification, packaging, installation, use and disposal of our systems and related devices. We must continually keep abreast of these regulations, standards and requirements and integrate our compliance into the development and regulatory documentation for our systems and related devices. Failure to meet these standards could limit our ability to market our systems and related devices in those regions that require compliance with such standards. Examples of standards to which we are subject include ISO 13485, an internationally recognized quality management system for the design, development and manufacture of medical devices.

ISO 13485 Quality Management System

ISO 13485 is an internationally recognized quality management system for the design, development and manufacture of medical devices. It sets out the requirements for a quality management system specific to the medical device industry. This standard is designed to be used by manufacturers throughout the life cycle of a medical device. We are required to meet this standard to register our systems and related devices for sale globally and are subject to rigorous annual reassessment and audit procedures.

Our Company has developed a Harmonized ISO 13485 QMS system in line with EN ISO 13485 and 21 CFR 820, for compliance with U.S. and EU quality management systems requirements.

We received ISO 13485 certifications in 2021. During the course of 2024, we conducted a recertification audit from EU Notified Body for EN ISO 13485 and ISO 13485 and we received the certification in Q4 of 2024.

India Regulation

In the past. Medical devices in India had been mostly unregulated, but that has changed in recent years, with the adoption of rules and regulations designed to improve and enhance patient safety. Our systems and related devices are primarily regulated under the IMDR promulgated and administered by the CDSCO. These rules cover various aspects of medical device related regulations, including classification, registration, manufacturing and import, labeling, sales, and post-market requirements. Similar to rules in the EU, these regulations mandate that devices be safe and perform their intended function.

Based on intended use of the device, the risks associated with the device and other parameters referred to in the IMDR, the Central Licensing Authority of India classifies Medical Devices into four risk classes: A (low risk); B (low moderate risk); C (moderate high risk); and D (high risk).

The CDSCO has further divided the device classifications into 24 panels, where our surgical robotic system is classified as a Class B device pertaining to operating room procedures. This license has been updated to Class C to be in line with the international classification System.

We currently have CDSCO approval for the manufacture, sale and distribution of our systems and related devices under Class C including the Telesurgery approvals and a license to export our systems and related devices from India.

In December 2024 we became the first company in India to receive CDSCO regulatory approval for telesurgery and tele proctoring capabilities of a surgical robotic system.

U.S. Regulation

Our systems and related devices will be subject to regulation as medical devices in the U.S. under the FFDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, recordkeeping, complaint and adverse event reporting, clearance, approval, certification, promotion, marketing, export, import, distribution and service of medical devices in the U.S. to ensure that medical devices distributed domestically are safe and effective for their intended uses.

We filed a pre-submission application with the U.S. FDA, requesting feedback on the SSi Mantra. We had a feedback meeting with the FDA on April 2, 2024. The pre-submission meeting (Reference number Q240119) was organized with the FDA to seek interactive feedback from the FDA regarding the regulatory strategy, biocompatibility assessment, reprocessing validation, and clinical data. While FDA acknowledged that certain similarities exist between the SSi Mantra and the proposed predicate device(s), the recommendation was to proceed with a de novo review instead of the 510(k) route.

Under the FDA’s regulatory scheme, medical devices are classified into one of three classes—Class I, Class II or Class III, depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. We believe that our current SSi Mantra system and related devices will be classified as Class II medical devices.

The de novo classification process under the FFDCA provides a pathway for certain new types of devices to obtain marketing authorization as class I or class II devices, rather than remaining automatically designated as a class III device, which would require premarket approval.

Class II medical devices are those that are subject to general controls, and most require premarket demonstration of adherence to certain performance standards, as specified by the FDA, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents.

Based on further discussions with the FDA, in August 2025, the company pivoted from filing a de novo request for the SSi Mantra to pursuing the 510(k) regulatory pathway which offers potential speed and cost advantages We successfully completed a human factors validation study for our SSi Mantra system at Johns Hopkins Hospital in September 2025. On December 5, 2025, we submitted a 510(k) premarket notification to the FDA for the SSi Mantra surgical robotic system for multiple specialty procedure types, including: general, urological, colorectal, gynecological, and cardiac surgery. We have engaged RQM+, a leading MedTech-focused CRO, to assist with the 510(k) submission. If approved by the FDA, the SSi Mantra would be cleared to market in the U.S. Submission of a 510(k) premarket notification request does not guarantee FDA approval. We believe that we will be able to secure FDA certification in 2026. However, there can be no assurance as to when or if we will secure such regulatory approval.

The FDA generally reviews a 510(k) premarket notification submission within 90 calendar days of receipt; however, in practice, review timelines may extend if additional information is requested. During the review, the FDA may issue requests for additional data or clarification to determine whether the subject device is substantially equivalent to a legally marketed predicate device. If the FDA determines that the device is not substantially equivalent (NSE) to a predicate device, the product may be considered a novel device that does not qualify for the 510(k) pathway. In such cases, the sponsor may pursue the de novo classification process for low-to-moderate-risk devices or, if the device presents a higher risk, proceed with a PMA application.

The PMA process is more demanding and requires a full evaluation of clinical trial data and extensive documentation. In a PMA application, the manufacturer must demonstrate that the device is safe and effective, and the PMA application must be supported by extensive data, including data from preclinical studies and human clinical trials. The FDA, by statute and regulation, has 180 days to review a PMA application, although the review more often occurs over a significantly longer period of time and can take up to several years. In approving a PMA application or clearing a de novo classification request under Class II, the FDA may also require additional manufacturing controls, design control activities and approvals, as well as specific post-market surveillance requirements when necessary to protect the public health or to provide additional safety and effectiveness data for the device. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and make periodic reports to the FDA on the clinical status of those patients.

Clinical trials are almost always required to support a PMA and are sometimes required to support a de novo classification request. All clinical investigations designed to determine the safety and effectiveness of a medical device must be conducted in accordance with the FDA’s investigational device exemption (“IDE”) regulations, which govern investigational device labeling, prohibit the promotion of the investigational device and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Regardless of the degree of risk presented by the medical device, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”) for each clinical site. During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigation devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to the FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA, or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to studying subjects outweigh the anticipated benefits.

After a device receives premarket authorization from the FDA, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or depending on the modification, PMA approval or de novo classification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), de novo classification or a PMA in the first instance, but the FDA can review any such decision and disagree with the manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance, approval of a PMA or issuance of a de novo classification. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

In addition, the FDA may place significant limitations upon the intended use of our systems and related devices as a condition of granting marketing authorization. Moreover, after a device is placed on the market, numerous FDA and other regulatory requirements continue to apply. These requirements include establishment registration and device listing with the FDA; compliance with medical device reporting regulations, which require that manufacturers report to the FDA if their device has caused or contributed, or may have caused or contributed, to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; compliance with corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FFDCA that may present a risk to health; the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device. In addition, the FDA and the Federal Trade Commission also regulate the advertising and promotion of our systems and related devices to ensure that any claims we make are consistent with our regulatory clearances, that there is scientific data to substantiate the claims and that our advertising is neither false nor misleading. In general, we may not promote or advertise our systems and related devices for uses not within the scope of our intended use statement in our clearances or make unsupported safety and effectiveness claims.

In addition, the FDA collects user fees for certain medical device submissions and annual fees for medical device establishments.

In the U.S., our manufacturing processes will be required to comply with the Quality System Regulation (“QSR”). The QSR covers, among other things, the methods used in, and the facilities and controls used for, the design, testing, controlling, documenting, manufacture, packaging, labeling, storage, installation and servicing of all medical devices intended for human use. The QSR also requires maintenance of extensive records, which demonstrate compliance with the FDA regulations, the manufacturer’s own procedures, specifications and testing, as well as distribution and post-market experience. Compliance with the QSR is necessary for a manufacturer to be able to continue to market cleared or approved product offerings in the U.S. A company’s facilities, records and manufacturing processes are subject to periodically scheduled or unscheduled inspections by the FDA. Failure to maintain compliance with applicable QSR requirements could result in the shutdown of, or restrictions on, manufacturing operations and the recall or seizure of marketed products. If the FDA determines that a manufacturer has failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees, administrative penalties, and civil or criminal penalties;

●	recalls, withdrawals, or administrative detention or seizure of our systems and related devices;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new or modified systems or devices;

●	withdrawing 510(k) clearances or PMA approvals that have already been granted;

●	refusal to grant export approvals for our systems and related devices; or

●	criminal prosecution.

In addition, the discovery of previously unknown problems with any marketed systems and related devices, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

Products manufactured outside of the U.S. by or for us are subject to U.S. Customs and FDA inspection upon entry into the U.S. We must demonstrate compliance of such products with U.S. regulations and carefully document the eventual distribution or re-exportation of such products. Failure to comply with all applicable regulations could prevent us from having access to products or components critical to the manufacture of finished products and lead to shortages and delays.

European Union Regulation

In the EU, all medical devices placed on the EU market must meet the essential requirements (“Essential Requirements”), including the requirement that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients or the safety and health of users and others. In addition, the device must achieve the performance intended by the manufacturer and be designed, manufactured and packaged in a suitable manner.

All medical devices are currently regulated by Regulation (EU) No 2017/745 (the “EU Medical Devices Regulation” or the “MDR”), which became effective on May 26, 2021 and replaced the former regulatory framework set forth in Council Directive 93/42/EEC (the “MDD”).

We have submitted our technical file to Szutest, an EU Notified body for CE certification, which if approved will allow us to market the SSi Mantra in the EU. We expect to receive a scheduled audit in the second quarter of 2025 and CE marking by the end of 2025. Szutest may require us to perform additional clinical trials, which if required will be conducted under the guidance of EU MDR regulation. There can be no assurance that we will receive CE certification.

The MDR was adopted with the aim of ensuring better protection of public health and patient safety. The MDR establishes a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensures a high level of safety and health while supporting innovation. Unlike directives, regulations are directly applicable in EU member states without the need for member states to implement them into national law. This aims to increase harmonization across the EU member states.

The MDR requires that, before placing a device on the market, other than a custom-made device, manufacturers (as well as other economic operators, such as authorized representatives and importers) must register by submitting identification information to the EUDAMED electronic system, which is in the process of being implemented. The information to be submitted by manufacturers (and authorized representatives) also includes the name, address and contact details of the person or persons responsible for regulatory compliance. The MDR also requires that, before placing a device on the market, other than a custom-made device, manufacturers must assign a unique identifier to the device and provide it along with other core data to the unique device identifier (“UDI”) database.

All manufacturers placing medical devices on the market in the EU must comply with the EU medical device vigilance system. Under this system, serious incidents and Field Safety Corrective Actions (“FSCAs”) must be reported to the relevant authorities of EU member states. These reports are to be submitted through EUDAMED (once fully functional) and aim to ensure that, in addition to reporting to the relevant authorities of the EU member states, other actors, such as the economic operators in the supply chain, will also be informed. Until EUDAMED is fully functional, the corresponding provisions of the MDD continue to apply. Manufacturers are required to take FSCAs, which are defined as any corrective action for technical or medical reasons to prevent or reduce the risk of a serious incident associated with the use of a medical device that is made available on the market.

The advertising and promotion of medical devices is subject to some general principles set forth in EU legislation. According to the MDR, only devices that are Conformité Européene (“CE”) marked may be marketed and advertised in the EU in accordance with their intended purpose. Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, while not specific to the advertising of medical devices, also apply to the advertising thereof and contain general rules, such as, for example, requiring that advertisements are evidenced, balanced and not misleading. Specific requirements are defined at a national level. EU member states’ laws related to the advertising and promotion of medical devices, which vary between jurisdictions, may limit or restrict the advertising and promotion of products to the general public and may impose limitations on promotional activities with healthcare professionals.

Many EU member states have adopted specific anti-gift statutes that further limit commercial practices for medical devices, in particular vis-à-vis healthcare professionals and organizations. Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities and many EU member states have adopted national “Sunshine Acts,” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the U.S., on medical device manufacturers. Certain EU member states also mandate implementation of commercial compliance programs.

In the EU, regulatory authorities have the power to carry out announced and, if necessary, unannounced inspections of companies, as well as of suppliers and/or sub-contractors and, where necessary, the facilities of professional users. Failure to comply with the applicable regulatory requirements could require time and resources to respond to the regulatory authorities’ observations and to implement corrective and preventive actions, as appropriate. Regulatory authorities have broad compliance and enforcement powers and, if such issues cannot be resolved to their satisfaction, can take a variety of actions, including untitled or warning letters, fines, consent decrees, injunctions, or civil or criminal penalties.

The aforementioned EU rules are generally applicable in the EEA, which consists of the twenty-seven EU member states, as well as Iceland, Liechtenstein and Norway.

Other countries

Regulations in other countries, including the requirements for approvals, certification or clearance and the time required for regulatory review, vary from country to country. Certain countries, such as South Korea, Brazil, Australia and Canada, have their own regulatory agencies. These countries typically require regulatory approvals and compliance with extensive safety and quality system regulations included in the Medical Device Single Audit Program that we will be required to comply with on an ongoing basis. We have partnered with a MDSAP-Recognized Auditing Organization, TUV-SUD to obtain MDSAP certification.

Failure to obtain regulatory approval in any foreign country in which we plan to market our systems and related devices or failure to comply with any regulation in any foreign country in which we market our systems and related devices may negatively impact on our ability to generate revenue and harm our business.

In addition, local regulations may apply, which govern the use of our systems and related devices, and which could have an adverse effect on our product utilization if they are unfavorable. All such regulations are revised from time to time and, in general, are increasing in complexity and in the scope and degree of documentation and testing required. There can be no assurance that the outcomes from such documentation and testing will be acceptable to any particular regulatory agency or will continue to be acceptable over time. There are further regulations governing the importation, marketing, sale, distribution, use, and service as well as the removal and disposal of medical devices in the regions in which we operate and market our systems and related devices. Failure to comply with any of these regulations could result in sanctions or fines and could prevent us from marketing our systems and related devices in these regions.

Our ISO 13485 (quality management system) approval, CDSCO approval for the manufacture, sale and distribution of our systems and related devices and our Indian export license allows us to market our systems and related devices in fifty (50) non-FDA and non-CE (EU) countries without further regulatory approvals and in an additional seventy-nine (79) countries which require only minimal registration. We have received regulatory approval to market and sell our systems and related devices in Colombia, Ecuador, Guatemala, Indonesia, Kenya, Oman, Philippines, Sri Lanka, Ukraine, and the United Arab Emirates and have initiated the regulatory approval process, in many other countries, which if successful, will allow us to market our systems and related devices in more than fifty (50) countries within approximately one year. However, there can be no assurance as to when or if we will secure any such regulatory approvals.

Data Privacy and Security Laws

Numerous state, federal, and foreign laws, regulations, and standards govern the collection, use, access to, confidentiality, and security of health-related and other personal information and could apply now or in the future to our operations or the operations of our partners. In the U.S., numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

We collect, process, share, disclose, transfer, and otherwise use data, some of which contains personal information about identifiable individuals including, but not limited to, our employees, clinical trial participants, partners, and vendors. Therefore, if we commence marketing our systems and related devices in the U.S., the EU and other countries, we will be subject to U.S. (federal, state and local) and international laws and regulations, including those in the EEA regarding data privacy and security and our use of such data.

If we market our products in the EU, we will be subject to the GDPR. The GDPR imposes comprehensive data privacy compliance obligations in relation to our collection, processing, sharing, disclosure, transfer and other use of data relating to an identifiable living individual or “personal data,” including a principle of accountability and the obligation to demonstrate compliance through policies, procedures, training, and audits.

The GDPR also regulates cross-border transfers of personal data out of the EEA. Recent legal developments in Europe have created complexity and uncertainty regarding such transfers, in particular in relation to transfers to the U.S.

Cybersecurity

In the normal course of business, we may collect and store personal information and other sensitive information, including proprietary and confidential business information, trade secrets, intellectual property, patient information, sensitive third-party information and employee information. To protect this information, our existing cybersecurity policies require continuous monitoring and detection programs, network security precautions, encryption of critical data and in-depth security assessments of vendors. We maintain various protections designed to safeguard against cyberattacks, including firewalls and virus detection software. We have established and regularly test our disaster recovery plan, and we protect against business interruption by backing up our major systems. In addition, we periodically scan our environment for any vulnerabilities, perform penetration testing and engage third parties to assess the effectiveness of our data security practices.

Cybersecurity Governance

We are in the process of implementing a cybersecurity governance and risk management framework. We consider cybersecurity risk as part of our overall enterprise risk management and are developing policies, procedures, and controls to identify, assess, and manage cybersecurity and information technology risks.

Our management team, including IT leadership, is responsible for overseeing cybersecurity risk management and for implementing our cybersecurity program. Management provides updates to senior leadership on cybersecurity matters, including the status of implementation efforts and any identified cybersecurity risks or incidents.

We monitor cybersecurity risks on an ongoing basis and intend to establish regular internal reporting processes as our cybersecurity program matures. Management may also engage external cybersecurity consultants and service providers to support the implementation, monitoring, and improvement of cybersecurity controls.

As part of our ongoing implementation efforts, we plan to obtain relevant cybersecurity and information security certifications and to enhance our capabilities to prevent, detect, mitigate, and respond to cybersecurity incidents. However, our cybersecurity program is still under development, and there can be no assurance that these measures will be fully implemented in a timely manner or will be effective in preventing all cybersecurity incidents.

Employees

As of December 31, 2025, we had 476 employees, 203 of whom were engaged in manufacturing, 123 in marketing, sales, clinical support and field service, 77 in research and development, 22 in sourcing, 4 in quality control and 47 in administration. Most of our employees are based at our facility in Gurgaon, Delhi NCR, India. We generally consider our relationship with our employees to be good.

Facilities

We lease approximately 75,000 square feet in Gurugram, Delhi NCR, India, which serves as our headquarters as well as our manufacturing facility. The facility, spread over three floors, is leased pursuant to a nine-year lease expiring in March 2030 for the third floor, another nine-year lease expiring in May 2032 for the ground floor and another six-year lease expiring in July 2030 for the first floor. All the leases are further renewable under similar mutually agreed terms. Following completion of this offering, using the proceeds therefrom, we expect to lease additional space or build our own facility to increase our additional manufacturing capacity in anticipation of increased sales volumes.

Legal Proceedings

In 2014, Avra Surgical Robotics, Inc., a Delaware corporation (“Avra Surgical”), of which Barry F. Cohen, our Chief Operating Officer – Americas and a director, was Chief Executive Officer, a director and a principal shareholder, had a dispute with Quinn Emmanuel Urquhart & Sullivan LLP (“Quinn Emmanuel”) over legal fees allegedly due to Quinn Emmanuel. Avra Surgical, which was seeking to develop a robotic surgery system using certain technology developed in Germany by then had ceased operations. These events occurred prior to our formation as Avra Medical Robotics, Inc. Other than the facts that both Avra Surgical and we shared the Avra name and that Mr. Cohen was an officer, director and principal shareholder of both companies, there was no relationship between the two companies.

On May 26, 2020, Quinn Emmanuel filed a petition in the Supreme Court of the State of New York, New York County against Avra Surgical, the Company (then known as Avra Medical Robotics, Inc.), Barry F. Cohen, Jared B. Stamell, an attorney affiliated with Avra Surgical, and various individuals who at that time were or had been affiliated with Avra Surgical and or us (collectively, “Respondents”). The petition sought to recover the legal fees from the Respondents on the basis that they were “alter egos” of Avra Surgical.

As we and Mr. Cohen never received notice of the filing of the petition or of subsequent proceedings (although Quinn Emmanuel filed affidavits with the court stating that they had been duly served), neither we nor Mr. Cohen entered an appearance in the matter.

In early 2024, we learned from a third party that in November 2020, the court had rendered a decision holding that we and Messrs. Cohen and Stamell were “alter egos” of Avra Surgical and therefore were liable for payment of the Quinn Emmanuel legal fees. In addition, we also learned that in December 2023, the court ordered the entry of a judgment against Avra Surgical, us and Messrs. Cohen and Stamell in the amount of $296,000 plus interest from November 2020.

In 2023, Mr. Stamell appealed the judgement against him on the basis that Quinn Emmanuel had not presented any evidence to support the finding that Mr. Stamell was an alter ego of Avra Surgical or that Avra Surgical had transferred any assets to us. The Appellate Division, First Department ruled in favor of Mr. Stamell and in December 2024 entered an order vacating the judgment against him.

As a result of the foregoing, in April 2025, Quinn Emmanuel moved to sever Mr. Stamell from the case and for judgement to be reentered against Avra Surgical, Mr. Cohen and us. That motion was granted on July 22, 2025. In addition, in June 2025, Quinn Emmanuel moved on an ex parte basis to authorize service on Mr. Cohen and us by email to Mr. Cohen’s email or text to his cell phone. In connection therewith, Quinn Emmanuel alleged that Mr. Cohen and we had made efforts to evade service. That motion was granted on July 1, 2025. Quinn Emmanuel entered a revised judgment against Avra Surgical, Mr. Cohen and us on November 13, 2025. We are not aware of any efforts Quinn Emmanuel has undertaken to enforce the judgment since that time.

Notwithstanding the foregoing, Mr. Cohen and us have entered into an indemnification agreement, pursuant to which Mr. Cohen has agreed to fully indemnify us for any damages and costs (including legal fees) we incur in connection with the action.

In April 2024, an ex-shareholder of Otto Pvt Ltd., an indirect wholly owned Bahamian subsidiary of SSi (“Otto”) commenced litigation in the Bahamas, seeking legal confirmation that it holds 9,000 shares (approximately a 9% interest) in Otto. The litigation, in which Otto is one of the defendants, relates to a purported transaction in 2021, at which time Dr. Sudhir Srivastava, our Chairman, Chief Executive Officer and principal shareholder, was the sole shareholder of Otto. The plaintiff in the litigation alleges that at that time, it acquired the 9,000 Otto shares from Dr. Srivastava. However, as the plaintiff failed to pay the agreed upon consideration for the shares, in July 2022, the shareholding was cancelled. Dr. Srivastava along with Otto, has recently filed an action in the Bahamas to confirm the cancellation of the shares and reconfirm their ownership and both actions are pending in the Bahamian courts. The Bahamian court has issued an interim order to maintain the status quo as it stands today with respect to the 9,000 Otto shares at the center of the dispute, as well as Otto’s shareholdings in SSI-India, our Indian operating subsidiary and SSI-India’s assets during the pendency of the litigation. Based on legal opinions obtained from counsel, we believe that there will be a favorable outcome in this case.

Notwithstanding the foregoing, we have entered into an Indemnification Agreement with Dr. Srivastava on October 12, 2024, pursuant to which Dr. Srivastava has agreed to fully indemnify us for any claims, damages and costs (including legal fees) which we incur in connection with this litigation or in relation to any of his ventures prior to consummation of our acquisition by merger of CardioVentures, Inc. in April 2023.

Other than the foregoing, there are no legal proceedings currently pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risk and uncertainties. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those set forth under the section titled “Risk Factors,” and other documents we file with the SEC. Historical results are not necessarily indicative of future results.

Results of Operations

Introduction

The Company is engaged in the business of developing, manufacturing, and selling a surgical robotic system under our proprietary brand “SSi Mantra,” together with related accessories and a wide range of surgical instruments capable of supporting cardiac and a variety of other surgical procedures under our proprietary brand “SSi Mudra”. Having commenced commercial sales of our surgical robotic system in the second half of 2022, the year 2023 was our first full year of commercial sales and during the year 2024, we further consolidated our installed base of SSi Mantra in various parts of India and also expanded our presence in the global markets.

Our financial performance is largely driven by increasing awareness of the benefits of robotically assisted surgery, reduced learning curves for robotic surgeons and the affordability and accessibility of surgical robotic technology. Our financial performance is also dependent on our obtaining regulatory approvals in various regulated markets where we have plans to sell our products. Robotically assisted surgeries are increasingly being recognized as an approved treatment modality from an insurance coverage perspective.

Our manufacturing operations being based in India derive significant operating cost advantages in terms of availability of quality and cost-effective fabrication/3D printing solutions, electronic/electrical/mechanical components, outsourced services and skilled manpower. All these factors help us in having lower costs of production which eventually helps us make our surgical robotic system cost effective and relatively affordable.

During the three-month period ended September 30, 2025, we sold 28 surgical robotic systems, compared to a total of 55 systems sold during the nine-month period ended September 30, 2025, and 47 systems sold during the year ended 2024. In addition, during the three-month period ended September 30, 2025, we installed one system on a pay-per-use basis and one system on a demonstration basis.

Results of Operations

Introduction

The financial statements appearing elsewhere in this prospectus have been prepared assuming that we will continue as a going concern. We are still in our initial years of revenue generation by way of the sale of our product and have not yet established consistent operational revenue cash flows to meet all our fixed operating costs and hence may continue to incur losses for some time. These conditions raise substantial doubt about our ability to continue as a going concern.

The following tables provide selected financial data for us as of:

Balance Sheet Data

	September 30, 2025	December 31, 2024
Cash	5,681,657	466,500
Restricted cash**	6,357,590	6,157,035
Total Assets	69,577,027	42,385,213
Total Liabilities	29,927,721	28,928,110
Total liabilities and stockholders’ equity	69,577,027	42,385,213

**	Represents Fixed Deposits held by bank as security for bank facilities and certain performance guarantees.

To date, we have mainly relied on debt and equity raised in private offerings to finance our operations. We plan to raise additional capital through further private or public offerings of its securities. However, if we are unable to do so and if we experience a shortfall in operating capital, we could be faced with having to limit our expansion plans, research and development and marketing activities.

Three months ended September 30, 2025, as compared to the three months ended September 30, 2024

	For the three months ended
	September 30, 2025	September 30, 2024
Total Revenue	12,829,349	4,386,516
Cost of revenue	(6,664,413)	(2,069,109)
Gross profit	6,164,936	2,317,407
Research & development expense	786,319	442,839
Stock compensation expense	2,095,163	2,451,355
Depreciation and amortization expense	297,173	119,502
Selling, general and administrative expense	4,821,552	2,508,479
Loss from operations	(1,835,271)	(3,204,768)
Other income (expenses)	(35,634)	(40,715)
Income tax expense	1,847,059	-
Net loss	(3,717,964)	(3,245,483)

Total Revenue. For the three months ended September 30, 2025, we had revenues of $12,829,349 (comprised of $11,705,375 of system sales, $854,440 of instrument sales, $244,399 of warranty sales and lease income $25,135), as compared to $4,386,516 (comprised of $3,969,805 of system sales, $337,580 of instrument sales $58,547 of warranty sales and lease income $20,584) for the three months ended September 30, 2024. The increase in revenue was primarily due to an increase in the number of SSi Mantra 3 surgical robotic systems and instruments during the three months ended September 30, 2025, as compared to the three months ended September 30, 2024.

Gross profit. For the three months ended September 30, 2025, we had gross profit of $6,164,936, as compared to $2,317,407 for the three months ended September 30, 2024. The increase in gross profit margin was on account of decreases in raw material prices and improvements in manufacturing processes which resulted in less consumption of raw material from the 2024 quarter to the 2025 quarter.

Research and development expense. Research and development expenses were $786,319 for the three months ended September 30, 2025, as compared to $442,839 for the three months ended September 30, 2024. Research and development expense primarily consists of salaries paid to engineers, amounting to $691,273 and $333,625 for the three months ended September 30, 2025 and 2024, respectively. The increase in research and development expenses compared to the prior period was primarily due to the nature of activities undertaken. Our research and development efforts were focused on routine product enhancements, which involved relatively lower expenditure.

Stock compensation expense. We had stock compensation expenses of $2,095,163 and $2,451,355 during the three months ended September 30, 2025 and 2024, respectively. The substantial decrease in the stock compensation expense was primarily due to reversal of expenses relating to resigned employees during the three months ending September 30, 2025.

Depreciation and amortization expense. We had depreciation and amortization expense of $297,173 for three months ended September 30, 2025, as compared to $119,502 for three months ended September 30, 2024. The depreciation and amortization expenses primarily consist of depreciation on fixed assets.

Selling, general and administrative expense. We incurred $4,821,552 in selling, general and administrative (“SG&A”) expense during the three months ended September 30, 2025, as compared to $2,508,479 for the three months ended September 30, 2024.

Our SG&A expense is comprised of expenses relating to salaries and benefits, retirement benefits as well as costs related to recruitment, other compensation expenses of sales and marketing and client management personnel, sales commission, travel and brand building, client events and conferences, training and retention of senior management and other support personnel in enabling functions, telecommunications, utilities, travel and other miscellaneous administrative costs. SG&A expense also includes acquisition-related costs, legal and professional fees (which represent the costs of third party legal, tax, accounting, immigration and other advisors), investment in product development, digital technology, advanced automation and robotics, and costs related to grants of our equity awards to members of our board of directors. The increase in SG&A expense compared to the previous period is primarily due to higher legal and underwriting fees and expenses incurred for business events held during the current period, which were not present in the previous period.

Other income/expenses, net. We incurred other expenses of $35,634 for the three months ended September 30, 2025, as compared to $40,715 of other expenses during the three months ended September 30, 2024. The decrease in interest income by $65,899 related to fixed deposits which was offset by increase in interest expense by $70,980 related to interest on bank overdraft facility and convertible notes.

Income tax expense. For the three months ended September 30, 2025 our income tax expense increased by $1,847,059 as compared to nil during the three months period ended September 30, 2024, primarily due to the recognition of income tax expense in our Indian operations for the first time. Historically, our Indian subsidiary had incurred tax losses and was not subject to current income tax. However, during the current period, the Indian operations generated sufficient taxable profits, resulting in the recognition of current tax expense.

Net Loss. We incurred net loss of $3,717,964 for the three months ended September 30, 2025, as compared to a net loss of $3,245,483 for the three months ended September 30, 2024. The decrease in net loss from September 30, 2024 to September 30, 2025 was primarily the result of increases in gross profit by $3,847,529 and reduction in stock compensation expense by $356,192 offset by increases in SG&A expense by $2,313,073 and income tax expense of $1,847,059.

Nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024

	For the nine months ended
	September 30, 2025	September 30, 2024
Total Revenue	27,950,264	12,533,335
Cost of revenue	(14,783,062)	(8,049,960)
Gross profit	13,167,202	4,483,375
Research & development expense	2,295,014	1,729,834
Stock compensation expense	6,104,670	12,003,897
Depreciation and amortization expense	766,416	290,079
Selling, general and administrative expense	11,460,139	7,596,841
Loss from operations	(7,459,037)	(17,137,276)
Other income (expenses)	3,817	(90,530)
Income tax expense	2,200,788	-
Net loss	(9,656,008)	(17,227,806)

Total Revenue. We had revenues of $27,950,265 (comprised of $24,988,895 of system sales, $2,339,478 of instrument sales, $560,262 of warranty sales and lease income of $61,629), for the nine months ended September 30, 2025, compared to $12,533,335 (comprising $11,722,762 of system sales and $660,216 of instrument sales, $96,749 of warranty sales and lease income of $53,608) for the nine months ended September 30, 2024. The increase in revenue was primarily due to sale of increased number of surgical robotic systems and instruments in the September 2025 period, as compared to the September 2024 period.

Gross profit. We had gross profit of $13,167,202 for the nine months ended September 30, 2025, as compared to $4,483,375 for the nine months ended September 30, 2024. The increase in gross profit margin was on account of decreases in raw material prices and improvements in manufacturing processes which resulted in less consumption of raw material from the 2024 quarter to the 2025 quarter.

Research and development expense. Research and development expenses were $2,295,014 during the nine months ended September 30, 2025 as compared to $1,729,834 for the nine months ended September 30, 2024. Research and development expense primarily consists of salaries paid to engineers, of $1,102,778 and $954,621 for the nine months ended September 30, 2025 and September 30, 2024, respectively. The increase in research and development expenses as compared to the prior period was in line with our continued focus on improving the design and technological capabilities of its existing SSi Mantra system and further expanding its product offerings through the previous quarter.

Stock compensation expense. We had stock compensation expense of $6,104,670 and $12,003,897 during nine months ended September 30, 2025 and September 30, 2024, respectively. The substantial decrease in the stock compensation expense was primarily due to reversal of expenses relating to resigned employees during the current period.

Depreciation and amortization expense. We had depreciation and amortization expense of $766,416 for the nine months ended September 30, 2025, as compared to $290,079 for the nine months ended September 30, 2024. The depreciation and amortization expenses primarily consisted of depreciation on fixed assets.

Selling, general and administrative expense. We incurred $11,460,139 in SG&A expenses during the nine months ended September 30, 2025, as compared to $7,596,841 for the nine months ended in September 30, 2024.

Our SG&A expense was comprised of expense relating to salaries and benefits, retirement benefits as well as costs related to recruitment, other compensation expenses of sales and marketing and client management personnel, sales commission, travel and brand building, client events and conferences, training and retention of senior management and other support personnel in enabling functions, telecommunications, utilities, travel and other miscellaneous administrative costs. SG&A expense also includes acquisition-related costs, legal and professional fees (which represent the costs of third party legal, tax, accounting, immigration and other advisors), investment in product development, digital technology, advanced automation and robotics, and costs related to grants of our equity awards to members of our board of directors. The increase in SG&A expenses compared to the previous period was primarily due to higher legal and underwriting fees, increased expenses associated with our uplisting to Nasdaq, and expenses incurred for business events held during the current period, which were not present in the previous period.

Other income/expenses. We earned other income of $3,817 for the nine months ended September 30, 2025, as compared to $90,530 of other expenses during the nine months ended September 30, 2024. The increase in interest income by $187,407 relating to fixed deposits which was offset by increase in interest expense by $93,060 related to interest on bank overdraft facility and convertible notes.

Income tax expense. For the nine months ended September 30, 2025 our income tax expense increased by $2,200,788 as compared to nil during the nine months ended September 30, 2024, primarily due to the recognition of income tax expense in our Indian operations for the first time. Historically, our Indian subsidiary had incurred tax losses and was not subject to current income tax. However, during the current period, the Indian operations generated sufficient taxable profits, resulting in the recognition of current tax expense.

Net Loss. We incurred a net loss of $9,656,008 for the nine months ended September 30, 2025, as compared to a net loss of $17,227,806 for the nine months ended September 30, 2024. The decrease in net loss from the nine months ended September 30, 2024, to the nine months ended September 30, 2025 was primarily the result of the increase in gross profit by $8,683,827, decrease in stock compensation expense by $5,899,227 offset by increase in SG&A expense of $3,863,298 and income tax expense of $2,200,788.

Year ended December 31, 2024, as compared to year ended December 31, 2023

The following table provides selected financial data about us at December 31, 2024, and December 31, 2023:

Balance Sheet Data

	As of	As of
	December 31,	December 31,
	2024	2023
Cash	466,500	2,022,276
Restricted Cash**	6,157,035	5,065,569
Total Assets	42,385,213	31,515,994
Total Liabilities	28,928,110	11,797,916
Total Shareholders’ Equity	13,457,103	19,718,078

**	Represents Fixed Deposits held by the bank as security for bank facilities and certain performance guarantees.

To date, we have mainly relied on debt and equity raised in private offerings to finance its operations. We plan to raise additional capital through further private or public offerings. However, if we are unable to do so and if we experience a shortfall in operating capital, we could be faced with having to limit our expansion plans, research and development and marketing activities.

	For the year ended
Particulars	December 31, 2024	December 31, 2023
Total Revenue	20,649,528	5,875,314
Cost of revenue	(12,197,162)	(5,149,786)
Gross profit	8,452,366	725,528
Research & development expense	2,491,771	1,058,660
Stock compensation expense	14,342,784	9,723,492
Depreciation and amortization expense	436,005	152,738
Selling, general and administrative expense	10,157,768	10,064,622
Loss from operations	(18,975,962)	(20,273,984)
Other income (expenses)	(175,235)	(604,308)
Income tax expense	-	-
Net loss	(19,151,197)	(20,878,292)

Total Revenue. During the year ended December 31, 2024, we had revenues of $20,649,528 (comprising $19,457,767 of system sales, $942,548 of instrument sales and $177,518 of warranty sales and $71,695 of Lease income), compared to revenues of $5,875,314 (comprising $5,225,777 of system sales, $647,766 of instrument sales and $1,771 of warranty sales) during the year ended December 31, 2023.The increase in revenue was primarily due to sale of increased number of surgical robotic systems and instruments in the year ended December 31, 2024 as compared to the year ended December 31, 2023.

Research and Development Expenses. Research and Development expenses during the year ended December 31, 2024, were $2,491,771, as compared to $1,058,660 for the year ended December 31, 2023. The increase in the Research and Development expenses as compared to the previous year was in line with our continued focus on improving the design and technological capabilities of its existing SSi Mantra system and further expanding its product offerings.

Stock Compensation Expense. We had stock compensation expenses of $14,342,784 and $9,723,492 during the years ended December 31, 2024, and December 31, 2023 respectively. The substantial increase in the stock compensation expense in 2024 was primarily the result of the award of a second tranche of stock grants to employees of ours and our subsidiaries and the issuance of stock awards and stock options to executive officers of ours and our subsidiaries in November 2024 under our Incentive Stock Plan, in recognition of their efforts in our operational growth.

Depreciation and amortization expenses. We had depreciation and amortization expense of $436,005 for the year ended December 31,2024, as compared to $152,738 in the year ended December 31, 2023. The depreciation and amortization expenses primarily consisted of depreciation on fixed assets.

Selling, General and Administrative expenses. We incurred $10,157,768 in selling, general and administrative expenses during the year ended December 31, 2024, as compared to $10,064,622 for the year ended December 31, 2023.

Our Selling, General and Administrative expenses (“SG&A”) comprise of expenses relating to salaries and benefits, retirement benefits as well as costs related to recruitment, other compensation expenses of sales and marketing and client management personnel, sales commission, travel and brand building, client events and conferences, training and retention of senior management and other support personnel in enabling functions, telecommunications, utilities, travel and other miscellaneous administrative costs. SG&A expenses also include acquisition-related costs, legal and professional fees (which represent the costs of third party legal, tax, accounting, immigration and other advisors), investment in product development, digital technology, advanced automation and robotics, related to grant of our equity awards to members of our board of directors. We expect our SG&A costs to increase as we continue to strengthen our support and enabling functions and invest in leadership development, performance management and training programs. The increase in selling, general and administrative expenses resulted from the increased headcount and an increase in the scale of our commercial operations during 2024 as compared to the year ended December 31, 2023.

Other Income (Expenses). We have incurred $175,235 in interest expenses (net) during the year ended December 31, 2024, as compared to an interest expense (net) of $604,308 during the year ended December 31, 2023. The decrease in interest expense (net) from 2023 to 2024 was due to an increase in interest income on fixed deposits with HDFC bank in India and interest income recognized during the year related to deferred payment sales.

Net Loss. We incurred a net loss of $19,151,197 for the year ended December 31, 2024, as compared to a net loss of $20,878,292 for the year ended December 31, 2023. The decrease in net loss from 2023 to 2024 was primarily due to an increase in gross profit of $7,726,838, offset by an increase in stock compensation expense of $4,619,292 and a decrease in interest expense (net) of $175,235 from $604,308 respectively.

Liquidity and Capital Resources

We expect to require substantial funds for scaling up our operations, incurring capital expenditure to have our own in-house machining and tooling capacity and to continue to finance our research and development work in the field of surgical robotics.

Effective February 14, 2024, we sold $2,450,000 in principal amount of 7% Convertible One-Year Promissory Notes (the “Bridge Notes”) to five investors in a private transaction, one of whom was Sushruta, the Bahamian holding company of Dr. Sudhir Srivastava, our founder, Chairman, Chief Executive Officer and controlling shareholder, who subscribed for a $1,000,000 Bridge Note. Interest on the Bridge Notes accrued at the rate of 7% per annum and was payable together with the principal amount upon maturity, which was one year from issuance. The Bridge Notes were convertible at the option of the noteholders, at any time prior to maturity into shares of our common stock at a conversion price of $4.45 per share. Sushruta’s Bridge Note, together with accrued interest thereon, was repaid upon maturity in February 2025.

In April 2024, we raised $2,000,000 from Sushruta by the issuance of two One-Year 7% Promissory Notes (the “7% Notes”) of $1,000,000 each, to meet certain working capital requirements. In July 2024, we raised $500,000 from Sushruta by the issuance of an additional 7% Note to finance its ongoing working capital requirements. In October and November 2024, we raised $500,000 from Sushruta by issuance of 7% Notes to finance its ongoing working capital requirements. All of the 7% Notes are payable in full together with accrued interest, after 12 months from their respective date of issuance. All of the 7% Notes were repaid in full together with accrued interest thereon, upon maturity in February 2025.

Dr. Sudhir Srivastava, through Sushruta, provided us with $2,000,000 in financing on December 4, 2024, $5,000,000 in financing on January 3, 2025, $10,000,000 in financing on January 20, 2025, $5,000,000 in financing on January 30, 2025 and $8,000,000 in financing on March 19, 2025.

Each tranche of financing provided by Dr. Srivastava was evidenced by a one-year convertible promissory note (collectively, the “One-Year Notes”). The One-Year Notes bore interest at the rate of seven percent (7%) per annum, which accrued and was due at maturity. The One-Year Notes were convertible at the option of the holder into shares of our common stock at a conversion price of $1.38 per share, subject to adjustment for stock splits, stock dividends and similar recapitalization events. As of September 30, 2025, all $30,000,000 in principal amount of One-Year Notes, together with $164,548 in interest thereon, were converted by Sushruta into 21,858,368 shares of our common stock.

While we have been successful in raising funds to meet our working capital needs to date, and we believe that we will be successful in obtaining the necessary financing to fund our operations going forward, we do not have any committed sources of funding and there are no assurances that we will be able to secure additional funding if and when needed. The condensed consolidated financial statements included in this prospectus have been prepared assuming that we will continue as a going concern. If we cannot obtain financing, then we may be forced to further curtail our operations or consider other strategic alternatives. Even if we are successful in raising the additional financing, there is no assurance regarding the terms of any additional investment and any such investment or other strategic alternative would likely substantially dilute our current shareholders. These factors raise a substantial doubt about our ability to continue as a going concern.

	For the nine months ended
	September 30, 2025	September 30, 2024
Net cash provided by operating activities:
Net loss	(9,656,008)	(17,227,806)
Non-cash adjustments	7,431,442	13,528,234
Change in operating assets and liabilities	(14,798,851)	(2,541,697)
Net cash used in operating activities	(17,023,417)	(6,241,269)
Net cash used in investing activities	(1,944,527)	(536,337)
Net cash provided by financing activities	24,793,391	6,014,946
Net change in cash	5,825,447	(762,660)
Effect of exchange rate on cash	(409,735)	(172,923)
Cash at beginning of year	6,623,535	7,087,845
Cash at end of year	12,039,247	6,152,262

Cash Flows from Operating Activities

During the nine months ended September 30, 2025, net cash used in operating activities was $17,023,417 resulting from our net loss of $9,656,008 partially offset by non-cash charges of $7,431,442 primarily driven by depreciation charges, operating lease expense, Interest expense (net), Interest and other income, net, credit loss reserve, advisory share expense and other stock compensation expense. We had cash used in our operating assets and liabilities of $17,023,417 primarily driven by an increase in inventory, prepaid and other assets and accounts receivables offset by an increase in deferred revenue, accounts payable, accrued expenses, prepaids and other noncurrent assets, operating lease expense and other liabilities.

During the nine months ended September 30, 2024, net cash used in operating activities was $6,241,269 resulting from our net loss of $17,227,806 partially offset by non-cash charges of $13,528,234 primarily driven by credit loss reserve, depreciation charges, operating lease expense, interest expense (net) and stock compensation expense. We had cash used in our operating assets and liabilities of $2,541,697 primarily driven by inventory, accounts payable, Receivables from / payables to related parties, deferred revenue, accrued expenses and other current liabilities, other noncurrent liabilities and prepaid expenses.

Cash Flows from Investing Activities

During the nine months ended September 30, 2025, we had net cash used in investing activities of $1,944,527 in purchase of property and equipment.

During the nine months ended September 30, 2024, we had net cash used in investing activities of $536,337 in purchase of property and equipment.

Cash Flows from Financing Activities

During the nine months ended September 30, 2025, we had net cash provided by financing activities of $24,793,391, which comprised of proceeds of $28,000,000 from issuance of convertible notes to our principal shareholder and proceeds from our bank overdraft facility (net) by $2,074,877 offset by repayment of convertible notes to our principal shareholder and other investors amounting to $4,212,637 and $1,068,849 respectively.

During the nine months ended September 30, 2024, we had net cash, provided by financing activities of $6,014,946, which comprised of $1,064,946 in proceeds from our bank overdraft facility (net), $1,000,000 in proceeds from issuance of convertible notes to Sushruta, $ 1,450,000 proceeds from issuance of convertible notes to other investors and $2,500,000 in proceeds from issuance of promissory notes to Sushruta.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We consider the policies discussed below to be critical to an understanding of our consolidated financial statements, as their application places the most significant demands on management’s judgment regarding matters that are inherently uncertain at the time an estimate is made.

These policies include fair value of stock options and standalone selling price in case of bundled revenue contracts.

These accounting policies, estimates and the associated risks are set out below. Future events may not develop exactly as forecasted and estimates routinely require adjustment.

Stock Compensation Expense

Under the fair value recognition provisions of ASC Topic 718, Compensation-Stock Compensation, cost is measured at the grant date based on the fair value of the award and is amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Determining the fair value of stock-based awards at the grant date requires significant judgment, including estimating the expected term over which the stock awards will be outstanding before they are exercised and the expected volatility of our stock.

As of September 30, 2025, we have issued two types of equity incentives:

Stock Options: These provide employees with the right, but not the obligation, to purchase shares of our stock at a specified price, within a defined period, as per the terms of the stock option agreement. Stock-based compensation expense associated with our 2016 Incentive Plan is measured at fair value using a Black-Scholes option-pricing model at commencement of each offering period and recognized over that offering period.

Stock Units (Restricted Stock Units, or RSUs): These do not require the employee to exercise any options. Each stock unit automatically converts into a specified number of shares upon vesting. We use last three months’ average share price of common stock on OTC (prior to April 24, 2025) or on Nasdaq (subsequent to April 24, 2025) as grant date fair value for RSUs.

Standalone Selling Price

Our system sale arrangements contain multiple products and services, including system, accessories, instruments and services. Other than services, we generally deliver all of the products upfront. Each of these products and services is a distinct performance obligation. System, instruments, accessories and services are also sold on a standalone basis. For multiple-element arrangements, revenue is allocated to each performance obligation based on its relative standalone selling price. Standalone selling prices are based on observable prices at which we separately sell the products or services. If a standalone selling price is not directly observable, then we estimate the standalone selling prices considering market conditions and entity-specific factors including, but not limited to, historical pricing data, features and functionality of the products and services and industry benchmark. We regularly review standalone selling prices and maintain internal controls over establishing and updating these estimates. Revenue that is allocated to the service obligation is deferred and recognized ratably over the service period upon expiration of first year of service which is free and included in the system sale arrangements.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

Our directors and executive officers and their respective ages and titles are as follows:

Name	Age	Position(s) and Office(s) Held
Sudhir Srivastava, M.D.	78	Chairman, Chief Executive Officer and Director
Milan Rao	54	Global Chief Operating Officer and Chief Financial Officer
Vishwajyoti P. Srivastava, M.D.	48	Chief Executive Officer – Asia Pacific and Director
Barry F. Cohen	85	Chief Operating Officer – Americas and Director
Dr. Mylswamy Annadurai	66	Director
Dr. S.P. Somashekhar	52	Director
Dr. Frederic H Moll	73	Director
Tim Adams	56	Director

Set forth below is a brief description of the background and business experience of our directors and executive officers.

Sudhir Srivastava, M.D., joined the Company on April 14, 2023, as its Chairman, Chief Executive Officer and a director upon completion of the CardioVentures Merger. Dr. Srivastava founded SSI-India, our Indian operating subsidiary in 2019 and has served as its Chairman, Managing Director and Chief Executive Officer since that time. SSI-India was founded with the objective of launching the development of an advanced, affordable, and accessible surgical robotic system that would benefit greater numbers of patients around the world. Dr. Srivastava completed his medical degree in India in 1971 and moved to the U.S. in 1972, where he underwent a residency in general surgery in St. Louis and further completed his training, including in cardiothoracic surgery, at the University of British Columbia Hospitals in Vancouver, Canada. He is double board certified by the American Board of Surgery and Thoracic Surgery. Dr. Srivastava, after moving to Texas to begin his practice in 1981, became heavily involved in advancing minimally invasive cardiac surgical approaches and robotic cardiac surgery procedures during his time in Texas. While in Texas, in 2002 Dr. Srivastava was the founding chairman of Alliance Hospital, which became one of the busiest robotic cardiac centers globally. In 2007, Dr. Srivastava joined the University of Chicago faculty and served as the Director of Robotic Cardiac Surgery to launch their program. In 2009, Dr. Srivastava moved to Atlanta, Georgia, and founded the International College of Robotic Surgery and launched the Robotic Revascularization Program at St. Joseph’s Hospital. While in the U.S., he performed over 1,400 robotic cardiothoracic procedures and trained over 350 surgical teams from around the world. His passion and experience took him to various countries around the world, where he helped launch robotic cardiac surgery programs. Dr. Srivastava returned to India in 2011 to establish robotic surgery programs throughout the country during a time when robotic surgery was still nascent in India. He founded the International Centre for Robotic Surgery in Delhi, India, and trained surgeons in different specialties, introducing them to high-level robotic cardiac surgery procedures. Recognizing the high cost and limited access to robotic surgery in India, in 2012, Dr. Srivastava undertook the mission of developing an affordable system that would be technologically advanced, so that greater numbers of patients could benefit from robotic cardiac surgery in India and worldwide. His efforts led to the development of the SSi Mantra by the SSi Companies Group, which was commercially introduced in August 2022. Dr. Srivastava is globally recognized as a pioneer and leader in robotic cardiac surgery and has received numerous awards worldwide for advancing the field.

Milan Rao, joined the Company as Global Chief Operating Officer and Chief Financial Officer on January 16, 2026. Mr. Rao, has more than three decades of executive leadership experience driving technology-enabled transformation, operational efficiency and growth at leading global companies across industries, including the healthcare sector. From June 2024 until joining the Company, Mr. Rao served as Chief Operating Officer and Chief Revenue Officer of Markets & Markets, a global consulting firm based in New York City, where he led global operations, sales, marketing and consulting, and was responsible for global partnerships and the firm’s inorganic growth initiatives. From September 2021 to December 2023, Mr. Rao served as President and Global Business Head of Smart Energy Water (“SEW”), a cloud-based SaaS company based in California and New York, connecting consumers with energy and water providers worldwide. Following SEW’s acquisition of Choice Technologies, in 2022 he served as Interim Chief Executive Officer of Choice Technologies and led its global integration with SEW, expanding platform capabilities in artificial intelligence, machine learning and data analytics and growing its customer base. From August 2017 to August 2021, Mr. Rao was President at Wipro Limited (“Wipro”) a Technology Services company. He also led Wipro’s Technology & Transformation Office, including innovation, IP and platforms, marketing, and revenue operations, and launched a digital-first, AI-led transformation program. From June 2013 to August 2017, Mr. Rao served as President and Chief Executive Officer of GE Healthcare for India, South Asia, and emerging markets. Mr. Rao holds a BS in Computer Science and Engineering from IIT (BHU) Varanasi, where he was recognized as a Distinguished Alumnus, and an MBA in Finance from IIM Calcutta.

Vishwajyoti P. Srivastava, M.D., joined the Company on April 14, 2023, as its President, Chief Operating Officer – South Asia and a director upon completion of the CardioVentures Merger. In May 2025 Dr. Srivastava was appointed to the position of Chief Executive Officer – Asia Pacific and served as the Company’s interim Chief Financial Officer from July 23, 2025 through September 24, 2025. Dr. Srivastava joined SSI-India as President and Chief Operating Officer for South Asia in November 2020. Prior to that, he served as President of OMNI 3DHD from January 2018 to November 2020, where he led the development of a secondary 3D Visualization System that was designed with the objective of giving 3D vision to the entire robotic surgical team. In 2015, Dr. Srivastava served as the COO of a Miami, Florida based health and wellness startup, Reshape Inc., that developed an online platform for healthy living initiatives. Dr. Srivastava was also instrumental in the creation of the International College of Robotic Surgery in Atlanta, Georgia, in 2009 as well as the International Centre for Robotic Surgery in New Delhi, India, in 2011. Dr. Srivastava has been deeply involved in the field of surgical robotics since 2008, covering the wide spectrum of clinical applications, teaching and training, tele-mentoring platforms, web-based surgeon didactic training modules, digital media and marketing. Dr. Srivastava graduated from Saint James School of Medicine in Anguilla, receiving his M.D. degree in August 2020. Dr. Srivastava also holds a B.A. in International Studies with a focus on South Asia from the University of Washington in Seattle that he received in 2000. Dr. Srivastava completed all his premedical requirements at Columbia University’s Post Baccalaureate Program in New York City, graduating in 2003. He is fluent in English, Hindi and French.

Barry F. Cohen co-founded the Company (then known as Avra Medical Robotics, Inc.) and served as its Chief Executive Officer and a director from February 4, 2015, until completion of CardioVentures Merger on April 14, 2023, when he assumed the position of Chief Operating Officer-Americas and continued as a director. Between 2006 and 2008, Mr. Cohen was a private investor and founded AVRA Surgical, Inc., a medical technology company. Prior to founding the Company, Mr. Cohen was a director of Dualis Med-Tech from 2012 to 2014 and was a director of AvraMiro GmbH from 2009 to 2014 and Avra Surgical Robotics, Inc. since 2011, which is currently inactive. From approximately 1979 to 1983 he served as director of Synalloy Corp., a manufacturer of pipe, piping systems and specialty chemicals after which he was appointed to serve as President from 1984 to 1985. Mr. Cohen also served as Chairman of the Executive Board of Wolverine Technologies, Inc., a NYSE listed company from 1979 to 1983 and President of Barry F. Cohen & Co., an NASD member from 1983 to 1999. Mr. Cohen has over fifty years’ experience in managing private and public industrial companies, and forty-seven years’ experience as a securities executive.

Dr. Mylswamy Annadurai joined the Company as a director on July 30, 2023. Dr. Annadurai is a distinguished space scientist of international repute, who has been involved in the Indian space program for over forty years, approximately thirty-six of which (1982-2018) were spent in various positions with the Indian Space Research Organization (“ISRO”), most recently as Director of the ISRO Satellite Center from April 2015 to July 2018. During that period, he was responsible for overseeing the development, manufacture and launch of twenty-nine satellites. Prior thereto, he also served as Program Director of Indian Remote Sensing and Small Satellite Program at ISRO from 2011-2015, where among other matters, he was responsible for overseeing ISRO’s Mars Orbiter Mission and as Project Director of India’s firs lunar mission, Chandarayaan-1, from 2004-2010. From August 2018 until March 2022, Dr. Annadurai served as Chairman of the National Design and Research Forum and from October 2018 to March 2023, he served as Vice President of the Tamil Nadu State Council for Science and Technology. Since May 2019. Dr. Annadurai has been serving as Chairman of the Aerospace Committee of the Southern India Chamber of Commerce and Industries in Chennai and since March 2021, as a director of Moon Land Technologies Pvt. Ltd. Since February 2023, he is also serving as a Trustee Member of the India Trustee Board of the America-India Foundation. Dr. Annadurai has received numerous awards from the Indian government, ISRO, international space organizations, academic institutions and professional bodies and societies. Dr. Annadurai holds B.E. (ECE), M.E. (Applied Electronics) and Ph.D. degrees from Anna University.

Dr. S.P. Somashekhar joined the Company as a director on July 30, 2023. Dr. Somashekhar is a highly respected surgical oncologist and one of the first physicians to employ robotic surgery in India. Since January 2022, he has been affiliated with the Aster Group of Hospitals in India, where he serves as Global Director of the Aster International Institute of Oncology and Head of Department and Lead Consultant in Surgical and Gynecological Oncology and Robotic Surgery. He also serves as Chairman of the Medical Advisory Board for Aster DM Healthcare. For over twenty years prior to joining Aster, he was affiliated with Manipal Hospitals in Bengaluru, most recently as Head of Department of Surgical Oncology and Chairman of the Surgical Oncology Advisory Board. Dr. Somashekhar has served in a number of teaching positions, significant experience in conducting clinical studies, authored numerous medical papers and articles and received multiple awards in the medical field. He holds an M.B.B.S. degree from Mysuru University, an M.S. in General Surgery from the Sheth K.M. School of Postgraduate & Research in Ahmedabad, and an MCh in Oncosurgery from the Gujarat Cancer & Research Institute in Ahmedabad. He is also a Fellow of the Royal College of Surgeons (Edinburgh).

Dr. Frederic H Moll joined the Company as a Director on August 20, 2024. Dr. Moll is a renowned physician and visionary entrepreneur whose pioneering work in medical robotics has shaped the field of MIS. He did his B.A. from the University of California at Berkeley, an M.D. from the University of Washington, and an M.S. in Business Management from Stanford University. He is a pioneer in Medical Robotics, particularly in MIS. Dr. Moll co-founded Intuitive Surgical in 1995, where he co-developed the da Vinci robotic-assisted surgery system, a global standard for MIS. He also founded Hansen Medical and Auris Health, creating advanced robotic technologies for vascular procedures and lung cancer diagnosis, respectively. His innovations have shaped the field of surgery, and he has served on the Boards of influential Healthcare Tech companies like Mako Surgical and RefleXion.

Tim Adams joined the Company as a Director on August 20, 2024. Mr. Adams served as President and CEO of Ascension Saint Thomas Health and Ministry Market Executive for Ascension Tennessee from January 2018 until January 2023, leading a network of nine inpatient facilities across Middle Tennessee. Prior to this, he was the Texas Region Chief Executive Officer at Tenet Healthcare, overseeing 26 hospitals and leading operational efforts for one of the company’s largest regions. Earlier in his career, Mr., Adams served as CEO of Cedar Park Regional Medical Center, a partner with Ascension’s Seton Healthcare Family, and held executive roles at Community Health Systems and IASIS Healthcare, overseeing multi-hospital operations in Texas and Florida. Beyond his professional commitments, he is also an active member of the healthcare community, serving on numerous boards, including the Tennessee Hospital Association, Nashville Health Care Council, and the United Way of Greater Nashville. He holds a Bachelor of Business Administration from Baylor University and an MBA from The University of Texas at El Paso. In January 2023, Tim transitioned to the role of Regional Operating Officer and Senior Vice President for Ascension, overseeing Ascension ministries in 10 states, including Tennessee.

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our shareholders and until a successor is appointed and qualified, or until their removal, resignation, or death.  Executive officers serve at the pleasure of the board of directors.

Family Relationships

Dr. Sudhir Srivastava and Dr. Vishwajyoti P. Srivastava are father and son.

There are no other familial relationships among our officers and directors.

Board Committees and Independence

The Company has constituted three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

Our board of directors has determined that Dr. Annadurai, Dr. Somashekhar and Mr. Adams are currently “independent” within the meaning of the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market. In addition, the board has determined that Mr. Adams is an “audit committee financial expert” as the term is defined by the applicable rules and regulations of the SEC and the Nasdaq Stock Market listing standards, based on his business and management experience. Our board has also determined that at present, Dr. Moll is not “independent” because his beneficial ownership of our common stock exceeds 10%. Dr. Sudhir Srivastava, Dr. Vishwajyoti P. Srivastava and Mr. Barry F. Cohen are not independent as they are officers and employees of the Company.

Members of the aforesaid Committee (s) are as follows:

Name of the Committee	Members of the Committee
Audit Committee	Mr. Tim Adams
Dr. SP Somasekhar
Dr. Mylswamy Annadurai

Compensation Committee	Mr. Tim Adams
Dr. SP Somasekhar
Mr. Barry F. Cohen

Nominating and Corporate Governance Committee	Mr. Tim Adams
Dr. SP Somasekhar

Audit Committee

The audit committee assists our board of directors in its oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including (a) the quality and integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditors’ qualifications and independence; and (d) the performance of our Company’s internal audit functions and independent auditors, as well as other matters which may come before it as directed by the board of directors. Further, the audit committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

●	be responsible for the appointment, compensation, retention, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

●	discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent auditors prior to their filing with the SEC in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

●	review with the Company’s financial management on a periodic basis (a) issue regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and (b) the effect of any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

●	monitor the Company’s policies for compliance with federal, state, local and foreign laws and regulations and the Company’s policies on corporate conduct;

●	maintain open, continuing, and direct communication between the board of directors, the audit committee and our independent auditors; and

●	monitor our compliance with legal and regulatory requirements and shall have the authority to initiate any special investigations of conflicts of interest, and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.

Compensation Committee

The compensation committee aids our board of directors in meeting its responsibilities relating to the compensation of the Company’s executive officers and to administer all incentive compensation plans and equity-based plans of the Company, including the plans under which Company securities may be acquired by directors, executive officers, employees and consultants. Further, the compensation committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

●	review periodically the Company’s philosophy regarding executive compensation to (a) ensure the attraction and retention of corporate officers, (b) ensure the motivation of corporate officers to achieve the Company’s business objectives, and (c) align the interests of key management with the long-term interests of our shareholders;

●	review and approve corporate goals and objectives relating to Chief Executive Officer compensation and other executive officers of SSi and its subsidiary companies;

●	make recommendations to the board of directors regarding compensation for non-employee directors, and review periodically non-employee director compensation in relation to other comparable companies and in light of such factors as the compensation committee may deem appropriate; and

●	review periodically reports from management regarding funding the Company’s pension, retirement, long-term disability and other management welfare and benefit plans.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee shall recommend to the board of directors individuals qualified to serve as directors and on committees of the board of directors to advise the board of directors with respect to the board of directors composition, procedures and committees to develop and recommend to the board of directors a set of corporate governance principles applicable to the Company; and to oversee the evaluation of our board of directors and management.

Further, the nominating and corporate governance committee, to the extent it deems necessary or appropriate, among its several other responsibilities shall:

●	recommend to the board of directors and for approval by a majority of independent directors for election by shareholders or appointment by the board of directors as the case may be, pursuant to our bylaws and consistent with the board of directors’ criteria for selecting new directors;

●	review the suitability for continued service as a director of each member of the board of directors when his or her term expires or when he or she has a significant change in status;

●	review annually the composition of the board of directors and to review periodically the size of the board of directors;

●	make recommendations on the frequency and structure of board of directors’ meetings or any other aspect of procedures of the board of directors;

●	make recommendations regarding the chairmanship and composition of standing committees and monitor their functions;

●	review annual committee assignments and chairmanships;

●	recommend the establishment of special committees as may be necessary or desirable from time to time; and

●	develop and review periodically corporate governance procedures and consider any other corporate governance issue.

Code of Ethics

We have adopted a Code of Ethics that applies to employees, including our principal executive officer, principal financial officer and/or people performing similar functions.

Board of Directors Role in Risk Oversight

Members of the board of directors have periodic meetings with management and the Company’s independent auditors to perform risk oversight with respect to the Company’s internal control processes. The Company believes that the board’s role in risk oversight does not materially affect the leadership structure of the Company.

Insider Trading Policies and Procedures

We have adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by our directors, officers and employees, and the Company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to earned by or paid to our Chief Executive Officer (our principal executive officer) and our two most highly compensated executive officers other than our chief Executive Officer (collectively, the “named executive officers”) for the years ended December 31, 2025, December 31, 2024 and December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (#)	Option Awards (#)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sudhir Srivastava, M.D.	2025	600,000	0	0	5,886,997	(2)	13,307,213	(2)	0	0	299,538	14,206,751
Chairman and	2024	600,000	0	0	5,886,997		13,307,213		0	0	289,567	14,196,780
Chief Executive Officer(1)	2023	600,000	0	0	2,536,776		8,650,405		0	0	205,992	9,456,397

Vishwajyoti P. Srivastava, M.D.	2025	266,668	0	0	845,592	(2)	2,883,468	(2)	0	0	54,333	3,204,469
Chief Executive	2024	200,000	0	0	845,592		2,883,468		0	0	12,164	3,095,632
Officer – Asia Pacific(3)	2023	200,000	0	0	845,592		2,883,468		0	0	9,623	3,093,091

Barry F. Cohen	2025	180,000	0	0	845,592	(2)	2,883,468	(2)	0	0	0	3,063,468
Chief Operating	2024	180,000	0	0	845,592		2,883,468		0	0	0	3,063,468
Officer-Americas(4)	2023	128,000	0	0	845,592		2,883,468		0	0	0	3,011, 468

(1)	Sudhir Srivastava became our Chairman and Chief Executive Officer on April 14, 2023, upon completion of the CardioVentures Merger.

(2)	Represents an option to purchase common stock granted under our 2016 Incentive Plan. The option vests in five equal annual installments commencing upon the date of grant and expires five years from the date of grant.

(3)	Dr. Vishwajyoti Srivastava became our President and Chief Operating Officer – South Asia on April 14, 2023, upon completion of the CardioVentures Merger. In May 2025, he was appointed Chief Executive Officer – Asia Pacific.

(4)	Barry F. Cohen served as our Chairman and Chief Executive Officer from founding of the Company on February 4, 2015, until completion of the CardioVentures Merger on April 14, 2023, when he stepped down from those positions and assumed the position of Chief Operating Officer – Americas.

Employment Agreements

The Company is party to an employment agreement with Dr. Sudhir Srivastava for a three year period expiring on July 31. 2027, which provides for an annual base salary of $600,000.

Dr. Vishwajyoti P. Srivastava is party to an employment agreement with the Company expiring on April 30, 2030, which provides for a base annual salary of $300,000.

The Company is party to an employment agreement with Barry F. Cohen expiring in April 2026, which provides for an annual base salary of $180,000.

The Company and Mr. Rao entered into a one-year services agreement, effective January 16, 2026 (the “Services Agreement”), providing for monthly base compensation of $41,667. In addition, the Services Agreement provides for Mr. Rao to receive a stock grant under the Company’s 2016 Incentive Plan) in the amount of 120,000 shares of the Company’s common stock vesting in equal monthly installments of 10,000 shares, subject to continued engagement of Mr. Rao by the Company and the other terms and conditions of the 2016 Incentive Plan. In the event, the Services Agreement is terminated by the Company “Without Cause” (as defined in the Services Agreement) prior to the six month anniversary of the effective date of the Services Agreement, then Mr. Rao shall be entitled to receive, (i) payment of his base compensation through the six month anniversary of the effective date of the Services Agreement; and (ii) any unvested installment of the stock grant which would vest on or before the six month anniversary of the effective date shall vest in full as of the termination date. Any other unvested portion of his stock grant will terminate as of the termination date of the Services Agreement.

Each of the above agreements provides for reimbursement of reasonable business expenses incurred in the performance of the executive’s duties and contains customary confidentiality, assignment of proprietary rights, non-competition and non-solicitation provisions.

Outstanding Equity Awards at Fiscal Year-End Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2025.

	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares that have not vested	Market value of shares of stock that have not vested**
Sudhir Srivastava, M.D.	4,872,286	1,014,710	$5.00	Nov 27, 2028
Vishwajyoti P. Srivastava	507,355	338,237	$5.00	Nov 27, 2028
Barry F. Cohen	507,355	338,237	$5.00	Nov 27, 2028

*	The volume weighted average exercise price per share for all options awarded is $5.00.

**	Based on the market price of $7.76 per share on the grant date

The above are options to purchase common stock granted under our 2016 Incentive Plan. The options vest in five equal annual instalments commencing upon the date of grant and expire five years from the date of grant.

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for the year ended December 31, 2025, our last completed fiscal year.

		DIRECTOR COMPENSATION
Name	Fees Earned or paid in Cash ($)	Stock Awards ($)	Option Awards (#)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sudhir Srivastava, M.D.	600,000		5,886,997	13,307,213	0	0	299,538	14,206,751
Vishwajyoti P. Srivastava, M.D.	266,668		845,592	2,883,468	0	0	54,333	3,204,469
Barry F. Cohen	180,000		845,592	2,883,468	0	0	0	3,063,468
Dr. Mylswamy Annadurai	0			0	0	0	6,000	6,000
Dr. S.P. Somashekhar	0	0	0	0	0	0	6,000	6,000
Tim Adams	0	0		0	0	0	8,819	8,819
Frederic H Moll	0	0		0	0	0	15,999	15,999

(1)	Represents the value of options to purchase common stock granted under our 2016 Incentive Plan. The option vests in five equal annual instalments commencing upon the date of grant and expires five years from the date of grant.

Narrative Disclosure to the Director Compensation Table

We compensate our non-employee directors with cash fees of $1,500 per meeting. Non-employee directors are also reimbursed for travel and lodging expenses in connection with their attendance at in-person meetings of the board. Following completion of this offering, we intend to implement an equity-based compensation plan for our non-employee directors in conjunction with our advisors.

2016 Incentive Stock Plan

Our 2016 Incentive Plan provides for equity incentives to be granted to our employees, executive officers or directors or to key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares as determined pursuant to the 2016 Plan, restricted stock awards, other stock-based awards, or any combination of the foregoing. In the absence of a compensation committee, the 2016 Plan was administered by the board of directors. However, with the recent constitution of compensation committee, the Plan will henceforth be administered by the compensation committee, 3,000,000 shares of our common stock were originally reserved for issuance pursuant to the exercise of awards under the 2016 Plan. In August 2019, our board of directors and our majority shareholders approved an increase in the number of shares reserved under the 2016 Plan to 10,000,000 shares of our common stock. Our board of directors and majority shareholders in July 2022, approved a subsequent increase in the number of shares of our common stock reserved under the 2016 Plan to 20,000,000 shares of common stock. Our board of directors and majority shareholders in October 2023 mandated to keep 10% of our issued and outstanding common shares reserved under the 2016 Incentive Stock Plan. As of December 31, 2025, we have granted options to purchase 7,578,181 shares under the 2016 Plan, exercisable at a weighted average price of $5.00 per share and 3,554,477 shares in stock grants.

The 2016 Incentive Plan (but not awards under the 2016 Incentive Plan) expires in accordance with its terms on February 1, 2026. We intend to implement a new equity incentive plan following the completion of this offering.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

The following table sets forth, as of this prospectus, the beneficial ownership of our common stock by (i) each director and executive officer; (ii) directors and executive officers as a group; (iii) each five percent (5%) beneficial owner of our common stock.

The percentage ownership information shown in the table reflects beneficial ownership prior to and immediately after the completion of this offering and is based upon 194,356,700 shares of common stock outstanding as of the date of this prospectus (including 191,559 shares being processed for issuance in connection with employee stock grants under the 2016 Incentive Plan) and assumes there are 205,643,381 shares of our common stock outstanding as of the date immediately following the completion of this offering, assuming no exercise by the underwriters of their option to purchase additional shares of our common stock. Unless otherwise stated, the address of the persons set forth on the table is c/o the Company.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws. In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within sixty (60) days of the date of this prospectus are deemed beneficially owned by the holders of such options and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

	Number of shares of	Percentage of class (%)
Names and addresses of beneficial owners	common stock	Before	After
Directors and executive officers
Sudhir Srivastava, M.D.(1)	116,257,301	58.35%	55.23%
Milan Rao(2)	20,000	*	*
Vishwajyoti P. Srivastava, M.D.(3)	507,355	*	*
Barry F. Cohen(4)	8,345,443	4.28%	4.05%
Dr. Mylswamy Annadurai	-	*	*
Dr. S.P. Somashekhar(5)	341,165	*	*
Tim Adams	5,031,902	2.59%	2.45%
Dr. Frederic H Moll	20,335,045	10.46%	9.89%
All directors and executive officers as a group (eight persons)(6)	150,838,211	76.13%	72.03%
5% or greater shareholders
Manipal Global Health Services(7)	14,949,070	7.69%	7.27%
22, St. Georges Street, Port Louis 11302, Mauritius

Unless otherwise indicated, the address for all our directors and executive officers is, care of the Company, 404-405, 3rd Floor, iLabs Info Technology Centre, Udyog Vihar, Phase III, Gurugram, Haryana 122016, India.

*	Less than 1%.

(1)

Includes (a) 111,343,014 shares held of record by Sushruta, a Bahamian holding company beneficially owned by Dr. Sudhir Srivastava; (b) 32,000 shares held by Dr Sudhir Srivastava; and (c) 4,872,287 shares issuable upon the exercise of vested stock options granted under our 2016 Incentive Plan. Sushruta also holds all 1,000 issued and outstanding Series A Preferred Shares, which entitles the holder to 51% of the total voting power of the Company.

(2)	Represents a grant of 20,000 shares of our common stock awarded under our 2016 Incentive Plan which vest within sixty (60) days of the date of this prospectus.

(3)	Includes 507,355 shares issuable upon the exercise of vested stock options granted under the 2016 Incentive Plan.

(4)	Includes 507,355 shares issuable upon the exercise of vested stock options granted under the 2016 Incentive Plan.

(5)	Includes a grant of 166,348 fully vested restricted shares of our common stock awarded under our 2016 Incentive Plan and 58,469 shares of common stock held by his spouse Dr. Manjiri Somashekhar.

(6)	Includes the items in footnotes (1) – (5) above.

(7)	Dr. Ranjan R. Pai is the beneficial owner of the shares of common stock held of record by Manipal Global Health Services.

The people named above have full voting and investment power with respect to the shares indicated. Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

Certain Relationships and Related Transactions, and Director Independence

Related Party Transactions

On April 15, 2023, the Company executed a Convertible Promissory Note (the “Line of Credit Note”) with Sushruta, the Bahamian holding company owned by Dr. Sudhir Srivastava, our Chairman, Chief Executive Officer, and principal shareholder. Pursuant to the Line of Credit Note, Sushruta, in its discretion may make multiple advances to the Company through December 31, 2023 (the “Maturity Date”), in an aggregate amount of up to $20,000,000 for working capital purposes. The advances under the Line of Credit Note do not bear interest and are due and payable on or before the Maturity Date. Sushruta may, at its option, convert the principal amount of any advance into shares of our common stock, at a conversion price of $0.74 per share. During the year ended December 31, 2023, $16,980,000 in advances that were outstanding under the Line of Credit Note, were converted into 22,945,945 shares issued to Sushruta at the conversion price of $0.74 per share and as of December 31, 2023, there were no further advances convertible under the Line of Credit Note.

In September 2022, November 2022, December 2022 and April 2023, the Company issued a total of four convertible redeemable notes in the aggregate principal amount of $3,000,000 to Dr. Frederic Moll. On April 14, 2023, upon completion of the CardioVentures Merger, Dr. Frederic Moll, a current director, converted $3,049,364 (comprising $3,000,000 of principal and $49,364 in accrued interest) of his convertible notes into 3,767,933 shares of our common stock.

Effective February 14, 2024, the Company sold $2,450,000 in principal amount of 7% Convertible One-Year Promissory Notes (the “Bridge Notes”) to five investors in a private transaction, one of whom was Sushruta, who subscribed for a $1,000,000 Bridge Note. Interest on the Bridge Notes accrued at the rate of 7% per annum and was payable together with the principal amount upon maturity, which was one year from issuance. The Bridge Notes were convertible at the option of the noteholders, at any time prior to maturity into shares of our common stock at a conversion price of $4.45 per share. Sushruta’s Bridge Note, together with accrued interest thereon, was repaid upon maturity in February 2025.

In April 2024, the Company raised $2,000,000 from Sushruta by the issuance of two 7% Notes of $1,000,000 each, to meet certain working capital requirements. In July 2024, the Company raised $500,000 from Sushruta by the issuance of an additional 7% Note to finance its ongoing working capital requirements. In October 2024, the Company raised $500,000 from Sushruta by issuance of a 7% Note to finance its ongoing working capital requirements. All of the 7% Notes were repaid in full together with accrued interest thereon, upon maturity in February 2025.

Dr. Sudhir Srivastava, through Sushruta, provided the Company with $2,000,000 in financing on December 4, 2024, $5,000,000 in financing on January 3, 2025, $10,000,000 in financing on January 20, 2025, $5,000,000 in financing on January 30, 2025 and $8,000,000 in financing on March 17, 2025.

The financing provided by Dr. Srivastava was evidenced by the One-Year Notes. The One-Year Notes bore interest at the rate of seven percent (7%) per annum, which accrued and was due at maturity. The One-Year Notes were convertible at the option of the holder into shares of our common stock at a conversion price of $1.38 per share, subject to adjustment for stock splits, stock dividends and similar recapitalization events. As of March 31, 2025, all $30,000,000 in principal amount of One-Year Notes, together with $164,548 in interest thereon, were converted by Sushruta into 21,858,368 shares of our common stock.

We have issued stock options and stock awards to certain of our executive officers. See “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End Table” above for a description of these stock options outstanding as of December 31, 2025.

Other than as described above, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Review, Approval and Ratification of Related Party Transactions

It is our policy that our executive officers, directors, beneficial holders of more than 5% of our outstanding common stock and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation and our bylaws require us to indemnify our directors to the fullest extent permitted by Florida law.

Information related to the independence of our directors is provided under the section titled “Directors, Executive Officers and Corporate Governance.”

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. See “Where You Can Find More Information.” For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001, and 5,000,000 shares of preferred stock, par value $0.0001. As of the date of this prospectus, 194,356,700 shares of common stock (including 191,559 shares being processed for issuance in connection with employee stock grants under the 2016 Incentive Plan) and 1,000 shares of Series A Preferred Shares, were issued and outstanding.

Common Stock

The shares of common stock presently outstanding are and the shares being offered and sold in this offering, when paid for and issued as provided for in this prospectus, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

General

Our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series or the designation of such series. While our Amended and Restated Articles of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult.

Series A Preferred Shares

The 1,000 issued and outstanding shares of preferred stock which are designated as the Series A Preferred Shares were issued to Sushruta, Dr. Sudhir Srivastava’s Bahamian holding company, in connection with the consummation of the April 14, 2023 CardioVentures Merger.

The Series A Preferred Shares vote together with shares of our common stock as a single class on all matters presented to a vote of shareholders, except as required by law and entitle the holder to exercise 51% of the total combined voting power of the Company, without regard to the number of shares of common stock outstanding. The Series A Preferred Shares are not convertible into common stock, do not have any dividend rights and have a nominal liquidation preference. The Series A Preferred Shares also have certain protective provisions, such as requiring the vote of a majority of Series A Preferred Shares to change or amend their rights, powers, privileges, limitations and restrictions. The Series A Preferred Shares are automatically redeemed by the Company for nominal consideration at such time as the holder owns less than 50% of the shares issued to it in connection with the CardioVentures Merger.

Representative Warrants

We have agreed to issue to Roth Capital Partners LLC the Representative Warrants to purchase a number of our shares of common stock equal to an aggregate of 5% of the shares of common stock sold in this offering. See “Underwriting — Representative Warrants.”

Certain Florida Legislation

Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a “control share acquisition” will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” of a publicly held Florida corporation. “Control shares” are shares, which except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20% but less than 33-1/3% of all voting power; (ii) at least 33-1/3% but less than a majority of all voting power; or (iii) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public company and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company’s Amended and Restated Articles of Incorporation and Bylaws also authorize the Company to indemnify the Company’s Amended and Restated Articles of Incorporation and Florida law presently limit the personal liability of corporate directors for monetary damages, except where directors(i) breach their fiduciary duties; and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

Transfer Agent and Registrar

The Company has appointed VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598 as transfer agent and registrar for its common stock. Shares of our common stock will be issued in uncertificated form only, except in limited circumstances.

Market Listing

Our common stock is listed for trading on Nasdaq under the symbol “SSII.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of the shares.

This discussion is limited to holders that hold the shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, holders subject to special tax accounting rules under Section 451(b) of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Considerations Applicable to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder (as defined below) of the shares.

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of the shares that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S., any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock (other than certain distributions of common stock or rights to acquire our stock), such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations (including holding period requirements). With certain exceptions, dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock.

Sale or Other Taxable Disposition of Common Stock

Upon the sale, exchange or other taxable disposition of the common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (a) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and (b) such U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long- term capital gain or loss if the U.S. holder’s holding period in such common stock is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations. U.S. holders who hold different blocks of shares of common stock (shares of common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on the common stock or receives proceeds from the sale or other taxable disposition of common stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

●	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

●	furnishes an incorrect taxpayer identification number;

●	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

●	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of the shares. For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of the shares that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make distributions of cash or property (other than certain distributions of common stock or rights to acquire our stock) on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the U.S. and the dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (y) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the U.S. and the country in which the non-U.S. holder resides or is established, or (z) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S., as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the U.S. to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Common Stock

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment or a fixed base maintained in the U.S. to which such gain is attributable);

●	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes U.S. real property interests (“USRPIs”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes for a five-year preceding such disposition (or the non-U.S. holders holding period, if shorter). Generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.

Gains described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the U.S.) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-USRPIs, however, there can be no assurance we are not a USRPHC or will not become one in the future. If the third bullet point above were to apply to a non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock would generally be subject to tax at applicable U.S. federal income tax rates as if the non-U.S. holder were a U.S. resident. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding (at the applicable rate, which is currently 24%) with respect to distributions on our common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification.

However, information returns generally will be filed with the IRS in connection with any distributions made on our common stock to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our common stock within the U.S., and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our common stock outside the U.S. conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)). In general, no such withholding will be required with respect to a U.S. holder or an individual non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. However, withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Specifically, a 30% withholding tax may be imposed on dividends paid on our common stock, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock, paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (a) the foreign financial institution undertakes certain diligence and reporting obligations, (b) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner, or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (a) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified U.S. persons” or “U.S.-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SECURITIES, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC and Needham and Company LLC as the representatives of the underwriters. We refer to the several underwriters listed in the table below as the “underwriters.” Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, shares of our common stock. Our common stock is listed on Nasdaq under the symbol “SSII.”

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter severally has agreed to purchase from us, the respective number of shares of common stock set forth opposite its name below:

Underwriters	Number of Shares
Roth Capital Partners, LLC
Needham and Company LLC
Total

The underwriting agreement provides that the obligation of the underwriters to purchase the shares of common stock offered by this prospectus is subject to certain conditions. The underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

We have granted the underwriters an option to purchase up to an additional 1,693,002 shares of common stock from us at the public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option at any time and from time to time, in whole or in part, during the 45-day period after the date of this prospectus.

Discounts, Commissions and Expenses

The underwriters propose to offer the shares of common stock purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price (less a concession) not in excess of $  per share. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriters’ commissions and discounts will be 7.0% of the gross proceeds of this offering, or $          per share of common stock.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the underwriters’ option to purchase additional shares of common stock we have granted to the underwriters):

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$

We have agreed to reimburse the underwriters for certain out-of-pocket expenses, including the fees and disbursements of its counsel, up to an aggregate of $250,000. We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount and underwriter expenses referred to above, will be approximately $425,000.

Representative Warrants

We have agreed to issue to Roth Capital Partners, LLC at the closing of this offering the Representative Warrants to purchase the number of shares of common stock equal to 5.0% of the aggregate number of shares sold in this offering, including any shares issued pursuant to the exercise of the underwriters’ over-allotment option. The Representative Warrants will be exercisable at any time and from time to time, in whole or in part, after the closing of this offering and may be exercised on a cashless basis, subject to the lock-up period described below. The Representative Warrants will be exercisable at a per share price equal to 150% of the public offering price per share in the offering and will terminate five years from the commencement of sales of this offering.

The Representative Warrants and the underlying shares have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Representative Warrants nor any of the shares issued upon exercise of the Representative Warrants may be sold, transferred, assigned, pledged or hypothecated or be subject to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative Warrants or the underlying shares for a period of 180 days from the commencement of sales of this offering except as permitted pursuant to FINRA Rule 5110(e)(2). The shares of common stock underlying the Representative Warrants are being registered as a part of the registration statement of which this prospectus forms a part and will be freely tradable upon exercise after the expiration of the FINRA lock-up.

The exercise price and number of shares of common stock issuable upon exercise of the Representative Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation.

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, except for registration statements on Form S-8, without the prior written consent of Roth Capital Partners, LLC and Needham & Company, LLC for a period of 180 days following the date of this prospectus (the “Lock-up Period”). This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of shares of our common stock sold in this offering, (ii) the issuance of shares of our common stock upon the exercise of outstanding options or warrants, the vesting of restricted stock awards or units, or the conversion of outstanding convertible securities and (iii) the issuance of employee stock options and the grant of restricted stock awards or restricted stock units or shares of common stock pursuant to equity incentive plans described or contemplated herein.

In addition, each of our directors, executive officers and certain of our shareholders has entered into a lock-up agreement with the underwriters. Under the lock-up agreements, the directors, executive officers and certain of our shareholders may not, directly or indirectly, sell, assign, transfer, swap, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of Roth Capital Partners, LLC and Needham & Company, LLC, for a period of 180 days from the date of this prospectus with certain limited exceptions. This consent may be given at any time without public notice.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriters’ websites or our website and any information contained in any other websites maintained by the underwriters or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, short sales and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. A short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares it is obligated to purchase is not greater than the number of shares that they may purchase by exercising its option to purchase additional shares. If the underwriters sell shares in excess of the number of shares the underwriters are entitled to purchase by exercising their option to purchase additional shares and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their options to purchase additional shares. The underwriters may close out any covered short position by either exercising their options to purchase additional shares and/or purchasing shares in the open market. A naked short position can only be closed out by buying shares in the open market.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Offer Restrictions Outside the U.S.

Other than in the U.S., no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation) and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

New Zealand

The shares of common stock offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

●	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;

●	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;

●	to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

●	in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. We may not render services relating to the securities within the United Arab Emirates, including the receipt of applications and/or the allotment or redemption of such shares.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Lewis Brisbois Bisgaard & Smith LLP, Fort Lauderdale, Florida. A partner of such firm beneficially owns 27,500 shares of our common stock and holds an option to purchase 667 shares of common stock granted under the 2016 Incentive Plan to purchase certain additional shares of our common stock. The underwriters are represented by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2024 and 2023 and for each of the years then ended, included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO India, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information respecting our Company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement of which this prospectus is a part at the SEC’s Internet site.

We make available, through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our Internet site, www.ssinnovations.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

Unaudited Financial Statements

Condensed Consolidated Balance Sheets as of September 30, 2025 (unaudited) and December 31, 2024	F-37

Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and nine months ended September 30, 2025 (unaudited) and September 30, 2024 (unaudited)	F-38

Condensed Consolidated Statement of Stockholders’ Equity for the three and nine months ended September 30, 2025 (unaudited) and September 30, 2024 (unaudited)	F-40

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2025 (unaudited) and September 30, 2024 (unaudited)	F-41

Notes to Condensed Consolidated Financial Statements (unaudited)	F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

SS Innovations International Inc.

405, 3rd Floor, iLabs Info Technology Centre

Udyog Vihar, Phase III

Gurugram, Haryana 122016, India

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of SS Innovations International Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, consolidated statements of changes in equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has negative cash flows from operating activities during the year ended December 31, 2024. The Company is dependent on further funding to meet its obligations to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Determination of Standalone Selling Price

As described in Note 2 to the consolidated financial statements, during the year ended December 31, 2024, the Company recognized revenue for system sale arrangements of approximately $19.46 million. The Company’s system sale arrangements could include a combination of the following performance obligations: system(s); system accessories or instruments and extended warranty. For multiple-element arrangements, revenue is allocated to each distinct performance obligation based on its relative standalone selling price (“SSP”). SSP are based on observable prices at which the Company separately sells the products or services. If a SSP is not directly observable, then management estimates the SSP considering market conditions and entity-specific factors including historical pricing data, features and functionality of the products and services and industry data.

We identified the determination of the SSP of distinct performance obligations as a critical audit matter. The determination of SSP requires management’s significant judgments and assumptions. Auditing management’s significant judgments and assumptions involved especially challenging and subjective auditor judgment due to the nature and extent of audit effort required to address these matters.

The primary procedures we performed to address this critical audit matter included:

●	Assessing the appropriateness of management’s process and methodology for determining the SSP against relevant accounting literature.

●	Testing the reasonableness of management’s significant assumptions and judgments used in determining the SSP through: (i) assessing a sample of revenue contracts and identifying distinct performance obligations, (ii) evaluating the consistency of assumptions used against internal and external market data and competitor margin data, and (iii) testing the completeness and accuracy of the data used in developing the SSP assumptions.

(Signed BDO India, LLP)

We have served as the Company’s auditor since 2024.

Gurugram, India

April 15, 2025

SS INNOVATIONS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

		As of
	Notes	December 31, 2024	December 31, 2023

ASSETS
Current Assets:
Cash and cash equivalents	7	$466,500	$2,022,276
Restricted cash	7	5,838,508	5,029,650
Accounts receivable, net	6	4,466,047	1,901,244
Inventory, net	15	10,206,898	7,017,913
Prepaids and other current assets	8	6,438,338	5,457,576

Total Current Assets		27,416,291	21,428,659

Non- Current Assets:
Property, plant, and equipment, net	4	5,385,955	706,405
Right of use asset	16	2,623,880	2,657,554
Accounts receivable, net	6	3,299,032	2,365,013
Restricted cash	7	318,527	35,919
Prepaids and other non-current assets	8	3,341,528	4,322,444

Total Non-Current Assets		14,968,922	10,087,335
Total Assets		$42,385,213	$31,515,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Bank overdraft facility	11	$7,994,906	$6,018,926
Notes payable	10	7,450,000	-
Current maturities of long-term debt	12	-	510,189
Current portion of operating lease liabilities	16	409,518	396,784
Accounts payable	9	2,312,382	901,552
Deferred revenue	13	1,278,602	156,330
Accrued expenses & other current liabilities	9	1,884,814	489,939

Total Current Liabilities		21,330,222	8,473,720

Non- Current Liabilities
Operating lease liabilities, less current portion	16	2,349,118	2,351,113
Deferred Revenue- non-current	13	5,173,953	939,150
Other non-current liabilities	9	74,817	33,933

Total Non-Current Liabilities		7,597,888	3,324,196
Total Liabilities		28,928,110	11,797,916

Stockholders’ equity:

Preferred stock, authorized 5,000,000 shares of Series A, Non-Convertible Preferred Stock, $0.0001 par value per share; 1,000 shares issued and outstanding as of December 31, 2024 and December 31, 2023	14	1	1
Common stock, 250,000,000 shares authorized, $0.0001 par value, 171,579,284 shares and 170,711,880 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	14	17,157	17,072
Accumulated other comprehensive income (loss)	14	(749,625)	(195,499)
Common stock to be issued, 12,500 shares	14	-	50,000
Additional paid in capital	14	56,952,200	43,457,937
Capital reserve		899,917	899,917
Accumulated deficit		(43,662,547)	(24,511,350)

Total stockholders’ equity		13,457,103	19,718,078
Total liabilities and stockholders’ equity		$42,385,213	$31,515,994

The accompanying notes are an integral part of these consolidated financial statements.

SS INNOVATIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

			For The Year Ended
	Notes		December 31, 2024	December 31, 2023

REVENUES
System sales	13		19,457,767	5,225,777
Instruments sale	13		942,548	647,766
Warranty sale	13		177,518	1,771
Lease income	13		71,695	-
Total revenue			$20,649,528	$5,875,314
Cost of revenue			(12,197,162)	(5,149,786)

GROSS PROFIT			8,452,366	725,528

OPERATING EXPENSES:
Research & development expense			2,491,771	1,058,660
Stock compensation expense	20		14,342,784	9,723,492
Depreciation and amortization expense	4		436,005	152,738
Selling, general and administrative expense			10,157,768	10,064,622
TOTAL OPERATING EXPENSES			27,428,328	20,999,512

Loss from operations			(18,975,962)	(20,273,984)

OTHER INCOME (EXPENSE):
Interest expense			(973,235)	(894,621)
Interest and other income, net			798,000	290,313
TOTAL OTHER EXPENSE, NET			(175,235)	(604,308)

LOSS BEFORE INCOME TAXES			(19,151,197)	(20,878,292)
Income tax expense	17		-	-
NET LOSS			$(19,151,197)	$(20,878,292)

Net loss per share - basic and diluted	2	(r)	$(0.11)	$(0.14)
Weighted average- basic shares	2	(r)	170,847,444	144,866,674
Weighted average- diluted shares	2	(r)	181,203,673	152,069,825

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS

NET LOSS			$(19,151,197)	$(20,878,292)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation loss			(539,900)	(243,089)
Retirement Benefit (net of tax)	18		(14,226)	(7,009)
TOTAL COMPREHENSIVE LOSS			$(19,705,323)	$(21,128,390)

The accompanying notes are an integral part of these consolidated financial statements.

SS INNOVATIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

		Preferred Stock		Common Stock		Common Stock to be Issued		Additional Paid-In	Accumulated	Capital	Accumulated other comprehensive	Total Stockholders’
	Notes	Number	Amount	Number	Amount	Number	Amount	Capital	Deficit	Reserve	income (loss)	equity

Balance as at December 31, 2022		-	-	128,161,013	12,817	-	-	(12,812)	(3,633,058)	899,917	54,599	(2,678,537)
Preferred stock issued	14	1,000	1	-	-	-	-	(1)	-	-	-	-
Reverse recapitalization	5	-	-	6,545,531	655	-	-	(655)	-	-	-	-
Conversion of notes payable to equity		-	-	30,593,816	3,059	-	-	23,114,844	-	-	-	23,117,903
Stock issued for services	20	-	-	4,562,451	456	-	-	10,630,075	-	-	-	10,630,531
Common stock issued against exercise of warrants	14	-	-	90,514	9	12,500	50,000	362,046	-	-	-	412,055
Common stock issued against exercise of options	14	-	-	50,000	5	-	-	49,995	-	-	-	50,000
Stock grants		-	-	718,555	72	-	-	5,575,914	-	-	-	5,575,986
Share cancellation		-	-	(10,000)	(1)	-	-	1	-	-	-	-
Stock compensation	20	-	-	-	-	-	-	3,738,530	-	-	-	3,738,530
Net loss		-	-	-	-	-	-	-	(20,878,292)	-	(250,098)	(21,128,390)

Balance as at December 31, 2023		1,000	1	170,711,880	17,072	12,500	50,000	43,457,937	(24,511,350)	899,917	(195,499)	19,718,078

Stock compensation	20	-	-	-	-	-	-	7,795,586	-	-	-	7,795,586
Common stock issued against exercise of warrants	14	-	-	12,500	1	(12,500)	(50,000)	49,999	-	-	-	-
Stock issued for services	20	-	-	149,039	14	-	-	171,236	-	-	-	171,250
Stock grants	20	-	-	705,865	70	-	-	5,477,442	-	-		5,477,512
Net loss		-	-	-	-	-	-	-	(19,151,197)	-	(554,126)	(19,705,323)
Balance as at December 31, 2024		1,000	$1	171,579,284	$17,157	-	-	$56,952,200	$(43,662,547)	$899,917	$(749,625)	$13,457,103

The accompanying notes are an integral part of these consolidated financial statements.

SS INNOVATIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year ended
	December 31, 2024	December 31, 2023

Cash flows from operating activities:

Net loss	$(19,151,197)	$(20,878,292)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	436,005	152,738
Operating lease expense	753,449	560,668
Interest Expense	317,234	479,476
Interest and other income, net	(418,426)	(290,313)
Property, plant and equipment written off	48,456	9,250
Credit loss reserve	955,762	-
Shares issued to investors and advisors	-	5,063,799
Stock compensation expense	14,342,784	9,723,492

Changes in operating assets and liabilities:
Accounts receivable, net	(4,890,032)	(3,071,640)
Inventory, net	(7,691,518)	(6,113,810)
Deferred revenue	5,357,075	1,051,563
Prepaids and other assets	(1,411,621)	(2,690,178)
Accounts payable	1,410,830	736,075
Accrued expenses & other liabilities	1,144,037	430,293
Operating lease payment	(705,868)	(524,766)
Net cash used in operating activities	(9,503,030)	(15,361,645)

Cash flows from investing activities:
Purchase of property, plant and equipment	(661,479)	(453,327)
Net cash used in investing activities	(661,479)	(453,327)

Cash flows from financing activities:
Proceeds from issuance of common stock against warrants and options	-	412,056
Proceeds from issuance of promissory notes to principal shareholder	3,000,000	-
Proceeds from issuance of convertible notes to principal shareholder	3,000,000	16,980,000
Proceeds from issuance of convertible notes to other investors	1,450,000	3,000,000
Proceeds from bank overdraft facility (net)	1,975,980	2,480,735
Repayment of term loan	-	(126,505)
Proceeds from warrant exercised pending allotment	-	50,000
Net cash provided by financing activities	9,425,980	22,796,286

Net change in cash	(738,529)	6,981,314
Effect of exchange rate on cash	274,219	(168,094)
Cash and cash equivalents at the beginning of the year^	7,087,845	274,625
Cash and cash equivalents at end of the year	$6,623,535	$7,087,845

^ For cash and cash equivalents and restricted cash, refer Note 7

Supplemental disclosure of cash flow information:
Conversion of convertible notes into common stock	-	$23,117,903
Transfer of systems from inventory to property, plant and equipment	$4,502,533	-

The accompanying notes are an integral part of these consolidated financial statements.

SS INNOVATIONS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – FINANCIAL STATEMENTS

Organization

SS Innovations International, Inc. (the “Company” or “SSII”) was incorporated as AVRA Surgical Microsystems, Inc. in the State of Florida on February 4, 2015. Effective November 5, 2015, the Company’s corporate name was changed to Avra Medical Robotics, Inc.

On April 14, 2023, a wholly owned subsidiary of the Company merged with CardioVentures, Inc., a Delaware corporation (“CardioVentures”), the indirect parent of Sudhir Srivastava Innovations Pvt. Ltd., an Indian private limited company engaged in the business of developing innovative surgical robotic technologies. As a result of the transaction, a “change in control” of the Company took place. In addition, among other matters, the Company changed its name to “SS Innovations International, Inc.” and implemented a one for ten reverse stock split. The financial statements, financial information, share and per share information contained in this report reflect the operations of both the Company and CardioVentures and give pro forma effect to the reverse stock split.

The Transaction (Note 5) was accounted for as a reverse recapitalization in accordance with GAAP (the “Reverse Recapitalization”). Under this method, AVRA was treated as the “acquired” company (“Accounting Acquiree”) and Cardio Ventures Inc., (the accounting acquirer), was assumed to have issued stock for the net assets of AVRA, accompanied by a recapitalization. Accordingly, for the year ended December 31, 2022, CardioVentures has been considered the ultimate holding company.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles (“U.S. GAAP”). The accompanying financial statements have been prepared on a consolidated basis and reflect the financial statements of SS Innovations International, Inc. and all of its subsidiaries (“Group”).

The standalone financial statements of subsidiaries are fully consolidated on a line-by-line basis. Intra-group balances and transactions, and gains and losses arising from intra-group transactions, are eliminated while preparing consolidated financial statements.

Accounting policies of the respective individual subsidiaries are aligned wherever necessary, so as to ensure consistency with the accounting policies that are adopted by the Company under U.S. GAAP.

Principles of Consolidation

The consolidated financial statements include our accounts and all majority-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. The Company follows a monthly reporting calendar, with its fiscal year ending on December 31.

Reclassifications

Certain prior period amounts in the consolidated statements of operations and consolidated balance sheets have been reclassified to conform with the current period presentation.

Concentrations of Business and Credit Risk

We maintain certain cash balances in excess of limits insured by Federal Deposit Insurance Corporation for US and Deposit Insurance and Credit Guarantee Corporation for India. We periodically evaluate the credit worthiness of the financial institutions with which we maintain cash deposits. We have not experienced any losses in such accounts and do not believe that there is any material credit risk to our cash. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers to whom our products are sold. Receivables from individual customers exceeding 10% of our total receivables as of December 31, 2024, and 2023 are disclosed separately in Note-6.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis which implies the Company will continue to meet its obligations for the next 12 months as of the date these consolidated financial statements are issued. The Company has a working capital surplus of $6,086,069 and an accumulated deficit of $43,662,547 as of December 31, 2024. The Company also had a net loss of $19,151,197 for the year ended December 31, 2024, which was mainly on account of non-cash items like stock compensation expense of $14,342,784 and depreciation and amortization of $436,005. In addition, the Company has been dependent on related parties to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Management recognizes that the Company must obtain additional resources to successfully implement its business plans. The Company has been able to augment its financial resources to further supplement its operations. Subsequent to year end, the Company has issued the convertible notes of $28,000,000 which has been converted into Company’s common stock in March 2025. This conversion of funds has resulted in a significant improvement in the Company’s stockholders’ equity and working capital position.

However, the Company’s existing cash resources and income from operations, are not expected to provide sufficient funds to carry out the Company’s operations and business development through the next twelve (12) months. The management of the Company is making efforts to raise further funding to scale up operations and meet its longer-term capital needs. While management of the Company believes that it will be successful in its capital formation and planned expansion of its operating activities, there can be no assurance that the Company will be able to raise additional equity capital or be successful in generating additional revenues and ultimately achieving profitability. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

MERGER ACCOUNTING

On April 14, 2023, a wholly owned subsidiary of the Company merged with CardioVentures, Inc., a Delaware corporation, the indirect parent of Sudhir Srivastava Innovations Pvt. Ltd., an Indian private limited company. As a result of the transaction, a “change in control” of the Company took place. In addition, among other matters, the Company changed its name to “SS Innovations International, Inc.” and implemented a one for ten reverse stock split. The consolidated financial statements, financial information and share and per share information contained in this report reflect the operations of both the Company and CardioVentures and give pro forma effect to the reverse stock split.

The CardioVentures Merger was accounted for as a reverse-merger, and recapitalization in accordance with generally accepted accounting principles (“GAAP”). For financial reporting purposes, SS Innovations International Inc. was the acquirer and AVRA was the acquired company. Consequently, the assets and liabilities and operations reflected in the historical financial statements prior to the CardioVentures Merger are consolidated assets and liabilities of AVRA and SS Innovations International Inc. and have been recorded at historical cost basis. The financial statements after completion of the CardioVentures Merger include the assets and liabilities of AVRA and SS Innovations International Inc.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses. The Company regularly evaluates estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made by management. Significant estimates include fair value of stock options and standalone selling price in case of bundled revenue contracts.

(b)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity of ninety days or less to be cash equivalents.

(c)	Restricted Cash

Restricted cash includes any cash and cash equivalents that are legally restricted as to withdrawal or usage for the Company’s operations. For the purposes of the consolidated statement of cash flows, the Company includes in its cash and cash-equivalent balances those amounts that have been classified as restricted cash and restricted cash equivalents

(d)	Accounts Receivable and Allowance for Expected Credit Loss

The Company’s account receivables are due from customers relating to contracts to supply surgical robotic systems, instruments, and accessories and to provide post sales warranty/maintenance services. The Company also sells surgical robotic systems under deferred payment arrangements and in such cases, the amounts due and recoverable beyond the one year period at the balance sheet date are classified as long-term receivables. Collateral is currently not required. The Company also maintains allowances for credit losses for estimated losses resulting from the inability of the Company’s customers to make payments. The Company periodically reviews these estimated allowances, including an analysis of the customers’ payment history and creditworthiness, the age of the trade receivable balances and current economic conditions that may affect a customer’s ability to make payments as well as historical collection trends for its customers as a whole. Based on this review, the Company specifically reserves for those accounts deemed uncollectible or likely to become uncollectible. When receivables are determined to be uncollectible, principal amounts of such receivables outstanding are deducted from the allowance. The allowance for credit losses as of December 31, 2024, and December 31, 2023, amounted to $545,799 and $NIL respectively.

(e)	Employee Benefits

Contributions to defined contribution plans are charged to the Consolidated Statements of operations and comprehensive loss in the period in which services are rendered by the covered employees. Current service costs for defined benefit plans are recognized in the period to which they relate. The liability in respect of defined benefit plans is calculated annually by the Company using the projected unit credit method. The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, future compensation increases and attrition rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in other comprehensive income (loss) (“OCI”) and amortized to net periodic benefit cost over the expected remaining period of service of the covered employees using the corridor method. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions. These assumptions may not be within the control of the Company and accordingly it is reasonably possible that these assumptions could change in future periods. The Company includes the service cost component of the net periodic benefit cost in the same line item or items as other compensation costs arising from services rendered by the respective employees during the period. The interest cost, expected return on plan assets and amortization of actuarial gains/loss, are included in “Other income/(expense), net.” Refer to Note 18 - Employee Benefit Plans to the consolidated financial statements for details.

(f)	Foreign Currency Translation

The Company’s reporting currency is U.S. dollars. The functional currency of the Company is the U.S. dollar. The functional currency of the Company’s subsidiary in India is Indian National Rupee (“INR”). Transactions denominated in INR are translated to U.S. dollars at rates which approximate those in effect on the transaction dates. Monetary assets and all liabilities denominated in foreign currencies on December 31, 2024 and December 31, 2023 are translated at the exchange rate in effect as of those dates. Non-monetary assets and stockholders’ equity are translated at the appropriate historical rates. Included in selling, general and administrative expense were foreign exchange loss resulting from such translations of approximately $15,228 and $22,855 for the years ended December 31, 2024 and 2023, respectively.

The functional currency of each entity in the group is the currency of the primary economic environment in which it operates. Transactions in foreign currencies are initially recorded into functional currency at the rates of exchange prevailing on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured into functional currency at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are remeasured to the functional currency at exchange rates that prevailed on the date of inception of the transaction. All foreign exchange gains and losses arising on re-measurement are recorded in the Company’s Consolidated Statements of operations and comprehensive loss.

The assets and liabilities of the subsidiaries for which the functional currency is other than the U.S. dollar are translated into U.S. dollars, the reporting currency, at the rate of exchange prevailing on the balance sheet date. Revenues and expenses are translated into U.S. dollars at the exchange rates prevailing on the last business day of each month, which approximates the average monthly exchange rate. Share capital and other equity items are translated at exchange rates that prevailed on the date of inception of the transaction. Resulting translation adjustments are included in “Accumulated other comprehensive loss” in the consolidated balance sheets.

The relevant translation rates are as follows: for the year ended December 31, 2024, closing rate at 85.58 USD/INR, average rate at 84.39 USD/INR.

The relevant translation rates are as follows: for the year ended December 31, 2023, closing rate at 83.19 USD/INR, average rate at 82.96 USD/INR.

(g)	Inventory

The Company’s inventory consists of finished goods in the form of fully assembled and tested surgical robotic systems, semi-finished goods in the form of various sub-systems of the surgical robotic systems in various stages of assembly and manufacturing and raw material in the form of various mechanical, electrical, and other material components, parts, motors, encoders etc. which are not yet assembled/manufactured. The inventory is valued at the lower of cost (first-in, first-out) or estimated net realizable value.

(h)	Cost of Sales

Cost of sales primarily consists of manufacturing cost incurred for production of the Mantra System and the related instruments and accessories which are used to facilitate the use of the Mantra System. Further, Cost of sales also includes other costs such as salaries and rent which are directly attributable to the manufacturing process.

(i)	Selling and Administrative Expenses

Selling and administrative expenses primarily consist of indirect expenses which are not directly attributable to any other identified expense category of the Company.

(j)	Fair value measurements

ASC Topic 820, Fair Value Measurements and Disclosures defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability as against assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company’s own credit risk. The fair value hierarchy consists of the following three levels:

●	Level I — Quoted prices for identical instruments in active markets.

●	Level II — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

●	Level III — Instruments whose significant value drivers are unobservable.

(k)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, time deposits and accounts receivable. By their nature, all such financial instruments involve risks including the credit risks of non-performance by counterparties. The surplus funds are maintained as cash and cash equivalents and time deposits, placed with highly rated financial institutions to reduce its exposure to market risk with regard to these funds. The Company’s exposure to credit risk on account receivable is influenced mainly by the individual characteristic of each customer and the concentration of risk from the top few customers. To mitigate this risk the Company evaluates the creditworthiness of its customers in conjunction with its revenue recognition processes as well as through its ongoing collectability assessment processes for accounts receivable. The Company does not enter into or trade financial instruments, including derivative financial instruments, for speculative purposes.

(l)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recognized when it is probable that a liability has been incurred, and the amount of the assessment and/or remediation can be reasonably estimated. A disclosure for a contingent liability is made when there is a possible obligation that may require an outflow of resources. When there is a possible obligation or a present obligation in respect of which the likelihood of an outflow of resources is remote, no provision or disclosure is made. Legal costs incurred in connection with such liabilities are expensed as they are incurred. Capital commitments are disclosed in the consolidated financial statements.

(m)	Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification, or ASC606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

●	Identification of a contract with a customer or placement of a purchase order by the customer.

●	Identification of the performance obligations in the contract or the purchase order as the case may be.

●	Determination of the transaction price which is reflected in the purchase order placed by the customer.

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied as per the terms of the purchase order received from the customer.

The Company accounts for revenues when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable. Product type and payment terms vary by client.

System Sales:

The Company recognizes revenue when the “transfer of control” occurs, which typically takes place upon the delivery of the system to the customer. In cases where a deferred payment arrangement exists, revenue is recognized at the present value of the consideration receivable, adjusted by the present value of any extended warranty obligations.

Standalone Selling Price:

Our system sale arrangements contain multiple products and services, including system, accessories, instruments and services. Other than services, we generally deliver all of the products upfront. Each of these products and services is a distinct performance obligation. System, instruments, accessories and services are also sold on a standalone basis. For multiple-element arrangements, revenue is allocated to each performance obligation based on its relative standalone selling price. Standalone selling prices are based on observable prices at which we separately sell the products or services. If a standalone selling price is not directly observable, then we estimate the standalone selling prices considering market conditions and entity-specific factors including, but not limited to, historical pricing data, features and functionality of the products and services and industry benchmark. We regularly review standalone selling prices and maintain internal controls over establishing and updating these estimates. Revenue that is allocated to the service obligation is deferred and recognized ratably over the service period upon expiration of first year of service which is free and included in the system sale arrangements.

Key Terms of Customer Contracts

The Company enters into binding contracts with customers through either an agreement or a sales order, with all terms and conditions mutually agreed upon by both parties. The key terms and conditions include:

1.	Finalization of Product and Price: Agreement on the specific model of the “SSI Mantra” system and its selling price.

2.	Payment Terms: Determination of payment terms, which may involve either a deferred payment arrangement or a one-time payment upon delivery and installation of the system at the customer’s premises.

3.	Deferred Payment Model: For deferred payments, customers typically pay an advance amount before the dispatch of the system. The remaining balance is payable in yearly installments over a period of 3 to 5 years. Present value of deferred payment is calculated using the prevailing interest rate.

4.	Warranty Services: Instead of negotiating the sales price, the Company provides a warranty service that includes a 1-year assurance warranty and an extended warranty for an additional 1 to 5 years. The exact terms are mutually agreed upon with the customer.

5.	Delivery, Installation, and Training: The Company is responsible for delivering and installing the system at the customer’s premises. Post-installation, the Company provides free training to surgeons and surgical staff to enable them to operate the system effectively. With respect to the sale of surgical robotic systems, training is provided at the time of delivery to the end customer, however the effort involved is considered negligible.

6.	Transfer of Risk and Rewards: The risks and rewards associated with the system are transferred to the customer upon delivery to their premises.

Instrument and accessories sales:

We also sell instruments for use by surgeons in conjunction with the use of our surgical robotic systems. These instruments are consumable items for our hospital customers, and we recognize the revenues from the sale of instruments as and when the instruments are dispatched to the customer.

Warranty and Annual Maintenance Contract Sales:

By application of ASC 606, a portion of the equipment sales value which is attributable towards the component of annual maintenance contracts is shown separately as Warranty sales. Once the assurance warranty or standard warranty periods are over, the actual maintenance contracts become effective and actual income from maintenance contracts is recognized as a distinct revenue stream.

Lease Income:

Under ASC 842, in cases where the systems are installed on a pay per procedure basis, the Company earns revenue which is a mix of fixed and variable components. Variable component consists of revenue share which is agreed based on the number and type of procedures performed by the customer, while the fixed component involves an agreed amount which the customer is obliged to pay over the lease term. Accordingly, the fixed component is recognized on a straight-line basis as lease income. Since the title to the system is not getting transferred to the counterparty, hence the cost relating to those systems is capitalized under property, plant and equipment and accordingly depreciation is charged over its period of useful life.

(n)	Property Plant & Equipment

Property and equipment are stated at cost, which is generally comprised of the purchase price for such property or equipment, non-refundable duties and taxes, Installation cost, freight, other associated costs, but excludes any discounts and/or rebates, less accumulated depreciation and impairment.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

Property Plant & Equipment depreciated using the straight-line method at rates determined as per estimated useful lives of the assets. The estimated useful lives used in in calculating depreciation are as follows:

Years
Computer & peripherals	3
Furniture	5
Leasehold improvement	4-9
Office equipment	5
Plant and machinery	4-8
Research & Development equipment	5
Server & networking	3
Vehicles	5
Pay per use system	10
Demo system	10

(o)	Long-lived Assets

In accordance with ASC 360, “Property Plant and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset and current expectation that the asset will more than likely not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the discounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain circumstances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

(p)	Stock Compensation Expense

Under the fair value recognition provisions of ASC Topic 718, Compensation-Stock Compensation, cost is measured at the grant date based on the fair value of the award and is amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Determining the fair value of stock-based awards at the grant date requires significant judgment, including estimating the expected term over which the stock awards will be outstanding before they are exercised and the expected volatility of our stock.

As of December 31, 2024, the Company has issued two types of equity incentives:

Stock Options: These provide employees with the right, but not the obligation, to purchase shares of the Company’s stock at a specified price, within a defined period, as per the terms of the stock option agreement. Stock-based compensation expense associated with AVRA 2016 Stock Incentive Plan is measured at fair-value using a Black-Scholes option-pricing model at commencement of each offering period and recognized over that offering period.

Stock Units (Restricted Stock Units, or RSUs): These do not require the employee to exercise any options. Each stock unit automatically converts into a specified number of shares upon vesting. The Company uses last three months’ average share price of common stock on OTC exchange as grant date fair value for RSUs.

The Company recognizes stock-based compensation expense in the Consolidated Statements of operations and comprehensive loss for both employees and non-employee directors based on the grant-date fair value of the awards. These costs are recognized on a straight-line basis over the requisite service period, or until the date at which the recipient becomes eligible for retirement, if shorter. Forfeitures of equity awards are accounted for as they occur.

The Company accounts for equity instruments issued in exchange for goods or services from non-employees in accordance with ASC Topic 718 Stock Compensation. The costs associated with these equity instruments are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable.

(q)	Income Taxes

We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry forwards. The carrying amounts of deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, the duration of statutory carry forward periods, and tax planning alternatives. We use a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals and litigation processes, if any. The second step is to measure the largest amount of tax benefit as the largest amount that is more likely than not to be realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Significant management judgment is required in determining provision for income taxes, deferred tax assets and liabilities, tax contingencies, unrecognized tax benefits, and any required valuation allowance, including taking into consideration the probability of the tax contingencies being incurred. Management assesses this probability based upon information provided by its tax advisers, its legal advisers and similar tax cases. If at a later time the assessment of the probability of these tax contingencies changes, accrual for such tax uncertainties may increase or decrease.

The Company has a valuation allowance due to management’s overall assessment of risks and uncertainties related to its future ability in the U.S. to realize and, hence, utilize certain deferred tax assets, primarily consisting of net operating losses (“NOLs”), carry forward temporary differences and future tax deductions.

The effective tax rate for annual and interim reporting periods could be impacted if uncertain tax positions that are not recognized are settled at an amount which differs from the Company’s estimate. Finally, if the Company is impacted by a change in the valuation allowance resulting from a change in judgment regarding the realizability of deferred tax assets, such effect will be recognized in the interim period in which the change occurs.

(r)	Basic and Diluted Loss per Share

The following table sets forth the computation of basic and diluted earnings per share:

	Year ended December 31,
	2024	2023

Net Loss (a)	(19,151,197)	(20,878,292)
Basic weighted average common shares outstanding (b)	170,847,444	144,866,674
Dilutive effect of convertible note (1)	595,309	-
Dilutive effect of stock-based awards	9,760,921	7,203,151
Diluted weighted average common shares outstanding	181,203,673	152,069,825
Earnings per share attributable to SS INNOVATIONS INTERNATIONAL INC. stockholders:
Basic and Diluted (a)/(b)	(0.11)	(0.14)

(1)	Represents dilution effect related to the interest on convertible notes in the calculation of diluted weighted average shares outstanding for the portion of the year. Refer Note 10– Notes Payable to the consolidated financial statements for further details.

Basic net loss per share is calculated by dividing the net loss attributable to SSII stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which we report net losses, diluted net loss per share is the same as basic net loss per share because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

(s)	Research and Development Costs

Research and development costs are expensed as incurred and include costs of material, salaries, benefits and other headcount-related costs, contract and other outside service fees, and facilities and overhead costs.

(t)	Fair Value of Financial Instruments

Our financial instruments consist principally of accounts receivable, amounts due to related parties and promissory notes payable. The carrying amounts of cash and cash equivalents and promissory notes approximate fair value because of the short-term nature of these items.

(u)	Recent Accounting Pronouncements

In November 2024, FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40), which requires entities to disaggregate any relevant expense caption presented on the face of the income statement within continuing operations into the following required natural expense categories, as applicable: (1) purchases of inventory, (2) employee compensation, (3) depreciation, (4) intangible asset amortization, and (5) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities or other depletion expenses. An entity’s share of earnings or losses from investments accounted for under the equity method is not a relevant expense caption that requires disaggregation. Such ASU’s amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. We are currently evaluating the impact of this pronouncement on our disclosures and our consolidated financial statements.

In November 2023, FASB issued ASU No. 2023-07, Segment Reporting (“ASC Topic 280”): Improvements to Reportable Segment Disclosures. This ASU improves reportable segment disclosure requirements on an annual and interim basis for all public entities by requiring disclosure of significant segment expenses that are regularly reviewed by the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. The ASU also allows, in addition to the measure that is most consistent with U.S. GAAP, the disclosure of additional measures of segment profit or loss that are used by the CODM in assessing segment performance and deciding how to allocate resources. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

We adopted this ASU on December 31, 2024, and applied the amendment retrospectively to all periods presented in our consolidated financial statements (refer to Note 3, Segments, for further details).

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Under this ASU, public entities must annually (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than five percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). This ASU’s amendments are effective for all entities that are subject to Topic 740, Income Taxes, for annual periods beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of this pronouncement on our disclosures.

(v)	Leases

The Company determines if an arrangement is a lease at inception of the contract. The Company’s assessment is based on whether: (1) the contract involves the use of a distinct identified asset, (2) the Company obtains the right to substantially all the economic benefit from the use of the asset throughout the term of the contract, and (3) the Company has the right to direct the use of the asset. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset or (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset.

Operating leases are presented within “Right-of-use assets, operating lease” “Current portion of operating lease liabilities” and “Operating lease liabilities, less current portion” in the Company’s consolidated balance sheets.

Right-of-use assets (ROU) assets represent the Company’s right to use an underlying asset during the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease arrangement. Lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Operating lease ROU assets are recognized at commencement date in an amount equal to lease liability, adjusted for any lease prepayments, initial direct costs, and lease incentives. For leases in which the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate based on the information available at commencement date. The Company determines the incremental borrowing rate by adjusting the benchmark reference rates with appropriate financing spreads applicable to the respective geographies where the leases are entered and lease specific adjustments for the effects of collateral, if applicable. Lease terms include the effects of options to extend or terminate the lease when it is reasonably certain at commencement of the lease that the Company will exercise that option. Lease expense for operating lease arrangements is recognized on a straight-line basis over the lease term reflecting single operating lease cost. The Company evaluates lease agreements to determine lease and non-lease components, which are accounted for separately.

Lease payments that depend on factors other than an index or rate are considered variable lease payments and are excluded from the operating lease assets and liabilities and are recognized as expense in the period in which the obligation is incurred. Lease payments include payments for common area maintenance, utilities such as electricity, heating and water, among others, and property taxes, and other similar payments paid to the landlord, which are treated as non-lease component.

The Company accounts for lease-related concessions in accordance with guidance in Topic 842, Leases, to determine, on a lease-by-lease basis, whether the concession provided by lessor should be accounted for as a lease modification.

The Company accounts for a modification as a separate contract when it grants an additional right of use not included in the original lease and the increase is commensurate with the standalone price for the additional right of use, adjusted for the circumstances of the particular contract. Modifications which are not accounted for as a separate contract are reassessed as of the effective date of the modification based on its modified terms and conditions and the facts and circumstances as of that date. Upon modification, the Company remeasures the lease liability to reflect changes to the remaining lease payments and discount rates and recognizes the amount of the remeasurement of the lease liability as an adjustment to the ROU assets. However, if the carrying amount of the ROU assets is reduced to zero as a result of modification, any remaining amount of the remeasurement is recognized as an expense in Consolidated Statements of Operations and Comprehensive Loss.

The Company reviews ROU assets for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable.

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ equity that, under GAAP, are excluded from net loss. Our other comprehensive loss represents foreign currency translation adjustment attributable to Indian operations. Refer to Consolidated Statements of Comprehensive Loss. Total foreign currency transaction gains and losses were immaterial for the years ended December 31, 2024, and 2023.

NOTE 3 – SEGMENT INFORMATION

The Company is focused on designing, manufacturing and marketing an advanced, next-generation and affordable surgical robotic system called the SSi Mantra, and the instruments and accessories used with SSi Mantra to perform a wide range of soft-tissue, robotically assisted surgeries. The Company is committed to accelerating access to surgical robotics technologies in all parts of the world and particularly in underserved regions through a comprehensive ecosystem of providing an affordable surgical robotic system, its related instruments and accessories backed up by clinical, field service and maintenance support also provided by the Company. The systems as well as instruments and accessories are primarily designed, developed and manufactured by the Company in its manufacturing facility located in India.

During the year ended December 31, 2024, and 2023, the Company’s revenues from within India accounted for 92% and 91% respectively of total revenue, while revenue from the Company’s markets outside India accounted for 8% and 9%, respectively, of total revenue. The Company manages the business activities on a consolidated basis and operates in one reportable segment. Our determination that we operate as a single operating segment is consistent with the financial information regularly reviewed by the chief operating decision maker for purposes of evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting for future periods.

The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM utilizes the Company’s long-range plan, which includes product development, technology refinement plans and long-range selling and financial models, as a key input to resource allocation. The CODM makes decisions on resource allocation, assesses performance of the business, and monitors budget versus actual results using gross margins and net income / loss from operations.

Significant expenses within income from operations, as well as within net income / loss, include cost of revenue, research and development, and selling, general and administrative expenses, which are each separately presented on the Company’s Consolidated Statements of Operations. Other segment items within net income include interest and other income, net, and income tax expense.

The Company’s long-lived assets consist primarily of property, plant and equipment. As of December 31, 2024, and 2023, 100% of long-lived assets were in India.

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT, NET

The Company’s property, plant and equipment consisted of the following:

	December 31, 2024	December 31, 2023
Gross Amount
Computer & peripheral	290,724	180,009
Furniture	175,538	175,707
Leasehold improvement	254,468	154,651
Office equipment	156,579	103,371
Pay Per Use Systems	3,374,228	-
Plant and machinery	377,121	128,498
R & D equipment	-	90,434
Server & networking	34,926	21,999
Vehicles	191,961	183,577
Demo system	1,128,305	-
Capital work in progress	47,592	-
Accumulated depreciation	(645,487)	(331,841)
Total	5,385,955	706,405

Depreciation expenses for the year ended December 31, 2024, and December 31, 2023, amounted to $436,005 and $152,738 respectively.

From its inventory, the Company decided to use 4 systems for demonstration purposes. As at December 31, 2024, three systems are placed in Company’s premises while 1 system is placed at partner’s location. Hence, these systems are recorded as Property, plant and equipment in accordance with ASC 360.

NOTE 5 – REVERSE RECAPITALIZATION

The Transaction

On April 14, 2023 (“Closing”), the Company consummated the acquisition of CardioVentures, Inc., a Delaware corporation (“CardioVentures”), pursuant to a Merger Agreement dated November 7, 2022 (the “Merger Agreement”). This agreement was executed among AVRA-SSI Merger Corporation, a wholly owned subsidiary of the Company (“Merger Sub”), CardioVentures, and Dr. Sudhir Srivastava, who, through his holding company, owned a controlling interest in CardioVentures.

At Closing, Merger Sub merged with and into CardioVentures (the “Merger”), with CardioVentures being determined as the accounting acquirer for financial reporting purposes in accordance with ASC 805. The transaction was accounted for as a reverse recapitalization, with AVRA being treated as the accounting acquiree. This determination was based on several factors:

●	CardioVentures’ stockholders obtained the largest portion of voting rights in the post-combination company.

●	The Board and management of the combined entity are primarily composed of individuals associated with CardioVentures.

●	CardioVentures had a larger entity size based on historical operations, assets, revenues, and workforce.

●	The ongoing operations, post-combination, are those of CardioVentures.

Merger Consideration and Share Issuance: As part of the Merger, holders of CardioVentures’ outstanding common stock, including certain parties who provided interim convertible financing, were issued 135,808,884 shares of SSII common stock, representing approximately 95% of the issued and outstanding shares of SSII post-merger, while the existing SSII shareholders retained approximately 5% (6,545,531 shares) of the post-merger issued shares.

Pursuant to the Merger Agreement, the holders of CardioVentures’ common stock also received 1,000 shares of newly designated Series A Non-Convertible Preferred Stock (the “Series A Preferred Shares”). These shares:

●	Vote together with SSII common stock as a single class, except as required by law.

●	Entitle holders to exercise 51% of the total voting power of the Company.

●	Are not convertible into common stock, have no dividend rights, and carry a nominal liquidation preference.

●	Include protective provisions requiring the majority vote of Series A Preferred Shares to amend their rights.

●	Are subject to automatic redemption for nominal consideration if holders own less than 50% of the shares received in the Merger.

Restructuring and Capital Contributions: Concurrent with the Merger:

●	The Company changed its name to “SS Innovations International, Inc.,” effected a one-for-ten reverse stock split, and increased its authorized common stock to 250,000,000 shares.

●	Dr. Sudhir Srivastava, through his holding company, assigned patents, trademarks, and other intellectual property related to its surgical robotic systems to a wholly owned subsidiary of SSII.

●	Dr. Frederic Moll and Andrew Economos provided interim financing during 2022, contributing $3,000,000 each. As a result, Dr. Moll received 7% of SSII’s post-merger issued and outstanding common stock on a fully diluted basis, with 4% treated as stock compensation expenses for strategic value. Economos received 2.86% of SSII’s post-merger issued shares.

Reverse Recapitalization Impact: As part of the reverse recapitalization, CardioVentures acquired the net assets of AVRA at fair value at Closing. The fair value of AVRA’s net assets was assessed to be zero by management, resulting in a recognized loss of $5,000,000 in additional paid-in capital. This loss was due to the difference between the fair value of the shares issued (5% of the total) and AVRA’s net assets.

NOTE 6 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of:

	December 31,	December 31,
	2024	2023
Accounts receivable, net (current)	4,466,047	1,901,244
Accounts receivable, net (non-current)	3,299,032	2,365,013
Total accounts receivable, net	7,765,079	4,266,257

The Company performed an analysis of the trade receivables related to SSI-India and determined, based on the deferred payment terms of the contracts, that a $3,299,032 (December 31, 2023: $2,365,013) may not be due and collectible in the next one year and thus the Company classified these receivables as non-current.

Details of customers which accounted for 10% or more of total revenues or 10% or more of total accounts receivables during the years ended December 31, 2024, and 2023:

	Percentage of revenue		Percentage of accounts
	for year ended		receivable as of
	December 31,		December 31,
	2024	2023	2024	2023
Customer A	^	7%	5%	12%
Customer B	-	2%	-	13%
Customer C	-	18%	-	-
Customer D	3%	-	13%	-

^	represents less than 1%.

NOTE 7 – CASH, CASH EQUIVALENTS AND RESTRICTED CASH

For the purpose of consolidated statement of cash flows, cash, cash equivalents and restricted cash (Current) & (Non-Current) consisted of the following as of December 31, 2024, and December 31, 2023:

		2024	2023

Cash and cash equivalents		466,500	2,022,276

Fixed Deposit	Lien Against Overdraft Facility	5,768,396	4,962,515
	Lien Against Letter of Credit	24,757	24,041
	Lien Against Bank Guarantee	45,355	43,094
Restricted cash (Current)		5,838,508	5,029,650

Fixed Deposit	Lien Against Bank Guarantee	302,307	19,233
	Lien against Credit card facility	16,220	16,686
Restricted Cash (Non- current)		318,527	35,919

Total Cash, cash equivalents and restricted cash		6,623,535	7,087,845

We have classified fixed deposits (FDs), which are subject to withdrawal restrictions, as restricted cash. Additionally, time deposits with a maturity of over one year have been classified as non-current.

The Company has secured a bank overdraft facility from HDFC Bank, collateralized by fixed deposits held with HDFC Bank. This facility includes a withdrawal restriction tied to the fixed deposit. (Refer Note 11 – Bank Overdraft.)

NOTE 8 – PREPAID, CURRENT AND NON- CURRENT ASSETS

Prepaid, Current and Non-Current Assets consisted of the following as of December 31, 2024, and December 31, 2023:

	2024	2023
Receivables from statutory authorities	2,691,800	1,904,859
Prepaid expense - stock compensation current	1,074,991	1,066,991
Security deposit	157,574	299,540
Other prepaid- current assets	2,513,973	2,186,186
Prepaid and other current assets	6,438,338	5,457,576

Prepaid expense - stock compensation non-current	3,052,445	4,090,131
Security deposits	145,198	225,488
Other prepaid- non-current Asset	143,885	6,825
Prepaid and other non-current assets	3,341,528	4,322,444

Total Prepaid, Current and Non-Current Assets	9,779,866	9,780,020

Prepaid expenses – stock compensation represents unamortized portion of common stock granted to advisors for services to be rendered by them in future. Refer Note 20.

Refer Note-21 for Related Party Balances.

NOTE 9 – ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accounts payable and accrued expenses consisted of the Year ended December 31, 2024 and December 31, 2023:

	2024	2023
Accounts Payable	2,312,382	901,552

Payable to statutory authorities	55,699	35,149
Client liabilities	574,603	49,160
Salary payable	91,825	48,216
Other accrued liabilities	1,162,687	357,414
Other accrued liabilities	1,884,814	489,939

Provision for Gratuity	74,817	33,933
Other accrued liabilities- non-current	74,817	33,933

Total accounts payable, accrued expense and other liabilities	4,272,013	1,425,424

Accounts payable at $2,312,382 as of December 31, 2024 (December 31, 2023: $901,552), reflect the amounts due to various vendors of supplies and services in the normal course of business operations. Other accrued liabilities of $1,162,687 as of December 31, 2024 (December 31, 2023: $357,414), majorly include accrued expenses of $834,291.

Refer Note-21 for Related Party Balances.

NOTE 10 – NOTES PAYABLE

On April 15, 2023, the Company executed a Convertible Promissory Note (the “Line of Credit Note”) with Sushruta Pvt Ltd. (“Sushruta”), the Bahamian holding company owned by Dr. Sudhir Srivastava, our Chairman, Chief Executive Officer, and principal shareholder. Pursuant to the Line of Credit Note, SPL, in its discretion may make multiple advances to the Company through December 31, 2023 (the “Maturity Date”), in an aggregate amount of up to $ 20,000,000 for working capital purposes. The advances under the Line of Credit Note do not bear interest and are due and payable on or before the Maturity Date. Sushruta may, at its option, convert the principal amount of any advance into shares of our common stock, at a conversion price of $0.74 per share. During the year ended December 31, 2023, $16,980,000 in advances that were outstanding under the Line of Credit Note, were converted into 22,945,945 shares issued to Sushruta at the conversion price of $0.74 per share and as of December 31, 2023, there were no further advances convertible under the Line of Credit Note.

The Company entered into an Agreement with Andrew Economos and Dr. Frederic Moll for issuing a convertible redeemable note in the principal amount of $3,000,000 each. The note may be converted into common shares (without any significant conversion premium on the debt) of the Company’s common stock at valuation of $100,000,000. As on the date of merger, i.e. April 14, 2023, Andrew Economos converted $3,089,178 (comprising of US$ 3,000,000 of principal and $89,178 as interest) of his convertible note into 3,879,938 shares of common stock and Dr. Frederic Moll converted $3,049,364 (comprising of US$ 3,000,000 of principal and $49,364 as interest) of his convertible note into 3,767,933 shares of common stock.

In February 2024, the Company raised $2,450,000 through a private offering of 7% One-Year Convertible Promissory Notes (“Notes”) from two affiliates of $1,000,000 each and $450,000 from three other investors to finance its ongoing working capital requirements. These notes are payable in full after 12 months from the respective date of issuance of these Notes and are convertible at the election of noteholder at any time through the maturity date at a per share price of $4.45.

In April 2024, the Company raised $2,000,000 from its affiliate by issuance of two One-Year 7% Promissory Notes of $1,000,000 each, to meet certain working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes.

In July 2024, the Company raised $500,000 from its affiliate by issuance of One-Year 7% Promissory Notes to finance its ongoing working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes.

In October and November 2024, the Company raised $500,000 from its affiliate by issuance of One-Year 7% Promissory Notes to finance its ongoing working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes.

In December 2024, the Company raised $2,000,000 from its affiliate by issuance of One-Year 7% Convertible Promissory Notes to finance its ongoing working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes and are convertible at the election of noteholder at any time through the maturity date at a per share price of $1.38.

Refer Note-21 for Related Party Balances.

NOTE 11 – BANK OVERDRAFT

Bank Overdraft consisted of:

	Year Ended
	December 31,	December 31,
	2024	2023
HDFC Bank Ltd overdraft (with lien against fixed deposits) (OD1)	4,486,181	4,756,389
HDFC Bank Ltd overdraft (OD2)	3,508,725	1,262,537
Bank overdraft	7,994,906	6,018,926

The HDFC Bank overdraft (OD1) of $4,486,181 is availed on the basis of lien on the fixed deposits of $5,404,300 provided by the Company. The HDFC Bank overdraft (OD2) is secured by all the current assets, plant and machinery of the Company and additionally secured by personal guarantees provided by Dr Sudhir Prem Srivastava. As of December 31, 2024 and 2023, all financial and non-financial covenants under the bank overdraft facility agreement were complied with by the Company.

HDFC Bank has sanctioned overdraft facilities subject to operational terms and conditions, including payment on demand, comprehensive insurance coverage against all risks of primary security, periodic inspections of the plant by the bank, and submission of monthly stock and financial records to the bank within 30 days after each month-end. Security for this facility includes current assets, plant and machinery, furniture and fixtures, and a personal guarantee from Dr. Sudhir Prem Shrivastava.

The cash credit facility is sanctioned at an interest rate of 9.50% (linked with 3-month T-Bill) per annum on the working capital overdraft limit, with interest payable monthly on the first day of the subsequent month. Overdraft facility against fixed deposits is sanctioned with an interest rate of 1.25% over and above prevailing rate of interest on fixed deposits, payable at monthly intervals on the first day of the following month.

NOTE 12 – BORROWINGS

As part of our efforts to manage working capital and improve liquidity, we arranged for Axis Bank to issue a Letter of Credit (LC) on behalf of one of our customers, Indraprastha Cancer Society & Research Centre (RGCI), for $452,818. This LC was valid for a period of 666 days. It was classified as a short-term liability (including interest) for the year ended December 31, 2023, which has been settled by RGCI directly with the Axis Bank during the year ended December 31, 2024.

	2024	2023
Current maturities of long-term debt	-	510,189

NOTE 13 – DEFERRED REVENUE

Contract liabilities (deferred revenue) consist of advance billings and billing in excess of revenues recognized. Deferred revenue also includes the amount for which services have been rendered but other conditions of revenue recognition are not met, for example, where the Company does not have an enforceable contract.

The revenue attributable to the warranty is recognized over the period to which it relates. During the year ended December 31, 2024, Company had sold 36 surgical robotic systems. The revenues attributable to warranty for the agreed warranty period in respect of each of the sales contract is deferred for recognition over the period to which it relates.

In case of systems sold on a deferred payment basis, the present value of the invoiced system sales, realizable over the deferred payment period, is recognized as system sales. The difference between the invoiced amount and its present value is adjusted (reduced) in the accounts receivable balance. This difference is recorded as interest income under other income, with a corresponding impact on accounts receivable over the collection period of contract. The Company recorded $335,222 and $151,497 as interest income on account of deferred financing component during the years ended December 31, 2024, and 2023 respectively.

	For year ended	For year ended
	December 31, 2024	December 31, 2023
Deferred revenue— beginning of period	1,095,480	43,917
Additions	5,685,704	1,053,329
Net changes in liability for pre-existing contracts	6,781,184	1,097,246
Revenue recognized for warranty sales	177,518	1,766
Revenue recognized for instrument sales	151,111	-
Deferred revenue— end of period	6,452,555	1,095,480

	As of December 31, 2024	As of December 31, 2023
Deferred revenue expected to be recognized in:
One year or less	1,278,602	156,330
More than One year	5,173,953	939,150
	6,452,555	1,095,480

The following table disaggregates our revenue by major source:

	Year ended December 31, 2024	Year ended December 31, 2023
System Sales	19,457,767	5,225,777
Instruments Sale	942,548	647,766
Warranty Sales	177,518	1,771
Lease income	71,695	-
Total revenue	20,649,528	5,875,314

Revenues for each of the two years in the period ended December 31, 2024 and 2023 by geographic region (determined based upon customer domicile), were as follows:

	Year ended December 31, 2024	Year ended December 31, 2023
India	19,083,703	5,362,814
Nepal	501,719	-
UAE	-	512,500
Indonesia	595,903	-
South America	468,203	-
	20,649,528	5,875,314

NOTE 14 – STOCKHOLDERS’ EQUITY

Common stock

The Company is authorized to issue up to 250,000,000 shares of common stock, $0.0001 par value per share. The Company has one class of common stock outstanding. Holders of the Company’s common stock are entitled to one vote per share. Upon the liquidation or dissolution of the Company, its common stockholders are entitled to receive a ratable share of the available net assets of the Company after payment of all debts and other liabilities. The Company’s shares of common stock have no preemptive, subscription, redemption or conversion rights.

As of December 31, 2024, there were 171,579,284 (December 31, 2023: 170,711,880) issued and outstanding common shares. Holders of common stock are entitled to one vote for each share of common stock.

Preferred stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock, $0.0001 par value per share. The Company has one class of preferred stock outstanding “Series A- Preferred Shares”.

As of December 31, 2024, there were 1,000 (December 31, 2023: 1,000) issued and outstanding preferred stock.

Common stock issued at the time of Merger

At Closing of the Merger on April 14, 2023, 135,808,884 shares of our common stock and 1,000 Series A Preferred Shares were issued to Cardio Ventures. This includes common stock that was issued to Dr. Frederic Moll and one other accredited investor, who each provided $3,000,000 in interim financing to the Company pending consummation of the Merger. Following the Merger an additional 3,818,028 shares of our common stock were issued to Dr. Frederic Moll per his interim financing agreement with the Company.

Common Stock issued post-Merger

During the year ended December 31, 2023, $16,980,000 in advances that were outstanding under the Line of Credit Note, were converted into 22,945,946 shares issued to Sushruta Pvt Ltd at the conversion price of $0.74 per share.

During the year ended December 31, 2023, the Company converted warrants and issued 90,514 shares of our common stock to two accredited investors at $4.00 per share receiving $362,056 in total proceeds.

In December 2023, the Company received $50,000 total proceeds in relation to the issuance of 12,500 shares of common stock upon the exercise of warrants previously sold to three accredited investors at an exercise price of $4.00 per share. These shares are formally issued to the accredited investor subsequent to the year end 31 December 2023. Company has disclosed 12,500 common stock in Consolidated Statements of changes in equity as “Common stock to be issued”.

During the year ended December 31, 2023, Farhan Taghizadeh exercised options and received 50,000 shares of common stock at a price of $1.00 per share.

During the year ended on December 31, 2023, the Company issued 3,000 shares of common stock to Henry Gewanter in exchange for advisory services to be rendered over a 12-month period. The total fair value of such services is $24,450. The value of services is calculated at the fair market value of shares as on date of contract.

During the Year ended on December 31, 2023, the Company issued 50,000 shares of common stock to PCG Advisory, for investor and digital marketing services. The total value of such services is $100,000.

During the Year ended on December 31, 2023, the Company issued 75,000 shares of common stock to Seminars, Inc. that conducted online investment seminars in which the Company participated. The total value of services is $500,000.

During the year ended on December 31, 2023, the Company issued 116,348 shares of common stock to Somashekhar S P in exchange for advisory services to be rendered over a five-year period. Total fair value of such services is $1,045,968. The value of services is calculated at fair market value of shares as on date of contract.

During the year ended on December 31, 2023, the Company issued 477,084 shares of common stock to Dr. Sudhir Kumar Rawal (RSS & Co Ltd) in exchange for his advisory services to be rendered over a five-year period. The total fair value of such services is $4,288,985. The value of services is calculated at fair market value of shares as on date of contract.

During the year ended on December 31, 2023, the Company issued 13,816 shares of common stock to Dr. Van Praet Frank in terms of his contract for advisory services to be rendered over a five-year period. The total fair value of services is $124,207. The value of services is calculated at fair market value of shares as on date of contract.

During the year ended on December 31, 2023, the Company issued 1,860 shares of common stock to Dr. Amitabh Singh in terms of his contract for advisory services to be rendered over a five-year period. The total fair value of services is $16,721. The value of services is calculated at fair market value of shares as on date of contract.

During the year ended on December 31, 2023, the Company issued 1,480 shares of common stock to Dr. Ashish Khanna under the terms of his contract for advisory services to be rendered over a five-year period. The total fair value of services is $13,305. The value of services is calculated at fair market value of shares as on date of contract.

During the year ended on December 31, 2023, the Company issued 5,835 shares of common stock to Dr. Vivek Bindal under the terms of his contract for advisory services to be rendered over a five-year period. The total fair value of services is $52,456. The value of services is calculated at fair market value of shares as on date of contract.

On November 27, 2023, the Company issued 169,118 shares of common stock to Group Chief Financial Officer, Anup Kumar Sethi, which is 20% of a total grant of 845,592 shares awarded to him against services pursuant to the Company’s 2016 Incentive Stock Plan. The balance of 80% vests in four equal annual instalments subject to his remaining employed by the Company or its subsidiaries.

On November 27, 2023, the Company issued 549,437 shares of common stock to ninety employees of the Company’s subsidiaries, which is 20% of a total grant of 2,747,187 shares awarded to such employees pursuant to the Company’s 2016 Incentive Stock Plan. The balance 80% vests in four equal annual instalments subject to such employees remaining employed by the Company or its subsidiaries.

On March 1, 2024 the Company issued 15,000 shares of common stock to PCG Advisory, for investor and digital marketing services. The total value of such services is $101,250.

On August 31, 2024, the Company issued 125,000 shares of common stock to five advisors in exchange for advisory services to be rendered over a 5 year period. The total value of such services is $40,000. The value of services is calculated at the fair market value of shares as of the date of contract.

On November 27, 2024, the Company issued 169,118 shares of common stock to Group Chief Financial Officer, Anup Kumar Sethi, which is second tranche of 20% of a total grant of 845,592 shares awarded to him against services pursuant to the Company’s 2016 Incentive Stock Plan. The balance of 60% vests in three equal annual instalments subject to his remaining employed by the Company or its subsidiaries.

On November 27, 2024, the Company issued 536,747 shares of common stock to 80 employees of the Company’s subsidiary which is second tranche of 20% of the total shares awarded to them in Nov 2023 pursuant to the Company’s 2016 Incentive Stock Plan. The balance of 60% vests in three equal annual instalments subject to such employees remaining employed by the Company or its subsidiaries.

On December 2, 2024, the Company issued 9,034 shares of common stock to an advisory firm in terms of the engagement document signed with them to provide production and graphics services to the Company.

Holders of common stock are entitled to one vote for each share of common stock held.

NOTE 15 – INVENTORY

Inventory for the year ended consisted of the following as on:

	December 31, 2024	December 31, 2023

Raw materials (includes goods in transit $969,959 (December 31, 2023: $233,888)]	4,461,898	1,509,135
Work-in-progress	1,436,250	533,108
Finished goods	4,308,750	4,975,670
	10,206,898	7,017,913

NOTE 16 – LEASES

The Company conducts its operations using facilities leased under operating lease agreements that expire at various dates.

The following is a summary of operating lease assets and liabilities:

	As of December 31
Operating leases	2024	2023
Assets
ROU operating lease assets	2,623,880	2,657,554

Liabilities
Current portion of operating lease	409,518	396,784
Non Current portion of operating lease	2,349,118	2,351,113
Total lease liabilities	2,758,636	2,747,897

	As of December 31
Operating leases	2024	2023
Weighted average remaining lease term (years)
Ilabs Info Technology 3rd Floor	5.19	6.19
Ilabs Info Technology 1st Floor	5.58	-
Ilabs Info Technology Ground Floor	7.42	8.42
Village Chhatarpur-1849-1852-Farm	0.58	1.58

Weighted average discount rate
Ilabs Info Technology 3rd Floor	12%	12%
Ilabs Info Technology 1st Floor	12%	-
Ilabs Info Technology Ground Floor	12%	12%
Village Chhatarpur-1849-1852-Farm	10%	10%

Supplemental cash flow and other information related to leases are as follows:

	Year ended December 31
	2024	2023
Cash payments for amounts included in the measurement of lease liabilities:
Operating cash outflows for operating leases	705,868	524,766

Maturities of lease liabilities as of December 31, 2024 were as follows:

Operating Leases
Fiscal Year	Amount (in $)
2025	707,907
2026	596,737
2027	608,834
2028	621,537
2029	634,874
2030 and thereafter	703,872
Total Lease Payment	3,873,761
Less: Imputed Interest	1,115,125
Present value of lease liabilities	2,758,636

NOTE 17 – INCOME TAX

The Company has not recorded income tax benefits for the net operating losses incurred during the years ended December 31, 2024, and 2023 nor for other deferred tax assets generated, due to its uncertainty of realizing a benefit from those items.

The components of income/(loss) before income taxes consist of the following:

	Year ended December 31,
	2024	2023
Domestic	(17,924,310)	(16,672,162)
Foreign	(1,226,887)	(4,206,130)
Total	(19,151,197)	(20,878,292)

The Company has federal and state net operating losses as of December 31, 2024, and 2023.

The Company has not recorded any amounts for unrecognized tax benefits as of December 31, 2024, and 2023. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense. The Company had no accrual of interest and penalties on the Company’s balance sheets and has not recognized interest and penalties in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2024, and 2023.

The Company is subject to taxation in the United States and India. The Company’s tax returns filed has no pending examinations in India and US.

The effective income tax rate differs from the amount computed by applying the income tax rate of India to Income/(Loss) before income taxes approximately as follows:

	Year ended December 31,
	2024	2023
Accounting income / (loss) before income tax	(19,151,197)	(20,878,292)
Income tax expense (benefit) at federal statutory rate at 21%	(4,021,752)	(4,384,441)
Foreign tax rate differential	(798,222)	(1,078,990)
Non-deductible expenses	245,753	(23,494)
Excess tax benefit / (expense) on depreciation	(66,770)	18,621
Excess tax expense on security deposit	286	10,826
Impact of unrecognized deferred tax asset on the loss of the year	4,640,705	5,457,478
Income tax expense/(benefit)	-	-

The Company recorded nil income tax expense for the years ended December 31, 2024, and 2023 due to losses in current year and prior year and it does not expect to recover the tax benefit on the losses incurred during the years ended December 31, 2024, and 2023.

The components of the deferred tax balances were as follows:

	December 31, 2024	December 31, 2023
Deferred tax assets:
Net operating loss carry forwards	5,123,862	763,591
Net operating loss	3,842,483	4,360,270
Lease payments	28,299	18,976
Credit loss reserve	198,703	-
Others	44,204	23,754
	9,237,551	5,166,591
Valuation allowance	(9,150,495)	(5,145,040)
Deferred tax assets	87,056	21,551

Deferred tax liabilities:
Depreciation and amortization	74,285	16,763
Others	12,771	4,788
Deferred tax liabilities	87,056	21,551
Net deferred tax assets/liability	-	-

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying values of assets and liabilities and their respective tax bases and operating loss carry forwards. The Company performed an analysis of the realizability of deferred tax assets as of December 31, 2024, and 2023 and recorded a valuation allowance of $9,150,495 and $5,145,040 respectively.

NOTE 18 – EMPLOYEE BENEFIT PLAN

The Company’s Gratuity Plan in India provides for a lump sum payment to vested employees on retirement or upon termination of employment in an amount based on the respective employee’s salary and years of employment with the Company. Liabilities under this plan are determined by actuarial valuation using the projected unit credit method. Current service costs for these plans are accrued in the year to which they relate. Actuarial gains or losses or prior service costs, if any, resulting from amendments to the plans, are recognized and amortized over the remaining period of service of the employees.

The Gratuity Plan is unfunded, and the company does not make contributions to the plan assets.

The benefit obligation has been measured as of December 31, 2024, and 2023. The following table sets forth the activity and the amounts recognized in the Company’s consolidated financial statements at the end of the relevant periods:

	Year ended December 31,
Change in projected benefit obligation	2024	2023
Projected benefit obligation as of January 1	34,005	10,655
Service cost	30,692	15,707
Interest cost	2,373	759
Benefits paid	-	-
Actuarial loss (^)	14,226	7,009
Effect of exchange rate changes	(463)	(125)
Projected benefit obligation as of December 31	80,833	34,005
Unfunded status as of December 31	80,833	34,005
Unfunded amount recognized in the consolidated balance sheets
Non-current liability (included under other non-current liabilities)	74,817	33,933
Current liability (included under accrued expenses and other current liabilities)	6,016	72
Total accrued liability	80,833	34,005

Accumulated benefit obligation as of December 31	42,792	15,508

(^)	During the years ended December 31, 2024, and 2023, actuarial loss was driven by changes in actuarial assumptions, offset by experience adjustments on present value of benefit obligations.

Components of net periodic benefit costs recognized in Consolidated Statements of operations and comprehensive loss and actuarial loss reclassified from AOCI, were as follows:

	Year ended December 31,
	2024	2023
Service cost	30,692	15,707
Interest cost	2,373	759
Expected return on plan assets	-	-
Amortization of actuarial loss, gross of tax	-	-
Net gratuity cost	33,065	16,465

The components of retirement benefits included in AOCI, excluding tax effects, were as follows:

	Year ended December 31,
	2024	2023
Net actuarial loss	14,226	7,009
Amount recognized in AOCI, excluding tax effects	14,226	7,009

The weighted average actuarial assumptions used to determine benefit obligations and net gratuity cost were:

	2024	2023
Discount rate	7.22%	7.08%
Rate of increase in compensation levels	12.50%	15%

The Company evaluates these assumptions annually based on its long-term plans of growth and industry standards. The discount rates are either based on current market yields on government securities or yields on government securities adjusted for a suitable risk premium, if available.

Expected benefit payments during the year ending December 31,

2024	5,177
2025	13,974
2026	14,755
2027	12,660
2028	10,820
2029 – 2033	63,659

NOTE 19 – FAIR VALUE MEASUREMENT – FINANCIAL INSTRUMENTS

Assets and liabilities recorded at fair value are measured using the fair value hierarchy, which prioritizes the inputs used in measuring fair value. The levels of the fair value hierarchy are:

●	Level 1: observable inputs such as quoted prices in active markets.

●	Level 2: inputs other than quoted prices in active markets that are either directly or indirectly observable; and

●	Level 3: unobservable inputs for which little or no market data exists, therefore requiring the Company to develop its own assumptions.

The company’s financial assets which are set out below in the table is measured at fair value by considering the level III inputs. The company does not have financial assets which are measured using Level I or Level II inputs.

Carrying value and fair value of Level III Financial assets and liabilities:

	Carrying Value		Fair value
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Financial Assets
Account receivables net (1)	3,299,032	2,365,013	3,299,032	2,365,013
Other non-current financial assets (2)	214,252	171,146	214,252	171,146
Total	3,513,284	2,536,159	3,513,284	2,536,159
Financial Liabilities
Lease liabilities (3)	2,349,118	2,351,113	2,349,118	2,351,113
Total	2,349,118	2,351,113	2,349,118	2,351,113

(1)	Account receivable net of allowance represent the long-term debtors of the company in relation to the sales made during the year. The Company has presented the receivable balances account after reducing the significant financing component included using the discount rate of 10%.

(2)	Other non-current assets include security deposits and long-term fixed deposits with banks. Company has calculated the fair value of security deposit at present value of future receipt using discount rate of 7% and fair value of long-term fixed deposit with banks are carried at cost which is approximate to the fair value.

(3)	The Company has long-term lease liabilities in relation to office properties which is carried at cost using the discount rate (Refer Note 16 Lease).

The Company has assessed that the financial instruments that are not carried at fair value consist primarily of cash and cash equivalents, restricted cash, prepaid and other current assets, note payable, Bank overdraft facility and account payable for which fair values approximate their carrying amounts due to the short-term maturities of these instruments.

NOTE 20 – STOCK COMPENSATION EXPENSES

Stock options to Employees: The Company grants shares of the Company’s common stock, par value $ 0.0001 to certain employees under the Company’s 2016 stock incentive plan. The price at which the Grantee shall be entitled to purchase the Shares upon the exercise of the Option (the “Option Price”) shall be US $ 5.00 per Share. The Shares shall vest as to twenty percent (20%) of the shares covered thereunder as of the Grant Date, with the balance of the shares covered thereunder vesting in four equal annual installments on the first, second, third and fourth anniversaries of the Grant Date provided that the Grantee remains in the Continuous Employment of the Company or any of its subsidiaries or affiliates, as defined and provided for in the Plan. The Options, to the extent vested and not exercised, shall expire five (5) years from the Grant Date.

Restricted Stock Award to Employees: The Company grants restricted shares of the Company’s common stock, $ 0.0001 per value to certain employees under the company’s 2016 stock incentive plan. The grant of restricted share is made in consideration of services to be rendered by the Grantee to the Company. The Restricted Stock Award shall vest as to twenty percent (20%) of the Restricted Shares covered thereunder as of the Grant Date, with the balance of the Restricted Shares covered thereunder vesting in four equal annual installments on the first, second, third and fourth anniversaries of the Grant Date, subject to the Grantee’s continued employment by the Company, as provided for in the Plan. Unvested portions of the Restricted Stock Award may not be transferred at any time, except to the extent provided for in the Plan. Until the Restricted Stock Award granted under this Agreement vests in accordance with the terms hereof, the Grantee shall have no rights as a shareholder (including, without limitation, voting and dividend rights) with respect to any of the Restricted Shares covered by the Restricted Stock Award.

Stock Options issued to Doctors/Proctors/Advisors (“Advisor’s”): The Company issues shares of the Company’s common stock (“Advisory Shares”) to retain and compensate certain Advisors for performing services for the Company and in exchange for the compensation, which is issued in a phased manner as determined by the company. The “Services” include but are not limited to (a) providing proctoring and medical advisory services, (b) advising the Company on the development of surgical robotics procedures and improvements in design and technology (c) participation in case of observation and performance of live surgeries, and (d) disseminating information about the Company’s products in various scientific meetings and surgical robotic conferences globally (e) investor’s digital marketing support. The Company issues such Advisory Shares in a phased manner commensurate with the period over which the services are to be performed, as determined by the Company.

Stock Options

Stock options activity for the year ended December 31, 2024, was as follows:

	Number of Shares Options	Weighted average grant date fair value per share
Unvested balance as of December 31, 2023	3,382,368	$3.41
Granted	3,350,221	$1.39
Vested	4,195,813	$1.79
Forfeited	-	-
Unvested balance as of December 31, 2024	2,536,776	$3.41

	Number of Shares Options	Weighted average grant date fair value per share
Exercisable balance as of December 31, 2024	5,041,405	$2.06

Stock options activity for the year ended December 31, 2023, was as follows:

	Number of shares options	Weighted average grant date fair value
Unvested balance as of December 31, 2022	-	-
Granted	4,227,960	$3.41
Vested	845,592	$3.41
Forfeited	-	-
Unvested balance as of December 31, 2023	3,382,368	$3.41

	Number of Shares Options	Weighted average grant date fair value per share
Exercisable balance as of December 31, 2023	845,592	$3.41

The aggregate fair value of the stock options vested was $7,540,276 and $2,883,469 during the year December 31, 2024 and 2023 respectively. The options vested during the year were not exercised at the end of the year December 31, 2024. Further there were no stock options issued during the year December 31, 2024.

Restricted Stock Awards (RSA)

Restricted Stock Awards activity for the year ended December 31, 2024, was as follows:

	Number of Shares RSAs	Weighted average grant date fair value per share
Unvested balance as of December 31, 2023	2,874,223	$7.76
Granted	-	-
Vested	705,865	$7.76
Forfeited	50,760	7.76
Unvested balance as of December 31, 2024	2,117,598	$7.76

	Number of Shares RSAs	Weighted average grant date fair value per share
Exercisable balance as of December 31, 2024	-	-

Restricted Stock Awards activity for the year ended December 31, 2023, was as follows:

	Number of Shares RSAs	Weighted average grant date fair value per share
Unvested balance as of December 31, 2022	-	-
Granted	3,592,779	$7.76
Vested	718,556	$7.76
Forfeited	-	-
Unvested balance as of December 31, 2023	2,874,223	$7.76

	Number of Shares RSAs	Weighted average grant date fair value per share
Exercisable balance as of December 31, 2023	-	-

During the year ending December 31, 2024, 705,865 RSU were exercised and issued to employees of total common stock of $5,477,512.

The aggregate vesting date fair value of RSUs vested was $5,477,512 and $5,575,995 during the years ended December 31, 2024, and 2023 respectively.

Advisory shares:

Common stock issued to consultants as advisory shares during the year as follows:

Grant dates	Fair value on grant date	Unvested shares in the beginning	Shares granted during the year	Option vested	Unvested share at year end
1-Jun-23	8.15	5,000	-	5,000	-
31-Oct-23	8.99	52,963	-	13,816	39,147
31-Oct-23	8.99	7,130	-	1,860	5,270
31-Oct-23	8.99	5,673	-	1,480	4,193
31-Oct-23	8.99	22,368	-	5,835	16,533
1-Mar-24	6.75	-	15,000	15,000	-
21-Aug-24	0.32	-	10,000	10,000	-
31-Aug-24	0.32	-	50,000	50,000	-
31-Aug-24	0.32	-	50,000	50,000	-
31-Aug-24	0.32	-	5,000	5,000	-
31-Aug-24	0.32	-	10,000	10,000	-
2-Dec-24	3.32	-	9,034	9,034
		93,134	149,034	177,025	65,143

During the year ending December 31, 2024, 149,034 advisory shares were exercised and issued to advisors of total common stock of $171,250.

The aggregate vesting date fair value of Advisory shares vested was $418,694 and $5,633,147 during the year ended December 31, 2024 and year ended December 31, 2023 respectively.

Stock compensation expenses

During the year ended December 31, 2024, the Company has recorded share compensation expense of $14,342,784 in relation to stock options, RSU and Advisory shares as follows:

	For the year ended December 31, 2024	For the year ended December 31, 2023
Stock options	7,546,149	3,152,066
Restricted stock units (RSU)	5,479,441	6,095,401
Advisory shares	1,317,194	476,025
Total stock compensation expenses	14,342,784	9,723,492

Stock option model & assumptions

The Black-Scholes-Merton option pricing model is used to estimate the fair value of stock options and RSU granted under the Company’s share-based compensation plans and the rights to acquire stock granted under the stock options plans. The weighted-average estimated fair values of stock options and the rights to acquire stock as well as the weighted-average assumptions used in calculating the fair values of stock options and the rights to acquire stock that were granted during the years ended December 31, 2024, and 2023, were as follows:

	Year ended December 31, 2024
	Stock Options	Stock Options	Restricted stock awards
Grant date	February 13, 2024	November 27, 2023	November 27, 2023
Fair value on grant date	$1.39	$3.41	$7.76
Risk free interest rate	4.40%	4.40%	4.40%
Expected volatility	25.00%	18.50%	18.50%
Exercise prices	$5.00	$5.00	$0.0001
Share price on the grant date	$5.50	$7.76	$7.76
Expected term of vesting	2.5 years	4 years	4 years

As share-based compensation expense recognized in the Consolidated Statements of operations and comprehensive loss during the years ended December 31, 2024, and 2023, is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures, if any.

As of December 31, 2024, there was $8,650,405, $16,432,560 (December 31, 2023: $11,265,277, $21,784,566) of total unrecognized compensation expense related to unvested stock options and restricted stock units respectively, to acquire common stock under the 2016 Inventive Stock plan. The unrecognized compensation expense is expected to be recognized over a weighted-average period of 2.91 years for unvested stock options and restricted stock units for rights granted to acquire common stock under 2016 Incentive Stock Plan.

NOTE 21 – RELATED PARTY

The details of transactions and balances outstanding with the related parties for the year ended December 31, 2024 and 2023 are as follows:

Particulars	For the year ended December 31, 2024	For the year ended December 31, 2023
Transactions during the year:

Expenses incurred on behalf of affiliates
Srivastava Robotic Surgery Pvt Ltd	345	330
SS International Centre For Robotics Surgery Pvt Ltd	948	2,498
Sudhir Srivastava Medical Innovations Pvt Ltd	491	357
Telegnosis Private Limited	345	383

Reimbursements payable
Sudhir Prem Srivastava	(239,223)	(211,904)

ESOP expenses
Anup Sethi	1,315,032	1,434,606
Barry F. Cohen	577,868	630,413
Dr. Frederic H Moll	-	4,463,799
Dr. S.P. Somashekhar	210,260	34,866
Sudhir Prem Srivastava	6,390,413	1,891,240
Vishwajyoti P. Srivastava, M.D	577,868	630,413

Consultancy charges and other perquisites
Anup Sethi	178,251	167,775
Barry F. Cohen	180,000	128,000
Sudhir Prem Srivastava	889,567	805,992
Vishwajyoti P. Srivastava, M.D	212,164	209,623

Proceeds from notes issued
Sushruta Private Limited	6,000,000	16,980,000

Interest expense on notes
Sushruta Private Limited	194,785	-

Conversion of notes into common stock
Sushruta Private Limited	-	16,980,000

Balances outstanding as on year end:

	As on December 31, 2024	As on December 31, 2023
Balance receivable / (payable)
Accrued expenses & other current liabilities:
Barry F. Cohen	(310,500)	(130,500)
Sushruta Private Limited	(194,785)	-

Vishwajyoti P. Srivastava, M.D	(75,006)	(75,006)

Prepaids and other current assets:
Srivastava Robotic Surgery Pvt Ltd	345	-
SS International Centre For Robotics Surgery Pvt Ltd	948	-
Cardio Bahamas^	(76,741)	(76,741)
SSI PTE Singapore^	(424,586)	(424,586)
Sudhir Prem Srivastava^	1,644,825	2,063,508
Sudhir Srivastava Medical Innovations Pvt Ltd	491	-
Telegnosis Private Limited	727	383
Sushruta Private Limited	5,000	5,000
Notes payable:
Sushruta Private Limited	(6,000,000)	-

^	For these balances, Dr. Sudhir Prem Srivastava is considered as the ultimate beneficial owner, and the settlement is expected to be made on net basis. Accordingly, these balances have been disclosed under prepaids and other current assets.

NOTE 22 – COMMITMENTS

The Company, through its SSI-India subsidiary, occupies office, manufacturing, and assembly space in Gurugram, Haryana (India) under a lease agreement entered into in March 2021, with monthly payments of $24,384 plus applicable taxes. This lease expires in March 2030. Effective June 01, 2023, the Company’s SSI-India subsidiary signed another lease agreement to occupy additional space in Gurugram, to further expand its manufacturing and assembly capacity. This lease provides for a monthly payment of $16,144 plus taxes and expires on May 31, 2032, subject to further renewal on mutually acceptable terms. Further effective from August 1, 2024 SSI-India subsidiary signed another lease agreement to occupy additional space in Gurugram, to further expand its operations. This lease provides for a monthly payment of $9,024 plus taxes and expires on July 31, 2030. In August 2023, SSI-India leased a house pursuant to the terms of an employment agreement with Dr. Sudhir Srivastava to provide residential accommodation for Dr Sudhir Srivastava. This lease provides for a monthly payment of $ 17,995 plus taxes.

As of December 31, 2024, the Company had committed to spend approximately $27,647 under agreements to purchase property and equipment. This amount is net of capital advances paid which are recognized in consolidated balance sheets as “Capital work in progress” under “Property, plant and equipment.”

NOTE 23 – SUBSEQUENT EVENTS

1.	In January 2025, the Company raised $20,000,000 from Sushruta Pvt Ltd. by way of issuing two 7% One-Year Convertible Promissory Notes (“Convertible Notes”) of $5,000,000 each and one 7% One Year Convertible Promissory Note of $10,000,000 for Company’s long-term working capital needs.

2.	In February 2025, the Company paid $4,142,637 towards repayment of five 7% One-Year Promissory Notes totaling to $4,000,000 raised from Sushruta Pvt Ltd., on various dates during the year 2024, along with interest due thereon.

3.	In February 2025, the Company paid $1,068,849 towards repayment of one 7% One-Year Convertible Promissory Notes of $1,000,000 raised from Andrew Economos along with the interest due thereon.

4.	In February 2025, the Company converted Convertible Notes worth $22,000,000 (including $20,000,000 raised in the month of January 2025), along with the interest accrued thereon, issued to Sushruta Pvt Ltd. into 16,046,814 common shares of the Company.

5.	In February 2025, the Company converted three 7% One Year Convertible Promissory Notes totaling to $450,000 along with the interest accrued thereon, into 108,048 common shares of the Company as per the conversion rights exercised by the note holders.

6.	In March 2025, the Company raised another $8,000,000 from Sushruta Pvt Ltd by issuing a 7% One-Year Convertible Promissory Note for long-term working capital requirements of the Company and on March 31, 2025 converted these notes along with the interest accrued thereon, into 5,811,554 common shares of the Company.

7.	In March 2025, the Company issued 7,858 common shares to one ex-employee and 2,619 common shares to an ex-director of the Company on cash-less conversion of the options held by them as per the terms of the Stock Option Agreement options executed by them with the Company.

8.	In April 2025, the Company issued 3,163 shares of common stock to an advisory firm in terms of the engagement document signed with them to provide production and graphics services to the Company.

SS INNOVATIONS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

		As of
	Notes	September 30, 2025	December 31, 2024
		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	7	$5,681,657	$466,500
Restricted cash	7	6,023,933	5,838,508
Accounts receivable, net	6	6,917,040	4,466,047
Inventory	14	20,036,005	10,206,898
Prepaids and other current assets	8	9,766,203	6,438,338
Total Current Assets		48,424,838	27,416,291

Property, plant, and equipment, net	4	8,249,725	5,385,955
Right of use asset, net	15	2,458,573	2,623,880
Deferred tax assets, net	16	155,056	-
Accounts receivable, net-non current	6	6,922,700	3,299,032
Restricted cash- non current	7	333,657	318,527
Prepaids and other non current assets	8	3,032,478	3,341,528
Total Assets		$69,577,027	$42,385,213

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Bank overdraft facility	11	$10,069,783	$7,994,906
Notes payable	10	-	7,450,000
Current portion of operating lease liabilities	15	341,371	409,518
Accounts payable	9	4,656,966	2,312,382
Deferred revenue	12	2,512,990	1,278,602
Accrued expenses & other current liabilities	9	3,606,439	1,884,814
Total Current Liabilities		21,187,549	21,330,222

Operating lease liabilities, less current portion	15	2,273,111	2,349,118
Deferred Revenue- non current	12	6,277,659	5,173,953
Other non current liabilities	9	189,402	74,817
Total Liabilities		$29,927,721	$28,928,110
Commitments and contingencies	21	-	-
Stockholders ‘equity:

Preferred stock, authorized 5,000,000 shares of Series A, Non-Convertible Preferred Stock, $0.0001 par value per share; 1,000 shares issued and outstanding as of September 30, 2025 and December 31, 2024	13	1	1
Common stock, 250,000,000 shares authorized, $0.0001 par value, 193,592,410 shares and 171,579,284 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	13	19,358	17,157
Accumulated other comprehensive income (loss)	13	(1,304,825)	(749,625)
Additional paid in capital	13	93,353,412	56,952,200
Capital reserve		899,917	899,917
Accumulated deficit		(53,318,557)	(43,662,547)
Total stockholders’ equity		39,649,306	13,457,103
Total liabilities and stockholders’ equity		$69,577,027	$42,385,213

See accompanying notes to Condensed Consolidated Financial Statements

SS INNOVATIONS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

			For the three months ended
	Notes		September 30, 2025	September 30, 2024
REVENUES
System sales	12		11,705,375	3,969,805
Instruments sale	12		854,440	337,580
Warranty sale	12		244,399	58,547
Lease income	12		25,135	20,584
Total revenue			$12,829,349	$4,386,516
Cost of revenue			(6,664,413)	(2,069,109)
GROSS PROFIT			6,164,936	2,317,407

OPERATING EXPENSES:
Research & development expense			786,319	442,839
Stock compensation expense	19		2,095,163	2,451,355
Depreciation and amortization expense	4		297,173	119,502
Selling, general and administrative expense			4,821,552	2,508,479
TOTAL OPERATING EXPENSES			8,000,207	5,522,175

Loss from operations			(1,835,271)	(3,204,768)

OTHER INCOME (EXPENSE):
Interest Expense			(176,636)	(247,616)
Interest and other income, net			141,002	206,901
TOTAL INCOME / (EXPENSE), NET			(35,634)	(40,715)

LOSS BEFORE INCOME TAXES			(1,870,905)	(3,245,483)
Income tax expense	16		1,847,059	—
NET LOSS			$(3,717,964)	$(3,245,483)

Net loss per share - basic and diluted	2	(r)	$(0.02)	$(0.02)
Weighted average - basic shares	2	(r)	193,589,845	170,781,337
Weighted average - diluted shares	2	(r)	202,856,501	181,885,269

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS

NET LOSS			$(3,717,964)	$(3,245,483)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation loss			(480,822)	(59,087)
Retirement Benefit (net of tax)	17		(544)	(1,946)
Income tax effect relating to retirement benefit	16		(646)	—
TOTAL OTHER COMPREHENSIVE LOSS			(482,012)	(61,033)
TOTAL COMPREHENSIVE LOSS			$(4,199,976)	$(3,306,516)

See accompanying notes to Condensed Consolidated Financial Statements.

SS INNOVATIONS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

			For the nine months ended
	Notes		September 30, 2025	September 30, 2024
REVENUES
System sales	12		24,988,895	11,722,762
Instruments sale	12		2,339,478	660,216
Warranty sale	12		560,262	96,749
Lease income	12		61,629	53,608
Total revenue			$27,950,264	$12,533,335
Cost of revenue			(14,783,062)	(8,049,960)
GROSS PROFIT			13,167,202	4,483,375

OPERATING EXPENSES:
Research & development expense			2,295,014	1,729,834
Stock compensation expense	19		6,104,670	12,003,897
Depreciation and amortization expense	4		766,416	290,079
Selling, general and administrative expense			11,460,139	7,596,841
TOTAL OPERATING EXPENSES			20,626,239	21,620,651

Loss from operations			(7,459,037)	(17,137,276)

OTHER INCOME (EXPENSE):
Interest Expense			(773,341)	(680,281)
Interest and other income, net			777,158	589,751
TOTAL INCOME / (EXPENSE), NET			3,817	(90,530)

LOSS BEFORE INCOME TAXES			(7,455,220)	(17,227,806)
Income tax expense	16		2,200,788	-
NET LOSS			$(9,656,008)	$(17,227,806)

Net loss per share - basic and diluted	2	(r)	$(0.05)	$(0.10)
Weighted average - basic shares	2	(r)	188,720,115	170,750,183
Weighted average - diluted shares	2	(r)	197,979,738	181,779,811

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS

NET LOSS			$(9,656,008)	$(17,227,806)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation loss			(539,960)	(154,532)
Retirement Benefit (net of tax)	17		(20,366)	9,860
Income tax effect relating to retirement benefit	16		5,126	-
TOTAL OTHER COMPREHENSIVE LOSS			(555,200)	(144,672)
TOTAL COMPREHENSIVE LOSS			$(10,211,208)	$(17,372,478)

See accompanying notes to Condensed Consolidated Financial Statements.

SS INNOVATIONS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND SEPTEMBER 30, 2024

(Unaudited)

		Preferred Stock		Common Stock		Common Stock to be Issued		Additional Paid-In	Accumulated	Capital	Accumulated other comprehensive	Total Stockholders’
	Notes	Number	Amount	Number	Amount	Number	Amount	Capital	Deficit	Reserve	income (loss)	equity
Balance as at December 31, 2024		1,000	1	171,579,284	17,157	—	—	56,952,200	(43,662,547)	899,917	(749,625)	13,457,103
Stock compensation	19	—	—	—	—	—	—	2,110,467	—	—	—	2,110,467
Common stock issued against exercise of warrants	13	—	—	10,477	1	—	—	(1)	—	—	—	—
Conversion of notes payable to equity	13	—	—	21,966,416	2,196	—	—	30,643,163	—	—	—	30,645,359
Net loss		—	—	—	—	—	—	—	(5,681,353)	—	22,714	(5,658,639)

Balance as at March 31, 2025		1,000	$1	193,556,177	$19,354	—	$—	$89,705,829	$(49,343,900)	$899,917	$(726,911)	$40,554,290

Stock compensation		—	—	—	—	—	—	1,579,376	—	—	—	1,579,376
Common stock issued against exercise of options		—	—	7,431	1	—	—	(1)	—	—	—	—
Stock issued for services		—	—	24,802	2	—	—	241,795	—	—	—	241,797
Net income		—	—	—	—	—	—	—	(256,691)	—	(95,902)	(352,593)

Balance as at June 30, 2025		1,000	$1	193,588,410	$19,358	—	$—	$91,526,999	$(49,600,593)	$899,917	$(822,813)	$42,022,869

Stock compensation		—	—	—	—	—	—	1,782,853	—	—	—	1,782,853
Common stock issued against exercise of options		—	—	—	—	—	—	—	—	—	—	—
Stock issued for services		—	—	4,000	0	—	—	43,560	—	—	—	43,560
Net income		—	—	—	—	—	—	—	(3,717,964)	—	(482,012)	(4,199,976)

Balance as at September 30, 2025		1,000	$1	193,592,410	$19,358	—	$—	$93,353,412	$(53,318,557)	$899,917	$(1,304,825)	$39,649,306

Balance as at December 31, 2023		1,000	1	170,711,880	17,072	12,500	50,000	43,457,937	(24,511,350)	899,917	(195,499)	19,718,078

Stock compensation	19	—	—	—	—	—	—	6,842,002	—	—	—	6,842,002
Common stock issued against exercise of warrants	13	—	—	12,500	1	(12,500)	(50,000)	49,999	—	—	—	—
Stock issued for services	13	—	—	15,000	2	—	—	101,249	—	—	—	101,250
Net loss		—	—	—	—	—	—	—	(9,841,753)	—	(70,807)	(9,912,560)

Balance as at March 31, 2024		1,000	$1	170,739,380	$17,075	—	$—	$50,451,187	$(34,353,103)	$899,917	$(266,306)	$16,748,770

Stock compensation		—	—	—	—	—	—	2,177,045	—	—	—	2,177,045
Net loss		—	—	—	—	—	—	—	(4,140,570)	—	(12,832)	(4,153,402)

Balance as at June 30, 2024		1,000	$1	170,739,380	$17,075	—	$—	$52,628,232	$(38,493,673)	$899,917	$(279,138)	$14,772,414

Stock compensation	19	—	—	—	—	—	—	2,183,922	—	—	—	2,183,922
Stock issued for services		—	—	125,000	13	—	—	39,988	—	—	—	40,000
Net loss		—	—	—	—	—	—	—	(3,245,483)	—	(61,033)	(3,306,516)
Balance as at September 30, 2024		1,000	1	170,864,380	17,087	—	—	54,852,142	(41,739,156)	899,917	(340,171)	13,689,820

See accompanying notes to Condensed Consolidated Financial Statements.

SS INNOVATIONS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine months ended
	September 30, 2025	September 30, 2024
Cash flows from operating activities:

Net loss	$(9,656,008)	$(17,227,806)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	766,416	290,079
Operating lease expense	600,006	553,715
Interest Expense	175,243	217,788
Interest and other income, net	(301,240)	(257,977)
(Reversal of) / Provision for credit loss reserve	241,403	720,732
Deferred income tax benefit	(155,056)	-
Stock compensation expense	6,104,670	12,003,897

Changes in operating assets and liabilities:
Accounts receivable, net	(6,086,871)	(3,741,191)
Inventory, net	(11,514,766)	(5,254,740)
Deferred revenue	2,338,094	5,502,658
Prepaids and other assets	(3,450,327)	(667,764)
Accounts payable	2,344,584	897,060
Income taxes payable, net	2,192,881	-
Accrued expenses & other liabilities	(49,083)	1,241,298
Operating lease payment	(573,363)	(519,018)
Net cash used in operating activities	(17,023,417)	(6,241,269)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,944,527)	(536,337)
Net cash used in investing activities	(1,944,527)	(536,337)

Cash flows from financing activities:
Proceeds from bank overdraft facility (net)	2,074,877	1,064,946
Proceeds from issuance of promissory notes to principal stockholder	-	2,500,000
Proceeds from issuance of convertible notes to principal stockholder	28,000,000	1,000,000
Proceeds from issuance of convertible notes to other investors	-	1,450,000
Repayment of convertible notes to principal stockholder, including interest	(4,212,637)	-
Repayment of convertible notes to other investors, including interest	(1,068,849)	-
Net cash provided by financing activities	24,793,391	6,014,946

Net change in cash	5,825,447	(762,660)
Effect of exchange rate on cash	(409,735)	(172,923)
Cash and cash equivalents at the beginning of the period	6,623,535	7,087,845
Cash and cash equivalents at end of the period	$12,039,247	$6,152,262

^ For cash and cash equivalents and restricted cash, refer Note 7

Supplemental disclosure of cash flow information:
Conversion of convertible notes into common stock, including interest	$30,645,360	$-
Transfer of systems from inventory to property, plant and equipment	$2,167,971	$2,849,073
Transfer of systems from property, plant and equipment to inventory	$482,312	$-

See accompanying notes to Condensed Consolidated Financial Statements.

SS INNOVATIONS INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – FINANCIAL STATEMENTS

Organization

SS Innovations International, Inc. (the “Company” or “SSII”) was incorporated as AVRA Surgical Microsystems, Inc. in the State of Florida on February 4, 2015. Effective November 5, 2015, the Company’s corporate name was changed to Avra Medical Robotics, Inc. (“AVRA”).

On April 14, 2023, a wholly owned subsidiary of the Company, AVRA-SSI Merger Corporation (“Merger Sub”) merged with CardioVentures, Inc., a Delaware corporation (“CardioVentures”), the indirect parent of Sudhir Srivastava Innovations Pvt. Ltd., an Indian private limited company engaged in the business of developing innovative surgical robotic technologies. As a result of the transaction, a “change in control” of the Company took place. In addition, among other matters, the Company changed its name to “SS Innovations International, Inc.” and implemented a one for ten reverse stock split.

The Transaction (Note 5) was accounted for as a recapitalization in accordance with GAAP (the “Recapitalization”). Under this method, AVRA was treated as the “acquired” company (the “Accounting Acquiree”) and Cardio Ventures Inc., the accounting acquirer, was assumed to have issued stock for the net assets of AVRA, accompanied by a recapitalization. Accordingly, for the year ended December 31, 2022, CardioVentures has been considered the ultimate holding company. Prior to October 18, 2022, Cardio Ventures Pvt Ltd., Bahamas (Cardio Bahamas), was in existence and served as the ultimate holding company. On October 18, 2022, Cardio Ventures Inc. acquired controlling interest in Otto Pvt Ltd. from Cardio Bahamas, making Cardio Ventures Inc. the ultimate holding company.

In April 2025, the Company successfully completed its uplisting to the Nasdaq, with its common stock listed for trading on Nasdaq under the ticker symbol “SSII” effective April 25, 2025.

Basis of Presentation

Unaudited Interim Condensed Consolidated Financial Statements

The interim condensed consolidated balance sheet as of September 30, 2025, and the interim condensed consolidated statement of operations, comprehensive loss and stockholders’ equity for the three and nine months ended September 30, 2025 and September 30, 2024 and flows for the nine months ended September 30, 2025 and September 30, 2024 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair presentation of our financial position as of September 30, 2025 and our results of operations for the three and nine months and cash flows for the nine months ended September 30, 2025 and September 30, 2024. The financial data and other financial information disclosed in these notes to the interim condensed consolidated financial statements related to the three nine months are also unaudited. The interim condensed consolidated results of operations for the three and nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future annual or interim period. The condensed consolidated balance sheet as of December 31, 2024 included herein was produced from the audited consolidated financial statements as of that date. These interim condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024 as filed by us with the U.S. Securities and Exchange Commission (the “SEC”) on April 15, 2025.

The interim condensed consolidated financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The accompanying condensed financial statements have been prepared on a consolidated basis and reflect the condensed consolidated financial statements of SS Innovations International, Inc. and all of its subsidiaries (the “Group”).

The standalone financial statements of subsidiaries are fully consolidated on a line-by-line basis. Intra-group balances and transactions, and gains and losses arising from intra-group transactions, are eliminated while preparing condensed consolidated financial statements. Certain prior period amounts have been reclassified to conform to the current year presentation.

Accounting policies of the respective individual subsidiaries are aligned wherever necessary, so as to ensure consistency with the accounting policies that are adopted by the Company under GAAP.

Going Concern

The accompanying condensed consolidated financial statements have been prepared on a going concern basis which implies the Company will continue to meet its obligations for the next 12 months as of the date these financial statements are issued. The Company had a working capital surplus of $27,237,289 and an accumulated deficit of $53,318,557 as of September 30, 2025. The Company also had net losses of $3,717,964 and $9,656,008 for three and nine months ended September 30, 2025 respectively, which losses primarily resulted from non-cash items such as stock compensation expense of $2,095,163 and $6,104,670 for the three and nine months ended September 30, 2025, respectively, and, depreciation of $297,173 and $766,416 for the three and nine months ended September 30, 2025, respectively. In addition, the Company has been dependent on related parties to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited interim condensed consolidated financial statements are issued.

In February 2024, the Company raised $2,450,000 through a private offering of 7% One-Year Convertible Promissory Notes (“Notes”) from two affiliates of $1,000,000 each and $450,000 from three other investors to finance its ongoing working capital requirements. These notes are payable in full after 12 months from the respective date of issuance of these Notes and are convertible at the election of noteholder at any time through the maturity date at a per share price of $4.45.

In April 2024, the Company raised $2,000,000 from its affiliate by issuance of two One-Year 7% Promissory Notes of $1,000,000 each, to meet certain working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes.

In July 2024, the Company raised $500,000 from its affiliate by issuance of One-Year 7% Promissory Notes to finance its ongoing working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes.

In October and November 2024, the Company raised $500,000 from its affiliate by issuance of One-Year 7% Promissory Notes to finance its ongoing working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes.

In December 2024, the Company raised $2,000,000 from its affiliate by issuance of One-Year 7% Convertible Promissory Notes to finance its ongoing working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes and are convertible at the election of noteholder at any time through the maturity date at a per share price of $1.38.

In January 2025, the Company raised $28,000,000 from its affiliate by issuance of One-Year 7% Convertible Promissory Notes to finance its ongoing working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes and are convertible at the election of noteholder at any time through the maturity date at a per share price of $1.38.

In February 2025, the Company paid $4,212,637 towards repayment of five 7% One-Year Promissory Notes totaling to $4,000,000 raised from Sushruta Pvt Ltd., on various dates during the year 2024, along with interest due thereon.

In February 2025, the Company paid $1,068,849 towards repayment of one 7% One-Year Convertible Promissory Notes of $1,000,000 raised from Andrew Economos along with the interest due thereon.

In February 2025, the Company converted three 7% One Year Convertible Promissory Notes totaling to $450,000 along with the interest accrued thereon, into 108,048 common shares of the Company as per the conversion rights exercised by the note holders.

In February 2025, the Company converted Convertible Notes worth $22,000,000, along with the interest accrued thereon, issued to Sushruta Pvt Ltd. into 16,046,814 common shares of the Company.

In March 2025, the Company converted Convertible Notes worth $8,000,000, along with the interest accrued thereon, issued to Sushruta Pvt Ltd into 5,811,554 common shares of the Company.

However, the Company’s existing cash resources and income from operations are not expected to provide sufficient funds to carry out the Company’s operations and business development through the next twelve (12) months. The management of the Company is making efforts to raise further funding to scale up operations and meet its longer-term capital needs. While management of the Company believes that it will be successful in its capital formation and planned expansion of its operating activities, there can be no assurance that the Company will be able to raise additional equity capital or be successful in generating additional revenues and ultimately achieving profitability. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses. The Company regularly evaluates estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made by management. Significant estimates include fair value of stock options and standalone selling price in case of bundled revenue contracts.

b)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of ninety days or less to be cash equivalents.

c)	Restricted Cash

Restricted cash includes any cash and cash equivalents that are legally restricted as to withdrawal or usage for the Company’s operations. For the purposes of the condensed consolidated statement of cash flows, the Company includes in its cash and cash-equivalent balances those amounts that have been classified as restricted cash and restricted cash equivalents.

d)	Account Receivables and Allowance for Expected Credit Losses

The Company’s account receivables are due from customers relating to contracts to supply surgical robotic systems, instruments, and accessories and to provide post sales warranty/maintenance services. The Company also sells surgical robotic systems under deferred payment arrangements and in such cases, the amounts due and recoverable beyond the one year period at the balance sheet date are classified as long-term receivables. Collateral is currently not required. The Company also maintains credit loss allowance for estimated losses resulting from the inability of the Company’s customers to make payments. The Company periodically reviews these estimated allowances, including an analysis of the customers’ payment history and creditworthiness, the age of the trade receivable balances and current economic conditions that may affect a customer’s ability to make payments as well as historical collection trends for its customers as a whole. Based on this review, the Company specifically reserves for those accounts deemed uncollectible or likely to become uncollectible. When receivables are determined to be uncollectible, principal amounts of such receivables outstanding are deducted from the allowance.

e)	Employee Benefits

Contributions to defined contribution plans are charged to the condensed consolidated statement of operations and comprehensive loss in the period in which services are rendered by the covered employees. Current service costs for defined benefit plans are recognized in the period to which they relate. The liability in respect of defined benefit plans is calculated annually by the Company using the projected unit credit method. The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, future compensation increases and attrition rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in other comprehensive income (loss) (“OCI”) and amortized to net periodic benefit cost over the expected remaining period of service of the covered employees using the corridor method. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions. These assumptions may not be within the control of the Company and accordingly it is reasonably possible that these assumptions could change in future periods. The Company includes the service cost component of the net periodic benefit cost in the same line item or items as other compensation costs arising from services rendered by the respective employees during the period. The interest cost, expected return on plan assets and amortization of actuarial gains/loss, are included in “Other income/(expense), net”. Refer to Note 17 - Employee Benefit Plans to the unaudited interim condensed consolidated financial statements for details.

f)	Foreign Currency Translation

The Company’s reporting currency is U.S. dollars. The functional currency of the Company is the U.S. dollar. The functional currency of the Company’s subsidiary in India is Indian National Rupee (“INR”). Transactions denominated in INR are translated to U.S. dollars at rates which approximate those in effect on the transaction dates. Monetary assets and all liabilities denominated in foreign currencies on September 30, 2025 and September 30, 2024 are translated at the exchange rate in effect as of those dates. Stockholders’ equity is translated at the appropriate historical rates. Included in interest and other income foreign exchange gain resulting from such translations of approximately $67,534 and amount of $2,838 included in selling, general and administrative expenses for the nine months ended September 30, 2025 and September 30, 2024, respectively.

The functional currency of each entity in the group is the currency of the primary economic environment in which it operates. Transactions in foreign currencies are initially recorded into functional currency at the rates of exchange prevailing on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured into functional currency at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are remeasured to the functional currency at exchange rates that prevailed on the date of inception of the transaction. All foreign exchange gains and losses arising on re-measurement are recorded in the Company’s condensed consolidated statement of operations and comprehensive loss.

The assets and liabilities of the subsidiaries for which the functional currency is other than the U.S. dollar are translated into U.S. dollars, the reporting currency, at the rate of exchange prevailing on the balance sheet date. Revenues and expenses are translated into U.S. dollars at the exchange rates prevailing on the last business day of each month, which approximates the average monthly exchange rate. Share capital and other equity items are translated at exchange rates that prevailed on the date of inception of the transaction. Resulting translation adjustments are included in “Accumulated other comprehensive income/(loss)” in the condensed consolidated balance sheet.

The relevant translation rates are as follows: for the nine months ended September 30, 2025 closing rate at 88.87 US$: INR, average rate at 87.23 US$:INR.

The relevant translation rates are as follows: for the nine months ended September 30, 2024 closing rate at 83.76 US$: INR, average rate at 83.47 US$:INR.

The relevant translation rates are as follows: for the year ended December 31, 2024 closing rate at 85.58 US$: INR, average rate at 84.39 US$:INR

g)	Inventory

The Company’s inventory consists of finished goods in the form of fully assembled and tested surgical robotic system, semi-finished goods in the form of various sub-systems of the surgical robotic systems in various stages of assembly and manufacturing and raw material in the form of various mechanical, electrical, and other material components, parts, motors, encoders etc. which are not yet assembled/manufactured. The inventory is valued at the lower of cost (first-in, first-out) or estimated net realizable value.

h)	Cost of Sales

Cost of sales primarily consists of manufacturing cost incurred for production of the Mantra System and the related instruments and accessories which are used to facilitate the use of the Mantra System. Further, Cost of sales also includes other costs such as salaries and rent which are directly attributable to the manufacturing process.

i)	Selling and Administrative Expenses

Selling and administrative expenses primarily consist of indirect expenses which are not directly attributable to any other identified expense category of the Company.

j)	Fair value measurements

ASC Topic 820, Fair Value Measurements and Disclosures defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability as against assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company’s own credit risk. The fair value hierarchy consists of the following three levels:

●	Level I — Quoted prices for identical instruments in active markets.

●	Level II — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

●	Level III — Instruments whose significant value drivers are unobservable.

k)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. and cash equivalents, time deposits and accounts receivable. By their nature, all such financial instruments involve risks including the credit risks of non-performance by counterparties. The surplus funds are maintained as cash and cash equivalents and time deposits, placed with highly rated financial institutions to reduce its exposure to market risk with regard to these funds. The Company’s exposure to credit risk on account receivable is influenced mainly by the individual characteristic of each customer and the concentration of risk from the top few customers. To mitigate this risk the Company evaluates the creditworthiness of its customers in conjunction with its revenue recognition processes as well as through its ongoing collectability assessment processes for accounts receivable. The Company does not enter into or trade financial instruments, including derivative financial instruments, for speculative purposes.

l)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recognized when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. A disclosure for a contingent liability is made when there is a possible obligation that may require an outflow of resources. When there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made. Legal costs incurred in connection with such liabilities are expensed as incurred. Capital commitments are disclosed in the condensed consolidated financial statements.

m)	Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification, or ASC606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

●	Identification of a contract with a customer or placement of a purchase order by the customer.

●	Identification of the performance obligations in the contract or the purchase order as the case may be.

●	Determination of the transaction price which is reflected in the purchase order placed by the customer.

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied as per the terms of the purchase order received from the customer.

The Company accounts for revenues when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable. Product type and payment terms vary by client.

System Sales:

The Company recognizes revenue when the “transfer of control” occurs, which typically takes place upon the delivery of the system to the customer. In cases where a deferred payment arrangement exists, revenue is recognized at the present value of the consideration receivable, adjusted by the present value of any extended warranty obligations.

Standalone Selling Price

Our system sale arrangements contain multiple products and services, including system, accessories, instruments and services. Other than services, we generally deliver all of the products upfront. Each of these products and services is a distinct performance obligation. System, instruments, accessories and services are also sold on a standalone basis. For multiple-element arrangements, revenue is allocated to each performance obligation based on its relative standalone selling price. Standalone selling prices are based on observable prices at which we separately sell the products or services. If a standalone selling price is not directly observable, then we estimate the standalone selling prices considering market conditions and entity-specific factors including, but not limited to, historical pricing data, features and functionality of the products and services and industry benchmark. We regularly review standalone selling prices and maintain internal controls over establishing and updating these estimates. Revenue that is allocated to the service obligation is deferred and recognized ratably over the service period upon expiration of first year of service which is free and included in the system sale arrangements.

Key Terms of Customer Contracts

The Company enters into binding contracts with customers through either an agreement or a sales order, with all terms and conditions mutually agreed upon by both parties. The key terms and conditions include:

1.	Finalization of Product and Price: Agreement on the specific model of the “SSI Mantra” system and its selling price.

2.	Payment Terms: Determination of payment terms, which may involve either a deferred payment arrangement or a one-time payment upon delivery and installation of the system at the customer’s premises.

3.	Deferred Payment Model: For deferred payments, customers typically pay an advance amount before the dispatch of the system. The remaining balance is payable in yearly installments over a period of 3 to 5 years. Present value of deferred payment is calculated using the prevailing interest rate.

4.	Warranty Services: Instead of negotiating the sales price, the Company provides a warranty service that includes a 1-year assurance warranty and an extended warranty for an additional 3 to 5 years. The exact terms are mutually agreed upon with the customer.

5.	Delivery, Installation, and Training: The Company is responsible for delivering and installing the system at the customer’s premises. Post-installation, the Company provides free training to surgeons and surgical staff to enable them to operate the system effectively. With respect to the sale of surgical robotic systems, training is provided at the time of delivery to the end customer, however the effort involved is considered negligible.

6.	Transfer of Risk and Rewards: The risks and rewards associated with the system are transferred to the customer upon delivery to their premises.

Instrument and Accessories Sales:

We also sell instruments for use by surgeons in conjunction with the use of our surgical robotic systems. These instruments are consumable items for our hospital customers, and we recognize the revenues from the sale of instruments as and when the instruments are delivered to the customer.

Warranty and Annual Maintenance Contract Sales:

By application of ASC 606, a portion of the equipment sales value which is attributable towards the component of annual maintenance contracts is shown separately as Warranty sales. Once the assurance warranty or standard warranty periods are over, the maintenance contracts become effective and actual income from maintenance contracts is recognized as a distinct revenue stream.

Lease Income:

Under ASC 842, in cases where the systems are installed on a pay per procedure basis, the Company earns revenue which is a mix of fixed and variable components. Variable component consists of revenue share which is agreed based on the number and type of procedures performed by the customer, while the fixed component involves an agreed amount which the customer is obliged to pay over the lease term. Accordingly, the fixed component is recognized on a straight-line basis as lease income. Since the title to the system is not getting transferred to the counterparty, hence the cost relating to those systems is capitalized under property, plant and equipment and accordingly depreciation is charged over its period of useful life.

n)	Property Plant & Equipment

Property and equipment are stated at cost, which is generally comprised of the purchase price for such property or equipment, non-refundable duties and taxes, Installation cost, freight, other associated costs, but excludes any discounts and/or rebates, less accumulated depreciation and impairment.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

Property Plant and Equipment depreciated using the straight-line method at rates determined as per estimated useful life of the assets. The estimated useful lives used in calculating depreciation are as follows:

Years
Computer & peripherals	3
Furniture	5
Leasehold improvement	4-9
Office equipment	5
Plant and machinery	8
Server & networking	3
Vehicles	5
Pay per use systems	10
Demo system	10

o)	Long-lived Assets

In accordance with ASC 360, “Property Plant and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset and current expectation that the asset will more than likely not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the discounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain circumstances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

p)	Stock Compensation Expense

Under the fair value recognition provisions of ASC Topic 718, Compensation-Stock Compensation, cost is measured at the grant date based on the fair value of the award and is amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Determining the fair value of stock-based awards at the grant date requires significant judgment, including estimating the expected term over which the stock awards will be outstanding before they are exercised and the expected volatility of our stock.

Stock Options: These provide employees with the right, but not the obligation, to purchase shares of the Company’s stock at a specified price within a defined period, as per the terms of the stock option agreement. Stock-based compensation expense associated with AVRA 2016 Stock Incentive Plan is measured at fair-value using a Black-Scholes option-pricing model at commencement of each offering period and recognized over that offering period.

Stock Units (Restricted Stock Units, or RSUs): These do not require the employee to exercise any options. Each stock unit automatically converts into a specified number of shares upon vesting. The Company uses last three month’s average share price of common stock on OTC (prior to April 24, 2025) or on Nasdaq (subsequent to April 24, 2025) as grant date fair value for RSUs.

The Company recognizes stock-based compensation expense in the condensed consolidated statement of operations and comprehensive loss for both employees and non-employee directors based on the grant-date fair value of the awards. These costs are recognized on a straight-line basis over the requisite service period, or until the date at which the recipient becomes eligible for retirement, if shorter. Forfeitures of equity awards are accounted for as they occur.

The Company accounts for equity instruments issued in exchange for goods or services from non-employees in accordance with ASC Topic 718 Stock Compensation. The costs associated with these equity instruments are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable.

q)	Income Taxes

We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry forwards. The carrying amounts of deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, the duration of statutory carry forward periods, and tax planning alternatives. We use a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals and litigation processes, if any. The second step is to measure the largest amount of tax benefit as the largest amount that is more likely than not to be realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company determines the tax provision for interim periods using an estimate of its annual effective tax rate. Each quarter, the Company updates its estimate of annual effective tax rate for India Jurisdiction, and if its estimated tax rate changes, the Company makes a cumulative adjustment.

Management judgment is required in determining provision for income taxes, deferred tax assets and liabilities, tax contingencies, unrecognized tax benefits, and any required valuation allowance, including taking into consideration the probability of the tax contingencies being incurred. Management assesses this probability based upon information provided by its tax advisers, its legal advisers and similar tax cases. If at a later time the assessment of the probability of these tax contingencies changes, accrual for such tax uncertainties may increase or decrease.

The Company has a valuation allowance due to management’s overall assessment of risks and uncertainties related to its future ability in the U.S. to realize and, hence, utilize certain deferred tax assets, primarily consisting of net operating losses (“NOLs”), carry forward temporary differences and future tax deductions.

The effective tax rate for annual and interim reporting periods could be impacted if uncertain tax positions that are not recognized are settled at an amount which differs from the Company’s estimate. Finally, if the Company is impacted by a change in the valuation allowance resulting from a change in judgment regarding the realizability of deferred tax assets, such effect will be recognized in the interim period in which the change occurs.

r)	Basic and Diluted Loss per Share

The following table sets forth the computation of basic and diluted earnings per share:

	For the three months ended
	September 30, 2025	September 30, 2024
Net Loss (a)	(3,717,964)	(3,245,483)
Basic weighted average common shares outstanding (b)	193,589,845	170,781,337
Dilutive effect of convertible note	-	550,562
Dilutive effect of stock-based awards	9,266,656	10,553,370
Diluted weighted average common shares outstanding	202,856,501	181,885,269
Earnings per share attributable to SS Innovations International, Inc. stockholders:

Basic and Diluted (a)/(b)	(0.02)	(0.02)

	For the nine months ended
	September 30, 2025	September 30, 2024
Net Loss (a)	(9,656,008)	(17,227,806)
Basic weighted average common shares outstanding (b)	188,720,115	170,750,183
Dilutive effect of convertible note (1)	-	476,258
Dilutive effect of stock-based awards	9,259,623	10,553,370
Diluted weighted average common shares outstanding	197,979,738	181,779,811
Earnings per share attributable to SS Innovations International, Inc. stockholders:

Basic and Diluted	(0.05)	(0.10)

(1)	Represents dilution effect related to the interest on convertible notes in the calculation of diluted weighted average shares outstanding for the portion of the period. Refer Note 10 – Notes Payable to the condensed consolidated financial statements for further details.

Basic net loss per share is calculated by dividing the net loss attributable to SSII stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which we report net losses, diluted net loss per share is the same as basic net loss per share because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

s)	Research and Development Costs

In accordance with ASC Topic 730 Research and development costs are expensed as incurred and include costs of material, salaries, benefits and other headcount-related costs, contract and other outside service fees, and facilities and overhead costs.

t)	Fair Value of Financial Instruments

Our financial instruments consist principally of accounts receivable, amounts due to related parties and promissory notes payable. The carrying amounts of cash and cash equivalents and promissory notes approximate fair value because of the short-term nature of these items.

u)	Recent Accounting Pronouncements

In November 2024, FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40), which requires entities to disaggregate any relevant expense caption presented on the face of the income statement within continuing operations into the following required natural expense categories, as applicable: (1) purchases of inventory, (2) employee compensation, (3) depreciation, (4) intangible asset amortization, and (5) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities or other depletion expenses. An entity’s share of earnings or losses from investments accounted for under the equity method is not a relevant expense caption that requires disaggregation. Such ASU’s amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. We are currently evaluating the impact of this pronouncement on our disclosures and our consolidated financial statements.

In November 2023, FASB issued ASU No. 2023-07, Segment Reporting (“ASC Topic 280”): Improvements to Reportable Segment Disclosures. This ASU improves reportable segment disclosure requirements on an annual and interim basis for all public entities by requiring disclosure of significant segment expenses that are regularly reviewed by the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. The ASU also allows, in addition to the measure that is most consistent with U.S. GAAP, the disclosure of additional measures of segment profit or loss that are used by the CODM in assessing segment performance and deciding how to allocate resources. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

We adopted this ASU on December 31, 2024, and applied the amendment retrospectively to all periods presented in our consolidated financial statements (refer to Note 3, Segments, for further details).

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Under this ASU, public entities must annually (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than five percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). This ASU’s amendments are effective for all entities that are subject to Topic 740, Income Taxes, for annual periods beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of this pronouncement on our disclosures.

v)	Leases

The Company determines if an arrangement is a lease at inception of the contract. The Company’s assessment is based on whether: (1) the contract involves the use of a distinct identified asset, (2) the Company obtains the right to substantially all the economic benefit from the use of the asset throughout the term of the contract, and (3) the Company has the right to direct the use of the asset. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset or (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset.

Operating leases are presented within “Right-of-use assets, operating lease” “Current portion of operating lease liabilities” and “Operating lease liabilities, less current portion” in the Company’s condensed consolidated balance sheet.

Right-of-use (ROU) assets represent the Company’s right to use an underlying asset during the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease arrangement. Lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Operating lease ROU assets are recognized at commencement date in an amount equal to lease liability, adjusted for any lease prepayments, initial direct costs, and lease incentives. For leases in which the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate based on the information available at commencement date. The Company determines the incremental borrowing rate by adjusting the benchmark reference rates with appropriate financing spreads applicable to the respective geographies where the leases are entered and lease specific adjustments for the effects of collateral, if applicable. Lease terms include the effects of options to extend or terminate the lease when it is reasonably certain at commencement of the lease that the Company will exercise that option. Lease expense for operating lease arrangements is recognized on a straight-line basis over the lease term reflecting single operating lease cost. The Company evaluates lease agreements to determine lease and non-lease components, which are accounted for separately.

Lease payments that depend on factors other than an index or rate are considered variable lease payments and are excluded from the operating lease assets and liabilities and are recognized as expense in the period in which the obligation is incurred. Lease payments include payments for common area maintenance, utilities such as electricity, heating and water, among others, and property taxes, and other similar payments paid to the landlord, which are treated as non-lease component.

The Company accounts for lease-related concessions in accordance with guidance in Topic 842, Leases, to determine, on a lease-by-lease basis, whether the concession provided by lessor should be accounted for as a lease modification.

The Company accounts for a modification as a separate contract when it grants an additional right of use not included in the original lease and the increase is commensurate with the standalone price for the additional right of use, adjusted for the circumstances of the particular contract. Modifications which are not accounted for as a separate contract are reassessed as of the effective date of the modification based on its modified terms and conditions and the facts and circumstances as of that date. Upon modification, the Company remeasures the lease liability to reflect changes to the remaining lease payments and discount rates and recognizes the amount of the remeasurement of the lease liability as an adjustment to the ROU assets. However, if the carrying amount of the ROU assets is reduced to zero as a result of modification, any remaining amount of the remeasurement is recognized as an expense in condensed consolidated statement of operations and comprehensive loss.

The Company reviews ROU assets for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable.

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ equity that, under GAAP, are excluded from net loss. Our other comprehensive loss represents foreign currency translation adjustment attributable to Indian operations and retirement benefits due to change in actuarial assumptions. Refer to Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss.

NOTE 3 – SEGMENT INFORMATION

The Company is focused on designing, manufacturing and marketing an advanced, next-generation and affordable surgical robotic system called the SSi Mantra, and the instruments and accessories used with SSi Mantra to perform a wide range of soft-tissue, robotically assisted surgeries. The Company is committed to accelerating access to surgical robotics technologies in all parts of the world and particularly in underserved regions through a comprehensive ecosystem of providing an affordable surgical robotic system, its related instruments and accessories backed up by clinical, field service and maintenance support also provided by the Company. The systems as well as instruments and accessories are primarily designed, developed and manufactured by the Company in its manufacturing facility located in India.

During the three months ended September 30, 2025, and 2024, the Company’s revenue from within India accounted for 94% and 86% of total revenue, respectively, while revenue from the Company’s markets outside India accounted for 6% and 14% of total revenue, respectively. During the nine months ended September 30, 2025, and 2024, the Company’s revenues from within India accounted for 85% and 91% of total revenue, respectively, while revenue from the Company’s markets outside India accounted for 15% and 9% of total revenue, respectively. The Company manages the business activities on a consolidated basis and operates in one reportable segment. Our determination that we operate as a single operating segment is consistent with the financial information regularly reviewed by the chief operating decision maker for purposes of evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting for future periods.

The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM utilizes the Company’s long-range plan, which includes product development, technology refinement plans and long-range selling and financial models, as a key input to resource allocation. The CODM makes decisions on resource allocation, assesses performance of the business, and monitors budget versus actual results using gross margins and net income / loss from operations.

Significant segment expenses within income from operations, as well as within net income / loss, include cost of revenue, research and development, and selling, general and administrative expenses, which are each separately presented on the Company’s Consolidated Statements of Operations. Other segment items within net income include interest and other income, net, and income tax expense.

The Company’s long-lived assets consist primarily of property, plant and equipment. As of September 30, 2025 and December 31, 2024, 95% of long-lived assets were in India and 5% were outside India.

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT, NET

The Company’s property, plant and equipment consisted of the following as of:

	September 30, 2025	December 31, 2024
Gross Amount
Computer & peripheral	436,675	290,724
Furniture	335,516	175,538
Leasehold improvement	735,402	254,468
Office equipment	406,181	156,579
Pay Per Use Systems	4,821,194	3,374,228
Plant and machinery	555,490	377,121
Server & networking	40,828	34,926
Vehicles	687,768	191,961
Demo system	1,548,645	1,128,305
Capital work in progress	-	47,592
Accumulated depreciation	(1,317,974)	(645,487)
Total	8,249,725	5,385,955

Depreciation expenses for the three months ended September 30, 2025 and 2024 amounted to $297,173 and $119,502, respectively.

Depreciation expenses for the nine months ended September 30, 2025 and 2024 amounted to $766,416 and $290,079, respectively.

From its inventory, the Company determined to use six systems for demonstration purposes. As of September 30, 2025, five systems are situated in the Company’s premises while one system is situated at a partner’s location. Hence, these systems are recorded as property, plant and equipment in accordance with ASC 360.

NOTE 5 – RECAPITALIZATION

The Transaction

On April 14, 2023 (“Closing”), the Company consummated the acquisition of CardioVentures, Inc., a Delaware corporation (“CardioVentures”), pursuant to a Merger Agreement dated November 7, 2022 (the “Merger Agreement”). This agreement was executed among AVRA-SSI Merger Corporation, a wholly owned subsidiary of the Company (“Merger Sub”), CardioVentures, and Dr. Sudhir Srivastava, who, through his holding company, owned a controlling interest in CardioVentures.

At Closing, Merger Sub merged with and into CardioVentures (the “Merger”), with CardioVentures being determined as the accounting acquirer for financial reporting purposes in accordance with ASC 805. The transaction was accounted for as a recapitalization, with AVRA being treated as the Accounting Acquiree. This determination was based on several factors:

●	CardioVentures’ stockholders obtained the largest portion of voting rights in the post-combination company.

●	The Board and management of the combined entity are primarily composed of individuals associated with CardioVentures.

●	CardioVentures had a larger entity size based on historical operations, assets, revenues, and workforce.

●	The ongoing operations, post-combination, are those of CardioVentures.

Merger Consideration and Share Issuance: As part of the Merger, holders of CardioVentures’ outstanding common stock, including certain parties who provided interim convertible financing, were issued 135,808,884 shares of SSII common stock, representing approximately 95% of the issued and outstanding shares of SSII post-merger, while the existing SSII stockholders retained approximately 5% (6,545,531 shares) of the post-merger issued shares.

Pursuant to the Merger Agreement, the holders of CardioVentures’ common stock also received 5,000 shares of newly designated Series A Non-Convertible Preferred Stock (the “Series A Preferred Shares”). These shares:

●	Vote together with SSII common stock as a single class, except as required by law.

●	Entitle holders to exercise 51% of the total voting power of the Company.

●	Are not convertible into common stock, have no dividend rights, and carry a nominal liquidation preference.

●	Include protective provisions requiring the majority vote of Series A Preferred Shares to amend their rights.

●	Are subject to automatic redemption for nominal consideration if holders own less than 50% of the shares received in the Merger.

Restructuring and Capital Contributions: Concurrent with the Merger:

●	The Company changed its name to “SS Innovations International, Inc.,” effected a one-for-ten reverse stock split, and increased its authorized common stock to 250,000,000 shares.

●	Dr. Sudhir Srivastava, our Chief Executive Officer, through his holding company, assigned patents, trademarks, and other intellectual property related to its surgical robotic systems to a wholly owned subsidiary of SSII.

●	Two investors, including a current director, provided interim financing during 2022, contributing $3,000,000 each. As a result, the current director received 7% of SSII’s post-merger issued and outstanding common stock on a fully diluted basis, with 4% treated as stock compensation expenses for strategic value. The second investor received 2.86% of SSII’s post-merger issued shares.

Recapitalization Impact: As part of the recapitalization, CardioVentures acquired the net assets of AVRA at fair value at Closing. The fair value of AVRA’s net assets was assessed to be zero by management, resulting in a recognized loss of $5,000,000 in additional paid-in capital. This loss was due to the difference between the fair value of the shares issued (5% of the total) and AVRA’s net assets.

NOTE 6 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following as of:

	September 30, 2025	December 31, 2024

Accounts receivable, net	6,917,040	4,466,047
Accounts receivable, net (non-current)	6,922,700	3,299,032
	13,839,740	7,765,079

Activity in the allowance for the credit losses for the three and nine months ended September 30, 2025 and 2024 was as follows:

	For the three months ended September 30, 2025	For the three months ended September 30, 2024
Balance at beginning of period	377,722	255,536
Additions charged to expense	471,040	158,992
Foreign currency translation adjustment	(5,603)	(1,167)
Balance at end of period	843,159	413,361

	For the nine months ended September 30, 2025	For the nine months ended September 30, 2024
Balance at beginning of period	545,799	-
Additions/(reversals)	302,963	414,780
Foreign currency translation adjustment	(5,603)	(1,419)
Balance at end of period	843,159	413,361

The Company performed an analysis of the trade receivables related to SSI India and determined, based on the deferred payment terms of the contracts, that a $6,922,700 (December 31, 2024: $3,299,032) may not be due and collectible in next one year and thus company classified these receivables as non-current.

Details of customers which accounted for 10% or more of total revenues during the three and nine months ended September 30, 2025, and September 30, 2024 and 10% or more of total accounts receivables as at September 30, 2025, and December 31, 2024.

	Percentage of revenue for the nine months ended		Percentage of revenue for the three months ended		Percentage of accounts receivables
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Customer A	0%	-	0%	-	-	13%
Customer B	0%	11%	0%	-	-	-
Customer C	0%	9%	0%	26%	-	-
Customer D	0%	4%	0%	10%	-	-
Customer E	0%	4%	0%	11%	-	-
Customer F	0%	4%	0%	12%	-	-
Customer G	4%	5%	0%	14%	3%	6%

NOTE 7 – CASH, CASH EQUIVALENTS AND RESTRICTED CASH

For the purpose of condensed consolidated statement of cash flows, cash, cash equivalents and restricted cash (Current) & (Non-Current) consisted of the following as of:

		September 30, 2025	December 31, 2024
Cash and cash equivalents		5,681,657	466,500

Fixed Deposit	Lien Against Overdraft Facility	5,964,640	5,768,396
	Lien Against Letter of Credit	-	24,757
	Lien Against Bank Guarantee	43,674	45,355
	Lien Against Credit Card Facility	15,619	-
Restricted cash (Current)		6,023,933	5,838,508

Fixed Deposit	Lien Against Bank Guarantee	333,657	302,307
	Lien Against Credit Card Facility	-	16,220
Restricted cash (Non-current)		333,657	318,527
Total Cash, cash equivalents and restricted cash		12,039,247	6,623,535

We have classified fixed deposits (FDs), which are subject to withdrawal restrictions, as Restricted cash. Additionally, time deposits with remaining maturity of over one year have been classified as non-current.

The Company has secured a bank overdraft facility from HDFC Bank, collateralized by fixed deposits held with HDFC Bank. This facility includes a withdrawal restriction tied to the fixed deposit. (Refer Note 11 – Bank Overdraft.)

NOTE 8 – PREPAID, CURRENT AND NON-CURRENT ASSETS

Prepaid, Current and Non-Current Assets consisted of the following as of:

	September 30, 2025	December 31, 2024

Balances from statutory authorities	5,081,260	2,691,800
Prepaid expense-stock compensation current	1,157,911	1,074,991
Security deposits	317,844	157,574
Other prepaid-current assets	3,209,188	2,513,973
Prepaid and other current assets	9,766,203	6,438,338

Prepaid expense-stock compensation non current	2,544,836	3,052,445
Security deposits	361,521	145,198
Other prepaid-non current assets	126,121	143,885
Prepaid and other non current assets	3,032,478	3,341,528

Total prepaid, current and non current assets	12,798,681	9,779,866

Prepaid expenses – stock compensation represents unamortized portion of common stock granted to advisors for services to be rendered by them in future. (Refer Note 19 – Stock Compensation Expenses)

NOTE 9 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accounts payable and accrued expenses consisted of the following as of:

	September 30, 2025	December 31, 2024

Accounts payable	4,656,966	2,312,382

Payable to statutory authorities	99,350	55,699
Client liabilities	239,086	574,603
Salary payable	27,878	91,825
Other accrued liabilities	3,240,125	1,162,687
Other accrued liabilities	3,606,439	1,884,814

Provision for Gratuity Long term	121,903	74,817
Other accrued liabilities	67,499	-
Other accrued liabilities- Non Current	189,402	74,817

Total accounts payable, accrued current and non current expenses	8,452,807	4,272,013

Accounts payable at $4,656,966 as of September 30, 2025 (December 31, 2024: $2,312,382), reflect the amounts due to various vendors of supplies and services in the normal course of business operations. Other accrued liabilities of $3,240,125 as of September 30, 2025 (December 31, 2024: $1,162,687), mainly include accrued expenses of $944,965. (December 31, 2024: $834,291).

NOTE 10 – NOTES PAYABLE

In February 2024, the Company raised $2,450,000 through a private offering of 7% One-Year Convertible Promissory Notes (“Notes”) from two affiliates of $1,000,000 each and $450,000 from three other investors to finance its ongoing working capital requirements. These notes are payable in full after 12 months from the respective date of issuance of these Notes and are convertible at the election of noteholder at any time through the maturity date at a per share price of $4.45.

In April 2024, the Company raised $2,000,000 from its affiliate by issuance of two One-Year 7% Promissory Notes of $1,000,000 each, to meet certain working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes.

In July 2024, the Company raised $500,000 from its affiliate by issuance of One-Year 7% Promissory Notes to finance its ongoing working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes.

In October and November 2024, the Company raised $500,000 from its affiliate by issuance of One-Year 7% Promissory Notes to finance its ongoing working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes.

In December 2024, the Company raised $2,000,000 from its affiliate by issuance of One-Year 7% Convertible Promissory Notes to finance its ongoing working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes and are convertible at the election of noteholder at any time through the maturity date at a per share price of $1.38.

In January 2025, the Company raised $28,000,000 from its affiliate by issuance of One-Year 7% Convertible Promissory Notes to finance its ongoing working capital requirements. These Notes are payable in full after 12 months from the respective date of issuance of these Notes and are convertible at the election of noteholder at any time through the maturity date at a per share price of $1.38.

In February 2025, the Company paid $4,212,637 towards repayment of five 7% One-Year Promissory Notes totaling $4,000,000 in principal amount raised from Sushruta Pvt Ltd., an affiliate, on various dates during 2024, along with interest due thereon.

In February 2025, the Company paid $1,068,849 towards repayment of one 7% One-Year Convertible Promissory Note of $1,000,000 in principal amount issued to an investor in February 2024 along with the interest due thereon.

In February 2025, the Company converted three 7% One Year Convertible Promissory Notes totaling $450,000 issued to several investors in February 2024, along with the interest accrued thereon, into 108,048 shares of common stock the Company as per the conversion rights exercised by the note holders.

In February 2025, the Company converted Convertible Notes totaling $22,000,000, in principal amount, along with the interest accrued thereon, issued to Sushruta Pvt Ltd. into 16,046,814 shares of common stock of the Company.

In March 2025, the Company converted Convertible Notes totaling $8,000,000 in principal amount, along with the interest accrued thereon, issued to Sushruta Pvt Ltd into 5,811,554 shares of common stock of the Company.

NOTE 11 – BANK OVERDRAFT FACILITY

Bank overdraft facility consisted of the following as of:

	September 30, 2025	December 31, 2024

HDFC Bank Ltd overdraft (with lien against fixed deposits) (OD1)	3,313,048	4,486,181
HDFC Bank Ltd overdraft (OD2)	6,756,735	3,508,725
Bank overdraft	10,069,783	7,994,906

The HDFC Bank overdraft facility (OD1), amounting to $3,313,048, is availed against a lien on fixed deposits totaling $4,641,361 provided by the Company and the HDFC Bank LTD Overdraft (OD2) facility is secured by a charge over all current assets, plant, and machinery of the Company, as well as a lien on fixed deposits of $675,107 in favor of HDFC Bank. Additionally, both overdraft facilities are secured by personal guarantees provided both by Dr. Sudhir Prem Srivastava and Dr. Vishwajyoti P Srivastava. As of September 30, 2025, and December 31, 2024, the Company was in compliance with all financial and non-financial covenants under the bank overdraft facility agreements.

HDFC Bank has sanctioned overdraft facilities subject to operational terms and conditions, including payment on demand, comprehensive insurance coverage against all risks of primary security, periodic inspections of the plant by the bank, and submission of monthly stock and financial records to the bank within 30 days after each month-end. Security for this facility includes current assets, plant and machinery, furniture and fixtures, computers, other moveable fixed assets and a personal guarantee of both Dr. Sudhir Srivastava and Dr. Vishwajyoti P Srivastava.

The cash credit facility is sanctioned at an interest rate of 8.90% (linked with 1-month Repo rate + 3.4%) per annum on the working capital overdraft limit, with interest payable monthly on the first day of the subsequent month. Overdraft facility against fixed deposits is sanctioned with an interest rate of 1.25% over and above prevailing rate of interest on fixed deposits, payable at monthly intervals on the first day of the following month.

NOTE 12 – DEFERRED REVENUE

Contract liabilities (deferred revenue) consist of advance billings and billing in excess of revenues recognized. Deferred revenue also includes the amount for which services have been rendered but other conditions of revenue recognition are not met, for example, where the Company does not have an enforceable contract.

The revenues attributable to the warranty is recognized over the period to which it relates. During the three and nine months ended September 30, 2025, the Company sold 28 and 55 surgical robotic systems, respectively. The revenues attributable to warranty for the agreed warranty period in respect of each of the sales contract is deferred for recognition over the period to which it relates.

In case of systems sold on a deferred payment basis, the present value of the invoiced system sales, realizable over the deferred payment period, is recognized as system sales. The difference between the invoiced amount and its present value is adjusted (reduced) in the accounts receivable balance. This difference is recorded as interest income under other income, with a corresponding impact on accounts receivable over the collection period of contract. The Company recorded $290,753 and $249,946 as interest income on account of deferred financing component during the nine months ended September 30, 2025 and September 30, 2024, respectively.

	September 30, 2025	December 31, 2024

Deferred revenue- beginning of period	6,452,555	1,095,480
Additions	4,195,775	5,685,704
Net changes in liability for pre-existing contracts	10,648,330	6,781,184
Revenue recognized for system sales	409,422	177,518
Revenue recognized for instrument sales	887,997	-
Revenue recognized for warranty sales	560,262	151,111
Deferred revenue- end of period	8,790,649	6,452,555

Deferred revenue expected to be recognized in:
One year or less	2,512,990	1,278,602
More than one year	6,277,659	5,173,953
	8,790,649	6,452,555

For the three months ended September 30, 2025 and 2024:

The following table disaggregates our revenue by major source as of:

	September 30, 2025	September 30, 2024
System sales	11,705,375	3,969,805
Instruments sale	854,440	337,580
Warranty sale	244,399	58,547
Lease income	25,135	20,584
Total revenue	12,829,349	4,386,516

Revenues for three months ended September 30, 2025 and 2024 by geographic region (determined based upon customer domicile), were as follows:

	September 30, 2025	September 30, 2024
India	12,043,038	3,784,127
Iraq	770,593	-
UAE	8,252	-
Nepal	7,335	-
Indonesia	131	602,389
	12,829,349	4,386,516

For the nine months ended September 30, 2025 and 2024:

The following table disaggregates our revenue by major source as of:

	September 30, 2025	September 30, 2024
System sales	24,988,895	11,722,762
Instruments sale	2,339,478	660,216
Warranty sale	560,262	96,749
Lease income	61,629	53,608
Total revenue	27,950,264	12,533,335

Revenues for nine months ended September 30, 2025 and 2024 by geographic region (determined based upon customer domicile), were as follows:

	September 30, 2025	September 30, 2024
India	23,796,743	11,422,881
Philippines	1,409,925	-
Indonesia	1,020,967	602,389
South America	917,721	-
Iraq	770,593	-
UAE	22,833	-
Nepal	11,482	508,065
	27,950,264	12,533,335

NOTE 13 – STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue up to 250,000,000 shares of common stock, $0.0001 par value per share. The Company has one class of common stock outstanding. Holders of the Company’s common stock are entitled to one vote per share. Upon the liquidation or dissolution of the Company, its common stockholders are entitled to receive a ratable share of the available net assets of the Company after payment of all debts and other liabilities. The Company’s shares of common stock have no pre-emptive, subscription, redemption or conversion rights.

As of September 30, 2025, there were 193,592,410 (December 31, 2024: 171,579,284) issued and outstanding common shares. Holders of common stock are entitled to one vote for each share of common stock.

Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock, $0.0001 par value per share. The Company has one class of preferred stock outstanding “Series A- Preferred Stock”.

As of September 30, 2025, there were 1,000 (December 31, 2024: 1,000) issued and outstanding shares of Series A Preferred Stock.

Common Stock issued at the time of Merger

At Closing of the Merger on April 14, 2023, 135,808,884 shares of our common stock and 1,000 shares of our Series A Preferred Stock were issued to Cardio Ventures. This includes common stock that was issued to Dr. Frederic Moll and one other accredited investor, who each provided $3,000,000 in interim financing to the Company pending consummation of the Merger. Following the Merger an additional 3,818,028 shares of our common stock were issued to Dr. Frederic Moll per his interim financing agreement with the Company.

Common Stock issued post-Merger

On March 1, 2024, the Company issued 15,000 shares of common stock to PCG Advisory, for investor and digital marketing services. The total value of such services is $101,250.

On August 31, 2024, the Company issued 125,000 shares of common stock to five advisors in exchange for advisory services to be rendered over a 5 year period. The total value of such services is $40,000. The value of services is calculated at the fair market value of shares as of the date of contract.

On November 27, 2024, the Company issued 169,118 shares of common stock to Group Chief Financial Officer, Anup Kumar Sethi, which is second tranche of 20% of a total grant of 845,592 shares awarded to him against services pursuant to the Company’s 2016 Incentive Stock Plan. The balance of 60% vests in three equal annual instalments subject to his remaining employed by the Company or its subsidiaries.

On November 27, 2024, the Company issued 536,747 shares of common stock to 80 employees of the Company’s subsidiary which is second tranche of 20% of the total shares awarded to them in Nov 2023 pursuant to the Company’s 2016 Incentive Stock Plan. The balance of 60% vests in three equal annual instalments subject to such employees remaining employed by the Company or its subsidiaries.

On December 2, 2024, the Company issued 9,034 shares of common stock to an advisory firm in terms of the engagement document signed with them to provide production and graphics services to the Company.

On February 12, 2025, the Company issued 48,030 shares of common stock to an investor upon against the conversion of note amounting to $213,732 including interest thereon at a conversion price of $4.45 per share.

On February 13, 2025, the Company issued 30,010 and 30,008 shares of common stock to two investors, respectively, upon the conversion of notes amounting to $133,546 and $133,534, including interest thereon, respectively at a conversion price of $4.45 per share.

On February 20, 2025, the Company issued 16,046,814 shares of common stock to Sushruta Pvt Ltd upon against the conversion of notes amounting to $22,144,603 including interest thereon, at a conversion price of $1.38 per share.

On March 1, 2025, the Company issued 7,858 common shares to one ex-employee and 2,619 shares of common stock to an ex-director of the Company upon cashless exercise of stock options previously granted to them under the Company’s 2016 Stock Incentive Plan.

On March 31, 2025, the Company issued 5,811,554 shares of common stock to Sushruta Pvt Ltd, upon the conversion of notes amounting to $8,019,945, including interest thereon, at a conversion price of $1.38 per share.

On April 2, 2025, the Company issued 3,163 shares of common stock to an advisory firm in terms of the engagement document signed with them to provide production and graphics services to the Company.

On April 30, 2025, the Company issued 1,639 shares of common stock to an advisor in exchange for rendering the services in accordance with the agreement entered with the advisor.

On May 22, 2025, the Company issued 20,000 shares of common stock to an advisor in exchange for advisory services to be rendered over a 5year period. The total value of such services is $196,800. The value of services is calculated at the fair market value of the shares as of the date of the advisory services contract.

On May 28, 2025, the Company issued 7,431 shares of common stock to one individual upon the cashless exercise of a stock option previously granted under the Company’s 2016 Stock Incentive Plan.

On August 28, 2025, the Company issued 4,000 shares of common stock to an advisor in exchange for advisory services to be rendered over a 5 year period. The total value of such services is $43,560. The value of services is calculated at the fair market value of shares as of the date of the advisory services contract.

NOTE 14 – INVENTORY

Inventory consisted of the following as of:

	September 30, 2025	December 31, 2024

Raw materials (includes goods in transit $981,039 (December 31, 2024: $969,959)]	8,198,802	4,461,898
Work-in-progress	1,661,914	1,436,250
Finished goods	10,175,289	4,308,750
	20,036,005	10,206,898

NOTE 15 – LEASES

The Company conducts its operations using facilities leased under operating lease agreements that expire at various dates.

The following is a summary of operating lease assets and liabilities as of:

Operating leases	September 30, 2025	December 31, 2024
Assets
Right of use operating lease assets	2,458,573	2,623,880

Liabilities
Current portion of operating lease liabilities	341,371	409,518
Non Current portion of operating lease liabilities	2,273,111	2,349,118
Total lease liabilities	2,614,482	2,758,636

Operating leases	September 30, 2025	December 31, 2024
Weighted average remaining lease terms (years)
Ilabs Info Technology 3rd Floor	4.44	5.19
Ilabs Info Technology 1st Floor	4.83	5.58
Ilabs Info Technology Ground Floor	6.67	7.42
Ilabs Info Technology Basement-3	4.44	-
Village Chhatarpur-1849-1852-Farm	-	0.58

Weighted average discount rate
Ilabs Info Technology 3rd Floor	12.00%	12.00%
Ilabs Info Technology 1st Floor	12.00%	12.00%
Ilabs Info Technology Ground Floor	12.00%	12.00%
Ilabs Info Technology Basement-3	12.00%	-
Village Chhatarpur-1849-1852-Farm	10.00%	10.00%

Supplemental cash flow and other information related to leases are as follows:

	Nine months ended
	September 30, 2025	September 30, 2024
Cash payments for amounts included in the measurement of lease liabilities:
Operating cash outflows for operating leases	573,363	519,018

Maturities of lease liabilities as of September 30, 2025, were as follows:

Fiscal year	Operating Leases Amount (in $)
2025	155,024
2026	636,975
2027	662,675
2028	689,661
2029	717,996
2030 and thereafter	697,248
Total lease payment	3,559,579
Less: Imputed Interest	945,097
Present value of lease liabilities	2,614,482

NOTE 16 – INCOME TAX

The Company recorded an income tax expense of $1,847,059 and $2,200,788 for the three and nine months ended September 30, 2025, respectively. The consolidated effective tax rate for the nine months ended September 30, 2025, was (29.52%), compared to nil in the prior-year period.

The Company will continue to reassess its valuation allowance position quarterly and update the effective tax rate accordingly based on expected changes in the mix and level of earnings.

The components of income / (loss) before income taxes consist of the following:

	Nine months ended
	September 30, 2025	September 30, 2024
Domestic	(11,463,123)	(14,921,678)
Foreign	4,007,903	(2,306,128)
Total	(7,455,220)	(17,227,806)

Income tax expense/(benefit) consists of the following:

	For the nine months ended September 30, 2025	For the nine months ended September 30, 2024
Current Provision:
Domestic	-	-
Foreign	2,355,844	-

Deferred Provision/(Benefit):
Domestic	-	-
Foreign	(155,056)	-
Income tax expense	2,200,788	-

Deferred income taxes recognized in OCI were as follows:

	For the nine months ended September 30, 2025	For the nine months ended September 30, 2024
Deferred taxes benefit / (expense) recognized on:
Retirement benefits	5,126	-
Total	5,126	-

The Company has federal and state net operating losses as of September 30, 2025 and December 31, 2024.

The Company’s U.S. operations continue to generate losses, and a full valuation allowance has been maintained against its U.S. federal and state deferred tax assets. As a result, no tax benefit has been recognized for U.S. losses in the current period.

Management has considered available positive and negative evidence, including forecasted taxable income, reversal of temporary differences, and tax planning strategies. Based on this assessment, deferred tax assets related to the Indian operations are considered realizable, and no valuation allowance has been recorded for those jurisdictions.

The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense. The Company had no accrual of interest and penalties on the Company’s balance sheets and has not recognized interest and penalties in the condensed consolidated statement of operations and comprehensive loss for the nine month period ended September 30, 2025, and September 30, 2024.

The Company is subject to taxation in the United States and India. The Company’s tax returns as filed have no pending examinations except for the Indian subsidiary which is under review with the Indian Income Tax Department for Assessment Year 2024-25.

The effective income tax rate differs from the amount computed by applying the income tax rate of India to Income/(Loss) before income taxes approximately as follows:

	Nine months ended
	September 30, 2025	September 30, 2024
Accounting loss before income tax	(7,455,220)	(17,227,806)
Income tax expense/(benefit) at federal statutory rate at 21%	(1,565,596)	(3,617,839)
Foreign tax rate differential	533,188	(718,055)
US GAAP accounting difference over Indian jurisdiction profit*	1,125,045	-
Non-deductible expenses	(304,231)	179,089
Excess tax benefit on depreciation	-	(44,067)
Excess tax benefit on security deposit	-	77
Impact of unrecognized deferred tax asset on the loss of the year	2,407,256	4,200,796
Income tax expense	2,195,662	-

*	The domicile of the Parent Company is in Florida, USA, where the applicable corporate income tax rate is 21%. The Group’s major tax jurisdiction is in India, where tax rates of 25.17% have been applied to the profit, as per local GAAP applicable in India for the expected tax expense which resulting in incremental tax expenses of $1,125,045.

The Company recorded an income tax expense of $1,847,059 and $2,200,788 for the three and nine months ended September 30, 2025, respectively.

The components of the deferred tax balances were as follows:

	September 30, 2025	December 31, 2024
Deferred tax assets:
Net operating loss carry forwards	8,966,345	5,123,862
Net operating loss	2,407,256	3,842,483
Lease payments	18,445	28,299
Credit loss reserve	299,157	198,703
Others	159,042	44,204
	11,850,245	9,237,551
Valuation allowance	(11,373,601)	(9,150,495)
Deferred tax assets	476,644	87,056

Deferred tax liabilities:
Depreciation and amortization	321,588	74,285
Others	-	12,771
Deferred tax liabilities	321,588	87,056
Net deferred tax assets/liability	155,056	-

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying values of assets and liabilities and their respective tax bases and operating loss carry forwards. The Company performed an analysis of the realizability of deferred tax assets as of September 30, 2025, and December 31, 2024, and recorded a valuation allowance of $11,373,601 and $9,150,495, respectively.

NOTE 17 – EMPLOYEE BENEFIT PLAN

The Company’s Gratuity Plan in India provides for a lump sum payment to employees on retirement or upon termination of employment in an amount based on the respective employee’s salary and years of employment with the Company. Liabilities under this plan are determined by actuarial valuation using the projected unit credit method. Current service costs for these plans are accrued in the year to which they relate. Actuarial gains or losses or prior service costs, if any, resulting from amendments to the plans, are recognized and amortized over the remaining period of service of the employees.

The Gratuity Plan is unfunded, and the Company does not make contributions to the plan assets.

The benefit obligation has been measured as of September 30, 2025, and December 31, 2024. The following table sets forth the activity and the amounts recognized in the Company’s consolidated financial statements at the end of the relevant periods:

	September 30, 2025	September 30, 2024
Change in projected benefit obligation
Projected benefit obligation as on beginning	80,833	34,005
Service cost	35,102	16,915
Interest cost	4,244	1,799
Benefits paid	-	-
Actuarial loss ^	20,366	9,860
Effect of exchange rate changes	(471)	(63)
Projected benefit obligation at end	140,074	62,516
Unfunded status in the end	140,074	62,516
Unfunded amount recognized in consolidated balance sheets
Non-current liability (included under other non-current liabilities)	121,903	58,144
Current liability (included under accrued employee costs)	18,171	4,372
Total accrued liability	140,074	62,516
Accumulated benefit obligation at end	76,026	35,260

^	During the period ended September 30, 2025 and December 31, 2024, actuarial loss was driven by changes in actuarial assumptions, offset by experience adjustments on present value of benefit obligations.

Components of net periodic benefit costs recognized in condensed consolidated statements of operations and comprehensive loss and actuarial loss reclassified from accumulated other comprehensive income (“AOCI”), were as follows:

	September 30, 2025	September 30, 2024
Service cost	35,102	16,915
Interest cost	4,244	1,799
Expected return on plan assets	-	-
Amortization of actuarial loss, gross of tax	-	-
Net gratuity cost	39,346	18,714

The components of retirement benefits included in AOCI, excluding tax effects, were as follows:

	September 30, 2025	September 30, 2024
Net actuarial loss / (gain)	20,366	(9,860)
Amount recognized in AOCI, excluding tax effects	20,366	(9,860)

The weighted average actuarial assumptions used to determine benefit obligations and net gratuity cost were:

	September 30, 2025	September 30, 2024
Discount rate	7.38%	7.15%
Rate of increase in compensation levels	12.50%	12.50%
Expected long-term rate of return on plan assets per annum	-	-

The Company evaluates these assumptions annually based on its long-term plans of growth and industry standards. The discount rates are either based on current market yields on government securities or yields on government securities adjusted for a suitable risk premium, if available.

Expected benefit payments as of September 30, 2025

September 30, 2025	13,930
2026	24,959
2027	22,923
2028	20,551
2029	17,671
2030-2034	100,013

NOTE 18 – FAIR VALUE MEASUREMENT – FINANCIAL INSTRUMENTS

Assets and liabilities recorded at fair value are measured using the fair value hierarchy, which prioritizes the inputs used in measuring fair value. The levels of the fair value hierarchy are:

●	Level 1: observable inputs such as quoted prices in active markets.

●	Level 2: inputs other than quoted prices in active markets that are either directly or indirectly observable; and

●	Level 3: unobservable inputs for which little or no market data exists, therefore requiring the Company to develop its own assumptions.

The Company’s financial assets, which are set out below in the table, are measured at fair value by considering the level III inputs. The company does not have financial assets which are measured using Level I or Level II inputs.

Carrying value and fair value of Level III Financial assets and liabilities:

	Carrying Value		Fair Value
	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
Financial Assets
Account receivables, net (1)	6,922,700	3,299,032	6,922,700	3,299,032
Other non-current financial assets (2)	361,521	214,252	361,521	214,252
Total	7,284,221	3,513,284	7,284,221	3,513,284
Financial Liabilities
Lease liabilities (3)	2,273,111	2,349,118	2,273,111	2,349,118
Total	2,273,111	2,349,118	2,273,111	2,349,118

(1)	Account receivables net of allowance for credit losses represent the long-term debtors of the company in relation to the sales made during the year. The Company has presented the receivable balances account after reducing the significant financing component included using the discount rate of 10%.

(2)	Other non-current assets include security deposits and long-term fixed deposits with banks. Company has calculated the fair value of security deposit at present value of future receipt using discount rate of 7% and fair value of long-term fixed deposit with banks are carried at cost which is approximate to the fair value.

(3)	The Company has long term lease liabilities in relation to office properties which are carried at cost using the discount rate (Refer Note 15 Leases).

The Company has assessed that the financial instruments that are not carried at fair value consist primarily of cash and cash equivalents, restricted cash, accounts receivable, prepaid and other current assets, note payable, Bank overdraft facility and account payable for which fair values approximate their carrying amounts due to the short-term maturities of these instruments.

NOTE 19 – STOCK COMPENSATION EXPENSES

Stock Options issued to Employees: The Company grants shares of the Company’s common stock, par value $ 0.0001 to certain employees under the Company’s 2016 Stock Incentive Plan (the “Plan”). The price at which the Grantee is entitled to purchase the Shares upon the exercise of the Option (the “Option Price”) is $ 5.00 per Share. The Shares vest twenty percent (20%) as of the Grant Date, with the balance of the shares vesting in four equal annual installments on the first, second, third and fourth anniversaries of the Grant Date provided that the Grantee remains in the Continuous Employment of the Company or any of its subsidiaries or affiliates, as defined and provided for in the Plan. The Options, to the extent vested and not exercised, shall expire five (5) years from the Grant Date.

Restricted Stock Units (“RSUs”): issued to Employees: The Company grants restricted shares of the Company’s common stock, $ 0.0001 per value to certain employees under the Plan. The grant of restricted shares is made in consideration of services to be rendered by the Grantee to the Company. The RSUS vest twenty percent (20%) as of the Grant Date, with the balance of the RSU vesting in four equal annual installments on the first, second, third and fourth anniversaries of the Grant Date, subject to the Grantee’s continued employment by the Company, as provided for in the Plan. Unvested portions of the RSU Award may not be transferred at any time, except to the extent provided for in the Plan. Until the RSU granted under the Plan vests in accordance with the terms hereof, the Grantee shall have no rights as a stockholder (including, without limitation, voting and dividend rights) with respect to any of the shares of common stock covered by the RSU.

Stock Options issued to Doctors/Proctors/Advisors (“Advisors”): The Company issues shares of the Company’s common stock (“Advisory Shares”) to retain and compensate certain Advisors for performing services for the Company and in exchange for the compensation, which is issued in a phased manner as determined by the company. The “Services” include but are not limited to (a) providing proctoring and medical advisory services, (b) advising the Company on the development of surgical robotics procedures and improvements in design and technology (c) participation in case of observation and performance of live surgeries, and (d) disseminating information about the Company’s products in various scientific meetings and surgical robotic conferences globally (e) investor’s digital marketing support. The Company issues such Advisory Shares in a phased manner commensurate with the period over which the services are to be performed, as determined by the Company.

Stock Options

Stock options activity for the period ended September 30, 2025, was as follows:

	Number of shares subject to options	Weighted average grant date fair value per share
Unvested balance as of December 31, 2024	2,536,776	$3.41
Granted	-	-
Vested	-	-
Forfeited	-	-
Unvested balance as of September 30, 2025	2,536,776	$3.41

	Number of shares subject to options	Weighted average grant date fair value per share
Exercisable balance as of September 30, 2025	5,041,405	$2.06

During the nine months ended September 30, 2025, no stock options vested. Further there were no stock options issued during the period ending September 30, 2025.

RSUs

RSU activity for the period ended September 30, 2025, was as follows:

	Number of shares subject to RSAs	Weighted average grant date fair value per share
Unvested balance as of December 31, 2024	2,117,598	$7.76
Granted	-	-
Vested	-	-
Forfeited	510,266	$7.76
Unvested balance as of September 30, 2025	1,607,332	$7.76

During the nine months ended September 30, 2025, no RSAs are vested. Further, there were no RSAs issued during the nine months ended September 30, 2025.

Advisory Shares

Common stock issued to Advisors as advisory shares during the period as follows:

Grant dates	Fair value on grant date	Unvested shares in the beginning	Shares granted during the year	Shares vested during the period	Unvested shares at the end of the period
31-Oct-23	8.99	39,147	-	3,454	35,693
31-Oct-23	8.99	5,270	-	465	4,805
31-Oct-23	8.99	4,193	-	370	3,823
31-Oct-23	8.99	16,533	-	1,459	15,074
15-Apr-25	9.15	-	1,639	1,639	-
30-Apr-25	10.89	-	20,000	20,000	-
16-May-25	9.84	-	20,000	20,000	-
		65,143	41,639	47,387	59,395

During the nine months ended September 30, 2025, 25,639 advisory shares were issued to Advisors having total common stock value of $255,357.

The aggregate vesting date fair value of advisory shares vested was $481,270 and $418,694 during the nine months ended September 30, 2025 and year ended December 31, 2024, respectively.

Stock compensation expenses

During the nine months ended September 30, 2025 and September 30, 2024, the Company has recorded share compensation expense of $6,104,670 and $12,003,897, respectively, in relation to stock options, RSAs and advisory shares as follows:

	September 30, 2025	September 30, 2024
Stock options	2,156,676	6,821,384
Restricted stock units (RSU)	2,986,730	4,185,814
Advisory shares	961,264	996,699
Total stock compensation expenses	6,104,670	12,003,897

Stock option model and assumptions

The Black-Scholes-Merton option pricing model is used to estimate the fair value of stock options and RSU granted under the Company’s share based compensation plans and the rights to acquire stock granted under the stock options plans. The weighted-average estimated fair values of stock options and the rights to acquire stock as well as the weighted-average assumptions used in calculating the fair values of stock options and the rights to acquire stock that were granted during the period ending September 30, 2025, were as follows:

		Nine months ended September 30, 2025
Grant date	Stock Options February 13, 2024	Stock Options November 27, 2023	Restricted stock awards November 27, 2023
Fair value on grant date	$1.39	$3.41	$7.76
Risk free interest rate	4.40%	4.40%	4.40%
Expected volatility	24.96%	18.50%	18.50%
Exercise prices	$5.00	$5.00	0.0001
Share price on the grant date	$5.50	$7.76	$7.76
Expected term of vesting	2.5 years	4 years	4 years

As share-based compensation expense recognized in the Condensed Consolidated Statements of Operations and Comprehensive Loss during the nine months ended September 30 2025, and September 30, 2024, is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures, if any.

As of September 30, 2025, there was $6,493,729, $9,363,209 of total unrecognized compensation expense related to unvested stock options and restricted stock units to acquire common stock under the 2016 Inventive Stock Plan, respectively. The unrecognized compensation expense is expected to be recognized over a weighted-average period of 2.16 years for unvested stock options and restricted stock units for rights granted to acquire common stock under 2016 Incentive Stock Plan.

NOTE 20 – RELATED PARTY

The details of transactions with the related parties for the nine months ended September 30, 2025 and September 30, 2024 and balances outstanding as on September 30, 2025 and December 31, 2024, are as follows:

Particulars	For the nine months ended Sept 30, 2025	For the nine months ended Sept 30, 2024
Expenses incurred on behalf of affiliates
Srivastava Robotic Surgery Pvt Ltd	53	71
SS International Centre for Robotics Surgery Pvt Ltd	12,897	-
Sudhir Srivastava Medical Innovations Pvt Ltd	71	149
Telegnosis Private Limited	218	-
Sudhir Prem Srivastava, M.D.	18,000	-

Expenses incurred on behalf of the Company
Sudhir Prem Srivastava, M.D.	136,572	204,156
Barry F. Cohen	5,753	-
Dr. Frederic H Moll	11,499	-
Dr. S.P. Somashekhar	5,574	-

2016 Stock Incentive Plans Expenses/(Reversal)
Anup Sethi	(122,247)	985,168
Barry F. Cohen	431,335	432,915
Dr. S.P. Somashekhar	158,190	157,158
Sudhir Prem Srivastava, M.D.	1,294,006	5,955,553
Vishwajyoti P. Srivastava, M.D	431,335	432,915

Consultancy charges and other perquisites
Anup Sethi#	65,738	131,904
Barry F. Cohen	135,000	135,000
Vishwajyoti P. Srivastava, M.D	225,510	159,086
Sudhir Prem Srivastava	664,586	658,776
Arvind Palaniappan#	16,202	-
Naveen Kumar Amar#	3,080	-

Proceeds from notes issued
Sushruta Pvt Ltd.	28,000,000	3,500,000

Interest accrued on notes
Sushruta Private Limited	182,400	115,597

Conversion of notes into common stock
Sushruta Private Limited	30,164,548	-

Balances outstanding at period and year end:

Particulars	As on Sept 30, 2025	As on December 31, 2024
Balance receivable / (payable)
Accrued expenses and other current liabilities:
Barry F. Cohen	(451,253)	(310,500)
Sushruta Pvt Ltd.	-	(194,785)
Vishwajyoti P. Srivastava, M.D	-	(75,006)
Naveen Kumar Amar#	(3,080)	-

Prepaid & Other current assets:
Cardio Bahamas*	(76,741)	(76,741)
Srivastava Robotic Surgery Pvt Ltd	398	345
SS International Centre for Robotics Surgery Pvt Ltd	13,845	948
SSI PTE Singapore*	(424,546)	(424,586)
Sudhir Prem Srivastava, M.D.*	2,536,533	1,644,825
Sudhir Srivastava Medical Innovations Pvt Ltd	562	491
Sushruta Pvt Ltd	5,000	5,000
Telegnosis Private Limited	935	727

Notes Payable:
Sushruta Private Limited	-	(6,000,000)

*	For these balances, Dr. Sudhir Prem Srivastava is considered as the ultimate beneficial owner, and the settlement is expected to be made on net basis. Accordingly, these balances have been disclosed under prepaids and other current assets.

#	During the current period, Mr. Anup Sethi resigned from the position of Chief Financial Officer with effect from April 30, 2025. In his place, Mr. Arvind Palaniappan was appointed as the Interim Chief Financial Officer. Further Mr. Arvind Palaniappan resigned as Interim Chief Financial Officer effective July 23, 2025, meanwhile his responsibilities were assumed by Dr. Vishwajyoti P. Srivastava- Chief Operating Officer- Asia Pacific. On September 24, 2025, the Company appointed Mr. Naveen Kumar Amar as Chief Financial Officer.

NOTE 21 – COMMITMENTS AND CONTINGENCIES

Other Commitments

The Company, through its Indian subsidiary, occupies office, manufacturing, and assembly space in Gurugram, Haryana (India) under a lease agreement entered into in March 2021, with monthly payments of $24,229 plus applicable taxes. This lease expires in March 2030. Effective June 1, 2023, our Indian subsidiary signed another lease agreement for occupying an additional space in Gurugram, to further expand its manufacturing and assembly capacity. This lease provides for a monthly payment of $16,025 plus taxes and expires on May 31, 2032, subject to further renewal on mutually acceptable terms. Further effective from August 1, 2024, our SSI-India subsidiary signed another lease agreement for occupying an additional space in Gurugram, to further expand its operations. This lease provides for a monthly payment of $8,956 plus taxes and expires on July 31, 2030. In May 2025, the Company signed another lease agreement for occupying an additional space for warehouse purposes in Gurugram which provides for monthly payment of $3,439 plus taxes and expires in March 2030.

Contingencies

The Company’s international transactions with its Associated Enterprises (AEs) were subject to transfer pricing regulations under the Income-tax Act, 1961. The case for the assessment year 2021-22 under consideration was selected for scrutiny and referred to the Transfer Pricing Officer (TPO).

The TPO proposed a Transfer Pricing adjustment of $550,617 primarily on account of:

●	Rejection of the segmental margins computed by the Company and adoption of entity-level margins; and

●	Modification of the filters applied by the Company in the selection of comparable companies.

Based on the TPO’s findings, the Assessing Officer (AO), vide draft assessment order dated 29 November 2023 under section 144C(1) of the Income-tax Act proposed an addition of $550,617 to the returned income of $11,753.

The Company filed its objections before the Dispute Resolution Panel (DRP). The DRP, vide its directions dated 28 August 2024, granted partial relief of $17,336 on account of rectification in the operating margins of the comparable companies. Accordingly, the Transfer Pricing adjustment was reduced to $533,281.

Subsequently, the Company has filed an appeal before the Income Tax Appellate Tribunal (ITAT) on the remaining disputed issues. As informed by the Management, the matter is pending adjudication before the ITAT. The Company believes that its position will more likely than not be sustained upon final examination by the tax authorities and accordingly has not accrued any liabilities with respect to these matters in its consolidated financial statements.

NOTE 22 – SUBSEQUENT EVENTS

In October 2025, the Company issued 28,739 shares of common stock as per advisory shares under the Company’s 2016 Stock Incentive Plan as per the terms of agreements signed with the advisors to provide advisory services to the Company.

SS INNOVATIONS INTERNATIONAL, INC.

11,286,681 Shares of Common Stock

PRELIMINARY PROSPECTUS

Joint Book-Running Managers

Roth Capital Partners	Needham & Company

The date of this prospectus is , 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with this offering described in this registration statement, other than underwriting discounts and commissions, upon the completion of this Offering, all of which will be paid by us. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$8,537
FINRA filing fee	15,500
Legal fees and expenses	300,000
Accounting fees and expenses	52,500
Transfer agent fees	10,000
Miscellaneous expenses	38,463
Total	$425,000

Item 14. Indemnification of Directors and Officers

Under Section 607.0850 of the Florida Business Corporation Act, the Company has the authority to indemnify its directors and officers to the extent provided for in such statute. Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, employment agreements and non-employee director appointment letters provide for indemnification of our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. The indemnification agreements provide for indemnification for all acts or omissions other than those where a director may not be indemnified under applicable law as well as for advancement of expenses. The agreements also require the Company to use reasonably commercial efforts to obtain and maintain in effect directors and officers liability insurance.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act, as amended (to the extent applicable, the following information has been adjusted to give effect to a 10-for-1 reverse stock split implemented in April 2023):

(a) On February 1, 2023, the Company issued 500 shares of our common stock to our then Chief Medical Officer pursuant to his employment agreement with the Company.

(b) On February 24, 2023, the Company issued a total of 60,000 shares of our common stock to two accredited investors as a result of their exercising two warrants resulting in proceeds of $240,000 to the Company.

(c) On March 4, 2023, the Company issued 660 shares to a vendor for consulting services.

(d) During the quarter ended March 31, 2023, the Company issued a total of 67,000 shares of common stock to five accredited investors in private transactions at prices per share ranging from $2.50 to $4.00, generating gross proceeds of $189,500 to the Company.

(e) Upon the closing of our acquisition by merger of CardioVentures, Inc. on April 14, 2023, 135,808,884 shares of our common stock and 1,000 shares of our Series A Preferred Stock were issued to Sushruta Pvt. Ltd. (“Sushruta”), the Bahamian holding company owned by Dr. Sudhir Srivastava, our Chairman, Chief Executive Officer and principal shareholder.

(f) Following the closing of our acquisition by merger of CardioVentures, Inc. on April 14, 2023, the Company issued 10,149,232 shares of our common stock to Dr. Frederic Moll, currently a director, and 3,879,938 shares of common stock to a second investor, in exchange for $3 million and $3 million in interim financing provided to the Company pending closing of the acquisition, respectively.

(g) On April 15, 2023, the Company executed a Convertible Promissory Note (the “Line of Credit Note”) with Sushruta. Pursuant to the Line of Credit Note, Sushruta in its discretion. agreed make multiple advances to the Company through December 31, 2023 (the “LOC Maturity Date”), in an aggregate amount of up to $20.0 million for working capital purposes. The advances under the Line of Credit Note did not bear interest and were due and payable on or before the Maturity Date. Sushruta was accorded the option, to convert the principal amount of any advance into shares of our common stock, at a conversion price of $0.74 per share. A total of $16.98 million in advances that were made under the Line of Credit Note were converted into 22,945,946 of our common stock on September 25, 2023.

(h) On July 24, 2023, the Company issued 50,000 shares of our common stock to our former Chief Medical Officer upon exercise of a stock option held by him generating gross proceeds of $50,000.

(i) In October, 2023, the Company issued a total of 90,514 shares of our common stock to two investors upon their exercise of previously issued warrants generating gross proceeds of $362,054.

(j) Effective February 14, 2024, the Company sold $2,450,000 in principal amount of 7% Convertible One-Year Promissory Notes (the “Bridge Notes”) to five investors in a private transaction, one of whom was Sushruta, who subscribed for a $1,000,000 Bridge Note. Interest on the Bridge Notes accrued at the rate of 7% per annum and was payable together with the principal amount upon maturity, which was one year from issuance. The Bridge Notes were convertible at the option of the noteholders, at any time prior to maturity into shares of our common stock at a conversion price of $4.45 per share. Sushruta’s Bridge Note, together with accrued interest thereon, was repaid upon maturity in February 2015.

(k) In March, 2024, the Company issued 15,000 shares of our common stock to a vendor for advisory services.

(l) In August 2024, the Company issued 125,000 shares to certain doctors/proctors for providing their proctoring/mentoring services.

(m) In December 2024, the Company issued 9,034 shares of common stock to a marketing advisory services firm for providing dedicated support, production, graphics, post-production and distribution services.

(n) Dr. Sudhir Srivastava, through Sushruta, provided the Company with $2,000,000 in financing on December 4, 2024, $5,000,000 in financing on January 3, 2025, $10,000,000 in financing on January 20, 2025, $5,000,000 in financing on January 30, 2025 and $8,000,000 in financing on March 19. 2025.

Each tranche of financing provided by Dr. Srivastava was evidenced by a one-year convertible promissory note (collectively, the “One-Year Notes”). The One-Year Notes bore interest at the rate of seven percent (7%) per annum, which accrued and was due at maturity. The One-Year Notes were convertible at the option of the holder into shares of our common stock at a conversion price of $1.38 per share, subject to adjustment for stock splits, stock dividends and similar recapitalization events. As of March 31, 2025, all $30,000,000 in principal amount of One-Year Notes, together with $164,548 in interest thereon, were converted by Sushruta into 21,858,368 shares of our common stock.

(o) In April 2025, the Company issued 3,163 shares of common stock to an advisory firm in terms of the engagement document signed with them to provide production and graphics services to the Company.

(p) In May 2025, the Company issued 20,000 shares of common stock to a physician for providing consulting services to the Company.

(q) In October 2025, the Company issued 28,739 shares of common stock to certain doctors for providing their advisory services.

All of the foregoing securities were issued in accordance with the exemption from registration afforded by Section 4(a) (2) of and/or Regulation D or Rule 701 promulgated under the Securities Act, as amended, as the persons receiving such shares having provided the Company with appropriate representations as to their investment intent and their status as “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement*
3.1(a)	Amended and Restated Articles of Incorporation(1)
3.1(b)	Articles of Amendment to Amended and Restated Articles of Incorporation(2)
3.2	By-Laws(1)
4.1	Form of Representative Warrant*
5.1	Opinion of Lewis Brisbois Bisgaard & Smith LLP*
10.1	2016 Incentive Stock Plan(1)+
10.2	Employment Agreement with Dr, Sudhir Srivastava*+
10.3	Employment Agreement with Dr. Vishwajyoti P. Srivastava*+
10.4	Employment Agreement with Barry F. Cohen(3)+
10.5	Services Agreement with Milan Rao (4)+
10.6	Form of Director Appointment Agreement(1)+
10.7	Form of Indemnification Agreement(1)+
10.8	Offer Letter and Sanction Letter with HDFC Bank*
14.1	Code of Ethical Conduct(1)
21.1	List of Subsidiaries(5)
23.1	Consent of BDO India Services Private Limited*
23.2	Consent of Lewis Brisbois Bisgaard & Smith LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (see signature page to this Registration Statement on Form S-1)*
99.1	Form of Audit Committee Charter(5)
99.2	Form of Compensation Committee Charter(5)
99.3	Form of Nominating and Corporate Governance Committee Charter(5)
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table*

*	Filed herewith.

(1)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-216054) and incorporated herein by reference.

(2)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed on April 19, 2023, and incorporated herein by reference.

(3)	Filed as an exhibit to the Company’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 7, 2023 and incorporated herein by reference.

(4)	Filed as an exhibit to the Company’s Current Report on Form 8-K, filed on January 8, 2026 and incorporated herein by reference.

(5)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on April 15,2025 and incorporated herein by reference.

+	Indicates management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules. No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Gurugram, Haryana, India on February 2, 2026.

SS INNOVATIONS INTERNATIONAL, INC.

By:	/s/ Sudhir Prem Srivastava
Sudhir Prem Srivastava, M.D.
Chairman and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Milan Rao
Milan Rao
Global Chief Operating Officer and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sudhir Prem Srivastava, M.D. and Milan Rao and each of them, as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for each of them and in each name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement and any other registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Sudhir Prem Srivastava	Chairman and Chief Executive Officer and Director	February 2, 2026
Sudhir Prem Srivastava, M.D.	(Principal Executive Officer)

/s/ Milan Rao	Global Chief Operating Officer and Chief Financial Officer	February 2, 2026
Milan Rao	(Principal Financial Officer and Principal Accounting Officer)

/s/ Vishwajyoti P. Srivastava	Chief Executive Officer –Asia Pacific and Director	February 2, 2026
Vishwajyoti P. Srivastava

/s/ Barry F. Cohen	Chief Operating Officer – Americas and Director	February 2, 2026
Barry F. Cohen

/s/ Mylswamy Annadurai	Director	February 2, 2026
Dr. Mylswamy Annadurai

/s/ S. P. Somashekhar	Director	February 2, 2026
Dr. S.P. Somashekhar

/s/ Frederic H. Moll	Director	February 2, 2026
Frederic H. Moll, M.D.

/s/ Tim Adams	Director	February 2, 2026
Tim Adams